Exhibit 10.79
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

LICENSE, DEVELOPMENT, COMMERCIALIZATION AND SUPPLY AGREEMENT
FOR LUBIPROSTONE

by and between

Takeda Pharmaceuticals International GmbH

and

SUCAMPO AG

Dated as of October 17, 2014

LICENSE, DEVELOPMENT, COMMERCIALIZATION AND SUPPLY AGREEMENT
FOR LUBIPROSTONE

This LICENSE, DEVELOPMENT, COMMERCIALIZATION, AND SUPPLY AGREEMENT FOR LUBIPROSTONE (“Agreement”) is entered into as of October 17, 2014, by and between Sucampo AG, a corporation organized under the laws of Switzerland with principal offices at Baarerstrasse 22, CH-6300, Zug, Switzerland (“Sucampo”) and Takeda Pharmaceuticals International GmbH, a corporation organized under the laws of Switzerland with principal offices at Thurgauerstrasse 130, 8152 Glattpark-Opfikon, Zurich, Switzerland (“Takeda”).  Each of Takeda and Sucampo is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, Sucampo has rights in the Sucampo Patent Rights and the Sucampo Background Technology related to the Product in the Field in and outside the Territory (as such terms are hereinafter defined);

WHEREAS, Takeda and its Affiliates form a pharmaceutical group of companies with research, development and manufacturing activities worldwide; and

WHEREAS, Takeda desires to obtain, and Sucampo is willing to grant to Takeda, an exclusive license (except as to Sucampo and its Affiliates) to Develop the Licensed Product in the Field in the Territory and outside of the Territory for the Territory, an exclusive license (including as to Sucampo and its Affiliates) to Commercialize the Licensed Product in the Field in the Territory under an exclusive license (including as to Sucampo and its Affiliates as further described hereinafter) to the Product Trademark and a non-exclusive license to undertake Secondary Packaging of the Product in and outside the Territory for the Territory (as such terms are hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this ARTICLE 1 shall have the meanings specified below:

“Adverse Event/Reaction” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with treatment. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product.  In addition to the foregoing, in the context of Clinical Studies in the Field in the applicable country in the Territory, an Adverse Event/Reaction will also mean events associated with and/or possibly attributable to the Clinical Studies or Clinical Study procedures. For the avoidance of doubt, an “Adverse Event/Reaction” includes all occurrences which would be regarded as “adverse drug reactions” under Applicable Law in the applicable country in the Territory.

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Party.  For purposes of this definition, “control” means (a) ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the voting equity interests in the case of any other type of legal entity, (b) status as a general partner in any partnership, or (c) any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

“Agreed Quality” has the meaning set forth in Section 9.1.3.

“Agreement” means this License, Development, Commercialization and Supply Agreement for Lubiprostone, as identified in the preamble, including all Exhibits hereto, as this Agreement (including such Exhibits) may be amended from time to time in accordance with its terms.

“Alliance Manager” means the person appointed by each Party from within their respective organization to coordinate and facilitate the communication, interaction and cooperation of the Parties pursuant to this Agreement.  The Alliance Managers shall be the primary contact between the Parties with respect to the activities conducted pursuant to this Agreement.

“Ancillary Agreements” means the Quality Agreement, Pharmacovigilance Agreement or any other agreements the Parties will confirm as Ancillary Agreements.

“Annual Net Sales” means the cumulative Net Sales during any given Calendar Year.

“Applicable Law” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations or orders of Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or exercise of rights hereunder.

“Audited Party” has the meaning set forth in Section 8.6.

“Auditing Party” has the meaning set forth in Section 8.6.

“Background Technology” means any Technology except for Developed Technology that a Party (a) has developed or acquired prior to the Effective Date and/or (b) can show it developed entirely independently of and without any reference to any information, data or materials of the other Party or its Affiliates.  For the avoidance of doubt, Background Technology of Sucampo shall be deemed to, and shall, include the Sucampo Background Technology.

“Back-Up Supplier” means a Person selected by Sucampo to provide the Licensed Product in the event the supplier initially selected by Sucampo fails to deliver or is at risk to not be able to deliver the Compound or Licensed Product according to terms hereunder.

“Business Day” means a day, other than a Saturday or Sunday, on which banking institutions in the applicable country in the Territory are supposed to be open for business.

“Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2014, and the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which the Term ends and end on the last day of the Term.

“cGCP” means the then-current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials for pharmaceuticals as set forth in the International Conference on Harmonization (ICH) guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” and equivalent regulations or standards in the applicable country in the Territory and any update thereto and any other policies or guidelines applicable to the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials for pharmaceuticals in such country in the Territory, and/or any applicable foreign equivalents thereof, and any updates to any of the foregoing.

“cGMP” means the quality systems and then-current good manufacturing practices applicable to the manufacture, labeling, packaging, handling, storage, and transport of the Compound and the Product, as set forth by the EMA, the FDA, and equivalent foreign regulations or standards and any update thereto and any other policies or guidelines applicable to the manufacture, labeling, packaging, handling, storage, and transport of pharmaceutical products in the applicable country in the Territory, and/or any applicable foreign equivalents thereof, and any updates to any of the foregoing.

“CC Indication” means the prophylactic or therapeutic use in the prevention and/or treatment of chronic constipation.

“Clinical Data” means all data with respect to any product containing the Compound for use in the Field that is made, collected or otherwise generated anywhere in the world under or in connection with the Clinical Studies for a product containing the Compound for use in the Field (as opposed to Pre-Clinical Data or non-clinical data derived from laboratory studies, disease models and animal studies) in the applicable country in the Territory.  Clinical Data includes, but is not limited to, validated clinical databases.

“Clinical Study(ies)” means Phase I Study, Phase II Study, Phase III Study, Phase IV Study conducted anywhere in the world, or such other tests or studies in humans conducted anywhere in the world.

“CMC Data” means the data contained in the chemistry, manufacturing and controls section of an IND or MAA (or similar sections of their counterparts in the applicable countries in the Territory) for Regulatory Approval of the Licensed Product in the Field in the applicable country in the Territory.

“Commercialization” or “Commercialize” means any and all activities (whether before or after Regulatory Approval) directed to the commercialization of the Licensed Product in the Field in the applicable country in the Territory, including pre-launch and post-launch marketing, Promoting, distributing (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering the Licensed Product to customers), offering to sell and selling, sales force efforts, detailing, advertising, marketing, sales and distribution, pricing, contracting managed markets and medical affairs, including publications, medical education, medical information, clinical science liaison activities, investigator initiated sponsored research programs health economics and outcomes research, the preparation, filing, and maintenance of Regulatory Approvals, including the filing of annual updates, Phase IV Studies, Post Approval Marketing Studies and other activities similar to any of the activities listed above that directly relate to the Licensed Product in the Field in such country in the Territory.  For purposes of this Agreement, “Commercialization” shall not include activities constituting Manufacturing under this Agreement.  When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

“Commercialization Plan” means a written one (1) year plan for the Commercialization of the Licensed Product in the Field in Key Markets in the Territory as further described in Section 7.1.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as such Party would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the Development or Commercialization of the Licensed Product, such efforts and resources shall be consistent with those efforts and resources commonly used by a Party under similar circumstances for similar products owned by it or to which it has similar rights, which product, as applicable, is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products sold by third parties in the marketplace, the patent and other proprietary position of the compound or product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product taking into considerations, among other factors, third party costs and expenses including among other things any royalties, milestone and other payments required under this Agreement, and the pricing and reimbursement relating to the product. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for the Licensed Product, as applicable, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Licensed Product, as applicable, and the market(s) involved.  Notwithstanding the foregoing, neither Party shall be obligated to Develop, seek Regulatory Approval or Commercialize a Licensed Product: (i) which, in its reasonable opinion after discussion with the other Party, caused or is likely to cause a fatal, life-threatening or other adverse safety event that is reasonably expected, based upon then available data, to preclude obtaining Regulatory Approval for such Licensed Product, or, if Regulatory Approval of such Licensed Product has already been obtained, to preclude continued marketing of such Licensed Product; or (ii) in a manner inconsistent with Applicable Laws.

“Committee(s)” has the meaning set forth in Section 3.1.1.  Each of the JWG and JSC is sometimes referred to individually herein as a “Committee” and collectively as the “Committees.”

“Competing Product” has the meaning set forth in Section 7.5.

“Compound” means lubiprostone as further described in EXHIBIT A, and its salts, metabolites, as well as any active pro-drugs, isomers, tautomers, hydrates and polymorphs.

“Confidential Information” means any and all information or material, whether oral, visual, in writing or in any other form,  that has been  disclosed to the Receiving Party or any of its Affiliates by or on behalf of the Disclosing Party or any of its Affiliates pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto, including pursuant to the Confidentiality Agreement and that may be reasonably understood from notices or legends, the nature of such information itself or the circumstances of such information or materials’ disclosure to be confidential or proprietary to the Disclosing Party.  For the avoidance of doubt, “Confidential Information” of Sucampo (“Sucampo Confidential Information”) shall include the Sucampo Background Technology, Sucampo Developed Technology, Sucampo Developed Patent Rights, Pre-Clinical Data, Clinical Data, CMC Data, Manufacturing Data and other Data, content, Sucampo Know-how, unpublished patent applications (including any patent applications included as part of the Sucampo Patent Rights) and Technology and all other information and materials, disclosed or made available by or for Sucampo or its Affiliates to Takeda and/or its Affiliates that relate to Sucampo’s research, clinical development, non-clinical development, marketing, sales and promotion (including, financial information, procurement requirements, purchasing and manufacturing information, customer lists and other customer-related information, business forecasts and sales, pricing information, detailing-related information, and marketing and merchandising plans and information), or other aspects of Sucampo’s business.  For the avoidance of doubt, “Confidential Information” of Takeda (“Takeda Confidential Information”) shall include the Takeda Developed Technology and Takeda Developed Patent Rights and other Data, content, know-how, unpublished patent applications (including any patent applications included as part of the Takeda Developed Patent Rights) and Technology and all other information and materials, disclosed or made available by or for Takeda or its Affiliates to Sucampo and its Affiliates that relate to Takeda’s research, clinical development, non-clinical development, marketing, sales and promotion (including, without limitation, financial information, procurement requirements, purchasing and manufacturing information, customer lists and other customer-related information, business forecasts and sales, pricing information, detailing-related information, and marketing and merchandising plans and information), or other aspects of Takeda’s business.

“Confidentiality Agreement” means the Confidentiality Agreement by and between Takeda Pharmaceuticals International GmbH and Sucampo Pharmaceuticals, Inc., effective as of April 1, 2013, as amended.

“Control” or “Controlled” means, with respect to any Confidential Information, Technology, Patent Right, Other Intellectual Property Right, Data, Data Exclusivity or Regulatory Filing, either (a) ownership of such item or (b) possession of the right to grant a license or sublicense (but only to the extent of such right).

“Core Data Sheet” means a document prepared by the Regulatory Approval holder containing, in addition to the Company Core Safety Information (CCSI), material relating to the CC Indication, IBS-C Indication OIC Indication, dosing, pharmacokinetics, and other information on the Licensed Product for use in the Field in the applicable country in the Territory based on scientific data that are positioned on appropriate prescribing information for safe and effective use of the Licensed Product in the Field in such country in the Territory.

“Corporate Names” means (a) in the case of Takeda, the Trademark Takeda and the Takeda corporate logo or such other names and Trademarks used generally by Takeda and its Affiliates in their business (and not relating to a specific product or Technology) as Takeda may designate in writing from time to time, and (b) in the case of Sucampo, the Trademark Sucampo and the Sucampo corporate logo or such other names and Trademarks used generally by Sucampo and its Affiliates in its business (and not relating to a specific product or Technology), together with any variations and derivatives thereof.

“Data” means the Pre-Clinical Data, Clinical Data, CMC Data and Manufacturing Data and any other data and information generated by or on behalf of one or both of the Parties during the Term in connection with the Compound and Licensed Product.

“Data Exclusivity” means any data or market exclusivity granted with respect to the Licensed Product in the Field in the applicable country in the Territory by any Regulatory Authority as of the Effective Date or at any time during the Term.

“Development” or “Develop” means all development and research and all pre-clinical and clinical activities conducted relating to the Licensed Product, including test method development and stability testing, toxicology, animal studies, formulation, process development, manufacturing scale-up, quality assurance/quality control development for Clinical Studies in the Field, statistical analysis and report writing, and Clinical Studies in the Field, including clinical trial design, operations, data collection and analysis and report writing, publication planning and support, risk assessment mitigation strategies, health economics outcomes research planning and support, clinical laboratory work, disposal of drugs and regulatory activities in connection therewith, the transfer of information, materials, Licensed Product regulatory documentation and other Technology with respect to the foregoing, in the Field.  When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.

“Development Plan” means a written rolling three (3) year plan for the Development of the Licensed Product in the Field in the applicable country in the Territory, as such plan may be amended or updated from time to time in accordance with Section 4.1.1.

“Developed Patent Rights” has the meaning set forth in Section 2.1.4.

“Developed Technology” has the meaning set forth in Section 2.1.4.

“Developing Parties” has the meaning set forth in Section 2.1.4.

“Disclosing Party” means the Party disclosing Confidential Information; provided that, with respect to each Party’s confidentiality obligations, a Party owning certain property as provided hereunder shall be considered the Disclosing Party and the other Party shall be considered the Receiving Party regardless of which Party discloses such information.

“Discretionary Changes” has the meaning set forth in Section 9.1.10.

“Dispute” has the meaning set forth in EXHIBIT G.

“Disputed Matter” has the meaning set forth in Section 3.1.5.

“Distributor” means any Third Party (other than any of Takeda’s Affiliates) appointed by Takeda to Commercialize in the applicable country in the Territory the Licensed  Product purchased from Takeda, its Affiliates or other Sublicensees (regardless of whether such Third Party has the right or obligation to provide Secondary Packaging services with respect to such Licensed Product).

“DMF” means drug master file or other comparable application or filing with the applicable Regulatory Authority in the applicable country in the Territory.

“Effective Date” means the date first set forth in the preamble to this Agreement.

“EMA” means the European Medicines Agency or any successor agency with a similar scope of responsibility regarding the regulation of human pharmaceutical products in the European Union.

“Emergency Arbitrator” has the meaning set forth in Section 6 in EXHIBIT G.

“European Paediatric Investigation Plan” shall have the meaning set forth in Section 4.3.4/EXHIBIT M.

“Existing Regulatory Approvals” means those Regulatory Approvals listed in EXHIBIT B hereof.

“FDA” means US Food and Drug Administration or any successor agency with responsibility regarding the regulation of human pharmaceutical products in the United States.

“Field” means all prophylactic and therapeutic uses in animals and humans for all gastrointestinal indications related to the Compound.

“First Commercial Sale” means the first bona fide commercial sale of a Licensed Product for use or consumption in the Field in any country in the Territory by Takeda, its Affiliates or Sublicensees to a Third Party (other than any of Takeda’s Affiliates) in such country in the Territory after all required applicable Regulatory Approvals for such country have been granted.

“Force Majeure” has the meaning set forth in Section 17.10.

“GAAP” means generally accepted accounting principles recognized in any applicable country in the Territory, and being subject to International Financial Reporting Standard (IFRS) as applicable.

“GSDB” has the meaning set forth in Section 6.3.

“IBS-C Indication” means the prophylactic or therapeutic use in the prevention and/or treatment of constipation-predominant irritable bowel syndrome.

“IND” means an Investigational New Drug Application or other comparable application or filing with the applicable Regulatory Authority in the applicable country in the Territory, including but not limited to clinical trial application, necessary to commence Clinical Studies in such country in the Territory.

“Indemnification Claim Notice” has the meaning set forth in Section 16.3.1.

“Indemnitee” means any Sucampo Indemnitees or Takeda Indemnitees claiming indemnification under Sections 16.1 or 16.2, as applicable.

“Infringement” has the meaning set forth in Section 11.5.1.

“Infringement Notice” has the meaning set forth in Section 11.5.1.

“Inventory Sale Period” shall mean the period set forth in Section 12.3 (c).

“JWG” has the meaning set forth in Section 3.1.1(b).

“JSC” has the meaning set forth in Section 3.1.1(a).

“Key Markets” shall mean Brazil, Italy, Mexico, Russia, Saudi Arabia, South Korea, Switzerland, UK.

“Latent Defect” means with respect to Licensed Product delivered to Takeda according to Section 9.2, a Licensed Product non-conforming to Sucampo’s warranty for the Licensed Product set forth in Section 9.1.2, such that (i) the related non-conformance of such Licensed Product is not readily discoverable or not reasonably expected to be readily discoverable based on Takeda’s, its Affiliates’ or other Sublicensees’ normal, industry-standard and Commercially Reasonable Efforts for incoming-goods inspections, as the case may be and (ii) the non-conformance was not caused directly or indirectly by the Secondary Packaging or any acts or omissions of Takeda, its Affiliates, Sublicensees, Subcontractors or any other parties for whom Takeda is responsible hereunder.

“Licensed Product” means any product comprising the Compound  (whether as sole active ingredient or in combination with one or more other active ingredients), including all dosage forms, dosage strengths and delivery modes. Examples of package presentations of the Licensed Product are specified in EXHIBIT H . The term “Licensed Product” as used herein may be used to reference one or more than one Licensed Product.

“Losses” has the meaning set forth in Section 16.1.

“Manufacture” or “Manufacturing” means all activities related to the manufacturing of a Compound or Licensed Product, including manufacturing of Licensed Product for Development and Commercialization, primary packaging in bottle and blister pack (consisting of labeling the bottle of the Licensed Product with appropriate batch number and the blister foil of the Licensed Product with the Product Trademark and lot number), in-process and Licensed Product testing, validation, process improvement, and process development, release of Licensed Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Licensed Product, ongoing stability tests and regulatory activities related to any of the foregoing. The Parties agree and acknowledge that Secondary Packaging shall be excluded from the definition of “Manufacturing”.

“Manufacturing Data” means all information and data relating to or used in connection with the manufacturing of the Compound and/or Licensed Product by Sucampo or its Affiliates or other Third Parties working under authority of such entities, including without limitation, such information and data as generated or used during process development, stability studies, formulation development, scale-up of manufacturing, production of preclinical and clinical product batches, validation studies, development of quality assurance/quality control testing, and related regulatory affairs; and all information and data contained in the DMF or in the CMC section of an IND or MAA (or their counterparts in other countries) with respect to the Compound and/or Licensed Product.  Notwithstanding the foregoing, to the extent Sucampo and/or its Affiliates do not have rights to such know-how, the term “Manufacturing Data” shall exclude any proprietary manufacturing know-how described in a DMF that was disclosed by a contract manufacturer of Sucampo or its Affiliates directly to the Regulatory Authority (and not to Sucampo or its Affiliates), which know-how had been entirely independently and separately developed by such contract manufacturer prior to the first agreement between Sucampo and/or its Affiliates and such contract manufacturer or which Sucampo and/or its Affiliates otherwise do not Control or have the right to disclose.

“Market Withdrawal” means the removal or correction of a Licensed Product in the Field in the applicable country in the Territory which involves a minor violation that would not be subject to legal action by the applicable Regulatory Authority or which involves no violation, including without limitation, normal stock rotation practices, routine equipment adjustments and repairs.

“Marketing Authorization Application” or “MAA” means, with respect to any Licensed Product, an application or other comparable application or filing and all amendments and supplements thereto filed with the applicable Regulatory Authority requiring such filing, including all documents, Data, and other information concerning such Licensed Product which are necessary for obtaining Regulatory Approval to Manufacture and Commercialize such Licensed Product in the applicable country in the Territory .

“Net Sales” means, for any period, the total amount billed or invoiced on sales of Licensed Product in the Field in the applicable country in the Territory by Takeda or its Affiliates less the following deductions (specifically excluding any payments made by Takeda or its Affiliates to Sucampo pursuant to this Agreement), in each case related specifically to the Licensed Product in such country in the Territory and actually allowed and taken by such Third Parties and, in the case of items (i), (ii) and (v) only, not otherwise recovered by or reimbursed to Takeda or its Affiliates:

(i)           trade, cash and quantity discounts (other than price discounts granted at the time of invoicing and already included in the gross amount invoiced);

(ii)           price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Regulatory Authorities;

(iii)           taxes on sales (such as business tax, value added taxes, sales or use taxes), but not including taxes assessed against the income derived from such sales, and import and customs duties;

(iv)           freight, insurance and other transportation and handling charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any out-of-pocket and arms-length fees for services provided by wholesalers and warehousing chains related to the distribution of the Licensed Product in the Field in such country in the Territory that are treated as sales allowances under GAAP, provided that such out-of-pocket fees are consistent with those charged across Takeda’s product line; and

(v)           amounts repaid or credited by reason of rejections, defects, […***…] percent ([…***…]%)  return credits, recalls or returns or because of retroactive price reductions (including rebates or wholesaler charge backs.

Where any reduction in the amount of Net Sales is based on sales of a bundle of products in which the Licensed Product for use in the Field in such country in the Territory is included, the reduction in price or deduction therefrom would be allocated as actually credited unless such Licensed Product receives a higher than pro rata share of any reduction or deduction that the bundled set of products receives.  In such case, the reduction or deduction therefrom shall be allocated to such Licensed Product on a no greater than a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the number of units) of such Licensed Product relative to the sales value contributed by the other products in the bundle with respect to such sale.

Subject to the above, Net Sales shall be calculated in accordance with Takeda’s standard internal policies and procedures, which must be in accordance with GAAP.   Net Sales shall not include (i) sales, transfers or dispositions between or among Takeda or its Affiliates, unless such Affiliates are end-users, but shall include the subsequent final sales to non-Affiliate Third Parties by any such Affiliates, or (ii) sampling for preclinical, clinical, promotional or educational purposes conducted by or on behalf of Takeda for the Licensed Product in the Field in such country in the Territory in accordance with Takeda’s usual and customary business practices.

All Net Sales will be calculated in United States Dollars.

If Takeda or its Affiliates appoint Distributors for the Licensed Product in the Field in such country in the Territory, Net Sales will include the Net Sales invoiced by Takeda or its Affiliates to such Distributors, but it will not include any sales of the Licensed Product in the Field in such country in the Territory made by any such Distributors.

“OIC Indication” means the prophylactic or therapeutic use in the prevention and/or treatment of opioid induced constipation.

“Other Indication(s)” means any indication for use of the Compound other than the Field.

“Other Intellectual Property Rights” means (a) any domains, designs, copyrights, copyright registrations, copyright rights, moral rights and similar rights throughout the world (including, without limitation, the foregoing with respect to computer software, firmware, programming tools, drawings, specifications, databases and documentation) and (b) any  rights, title and interests in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries.

“Party” means each of Takeda or Sucampo individually; Takeda and Sucampo are collectively referred to herein as “Parties”, as identified in the preamble to this Agreement.

“Patent Defect” means with respect to Licensed Product delivered to Takeda according to Section 9.2, a Licensed Product non-conforming to Sucampo’s warranty for the Licensed Product, as set forth in Section 9.1.3, such that (i) the related non-conformance of such Licensed Product may be readily discovered or should be reasonably expected to be readily discoverable based on Takeda’s, its Affiliates’ or other Sublicensees’ normal, industry-standard and Commercially Reasonable Efforts for incoming-goods inspections procedures, as the case may be and (ii) was not caused directly or indirectly by the Secondary Packaging or any acts or omissions of Takeda, its Affiliates, Sublicensees, Subcontractors or any other parties for whom Takeda is responsible hereunder.

“Patent Rights” means the rights and interests in and to all patents and patent applications throughout the world, including provisional applications, divisional applications, continuation applications, continuation-in-part applications, continued prosecution applications, certificate of inventions, extensions or restorations, including adjustments, revalidations, reissues, re-examinations, patent term extensions, supplementary protection certificates and any similar rights, including so-called pipeline protection rights, introduction patents, registration patents and patents of addition of any foregoing patents and patent applications throughout the world.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, or other entity or organization, in any case whether for-profit or not-for profit, and including, without limiting the generality of any of the foregoing, a government or political subdivision, department or agency of a government.

“Pharmacovigilance Agreement” has the meaning set forth in Section 6.3.

“Phase I Study” means a human clinical trial of a product containing the Compound, the principal purpose of which is a preliminary determination of safety or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.

“Phase II Study” means, collectively, a Phase IIa Study and a Phase IIb Study.

“Phase IIa Study” means a human clinical trial of a product containing the Compound, the principal purpose of which is a demonstration of proof of concept in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.

“Phase IIb Study” means a human clinical trial of a product containing the Compound, the principal purpose of which is to find the dose range in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.

“Phase III Study” means a human clinical trial of a product containing the Compound on a sufficient number of subjects that is designated to establish that such product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing of such product, including all tests, studies, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.

“Phase IV Study” means a human clinical trial of a product containing the Compound that is not included in the original MAA submission for the Product for an indication, including studies conducted to fulfill commitments made as a condition of the Regulatory Approval of the MAA or any subsequent human clinical trials requested, required or recommended by the Regulatory Authority(ies) in the Territory as a condition of maintaining such Regulatory Approval.

“Post-Approval Marketing Studies” means a human clinical trial or other test or study with respect to the Product for use in the Field in the Territory, which test or study is conducted on a voluntary basis by a Party (rather than under a mandate from a Regulatory Authority in the applicable country in the Territory in order to obtain or maintain Regulatory Approval for the Licensed Product in the Field in such country in the Territory) after the MAA for the Licensed Product in the Field in such country in the Territory has been approved by the Regulatory Authority in such country in the Territory.  Any human clinical study that is intended to expand the label for the Licensed  Product for use in the Field in such country in the Territory shall be a Clinical Study.  Subject to the foregoing, Post-Approval Marketing Studies may include clinical studies conducted in support of pricing or reimbursement for the Licensed Product in the Field in such country in the Territory, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing studies, investigator sponsored studies, and health economic studies.

“Pre-Clinical Data” means data derived from a study to test the Compound for use in the Field, including, but not limited to, laboratory studies, toxicology, safety pharmacology, disease models and animal models.

“Pricing Approval” means any and all pricing or reimbursement approvals, licenses, registrations, or authorizations of any applicable Regulatory Authority necessary to Commercialize the Licensed Product in the Field in a particular country in the Territory.

“Product Labels and Inserts” means (a) any display of written, printed or graphic matter upon the immediate container, outside container, wrapper or other packaging of the Licensed Product or (b) any written, printed or graphic material on or within the package from which the Licensed Product is to be dispensed.

“Product Trademark” means (i) the Trademark AMITIZA, (ii) the Trademarks as and in the exact form listed on EXHIBIT C, (iii) in the event the Trademark AMITIZA or any other Trademarks listed in EXHIBIT C have not been registered to Sucampo at least one (1) year prior to the date of the estimated launch of the Licensed Product in the Field in the applicable country in the Territory or should any registration of the Product Trademark in any country of the Territory be withdrawn or be refused or should the Product Trademark be not acceptable to Takeda due to linguistic reasons or the applicable Regulatory Authorities in such country in the Territory do not approve that the Licensed Product uses the Trademark AMITIZA or any other Trademarks listed in EXHIBIT C in such country, then any other Trademarks for Commercializing the Licensed Product in the Field in such country in the Territory as designated and agreed upon by both Parties in advance and (iv) any current or future modifications or variances of the foregoing Trademarks, but excluding the Corporate Names, that are designated by Sucampo in advance and in writing to be used for Commercializing the Licensed Product in the Field in a particular country in the Territory.

“Promote” or “Promotion” means those activities to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription or other pharmaceutical product, including detailing.  When used as a verb, “Promote” means to engage in such activities.

“Promotional Materials” means all written, printed, digital or graphic material, other than Product Labels and Inserts, intended for use by representatives in Promoting the Licensed Product for use in the Field in the applicable country in the Territory, including visual aids, file cards, premium items, clinical study reports, reprints, drug information updates, and any other promotional support items.

“Proposed Disclosure” has the meaning set forth in Section 10.4.1.

“Provisional Relief” has the meaning set forth in Section 5 in EXHIBIT G.

“Publication Policies” has the meaning set forth in Section 10.4.2.

“Quality Agreement” means the agreement to be entered into between Takeda and Sucampo, under which the Parties shall address Product quality issues to assure the Licensed Product is Manufactured and packaged according to Applicable Law in the applicable country in the Territory.

“Recall” means the removal or correction of a Licensed Product in the Field in a particular country in the Territory.  Recall does not include a Market Withdrawal.

“Receiving Party” means the Party receiving Confidential Information; provided that, with respect to each Party’s confidentiality obligations, a Party owning certain property as provided hereunder shall be considered the Disclosing Party and the other Party shall be considered the Receiving Party regardless of which Party discloses such information.

“Regulatory Approval(s)” means any and all approvals, licenses (including product and establishment licenses), permits, certifications, registrations, or authorizations of any Regulatory Authority necessary to Develop, Manufacture, Promote, distribute, transport, store, use, sell, import, export or otherwise distribute, dispose of and Commercialize the Licensed Product for use in the Field in the applicable country in the Territory, including all INDs, MAAs and the manufacturing license and marketing registration required under the Applicable Law of such applicable country in the Territory, or any update thereto, and Pricing Approvals, or pre- and Post-Approval Marketing Studies, labeling approvals, technical, medical and scientific licenses.

“Regulatory Authority(ies)” means any national, supra-national, regional, federal, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity (including, without limitation, the EMA and any governmental unit having jurisdiction over the Development, Manufacture, Secondary Packaging and Commercialization of the Licensed Product in the Field in the applicable country in the Territory).

“Regulatory Filings” means, with respect to the Licensed Product in the Field in the applicable country in the Territory, all applications, registrations, submissions, dossiers, notifications, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from the Regulatory Authorities (including minutes and official contract reports relating to any communications with any Regulatory Authority) and all supporting documents and all Pre-Clinical Data, Clinical Data and CMC Data (including all Clinical Studies and Post-Approval Marketing Studies), and all data contained in any of the foregoing, including all INDs, MAAs, Adverse Event/Reaction files and complaint files.

“Required Change” has the meaning set forth in Section 9.1.10.

“Rolling Forecast” has the meaning set forth in Section 9.1.5(a).

“Secondary Packaging” means all the activities related to labeling of primary packaged bulk bottles or bulk blister packs of Licensed Product including packaging of labelled bottles or blister packs of the Licensed Product into a carton with a leaflet, including sourcing of all packaging materials such as labels, cartons and leaflets.

“Serious Adverse Event/Reaction” means an Adverse Event/Reaction that (i) results in death; (ii) is life-threatening; that is, an event where the patient and/or clinical investigation subject was at risk of death at the time of the event and not an event that, hypothetically, might have caused death if it had been more severe; (iii) requires hospitalization or prolongation of existing hospitalization; (iv) results in persistent or significant disability or incapacity; (v) is a congenital anomaly or birth defect in the fetus/child, fetal death, spontaneous abortion and serious adverse reactions in the neonate; (vi) involves suspected infection via a Licensed Product of an infectious agent or (vii) may not be immediately life-threatening or result in death or hospitalization and may jeopardize the subject or require medical or surgical intervention to prevent one of the outcomes listed in (i) - (vi).  For the avoidance of doubt, a “Serious Adverse Event/Reaction” includes all occurrences which would be regarded as “serious adverse drug reactions” under Applicable Law of the applicable country in the Territory.

“Service Process Agent” has the meaning set forth in Section 8 in EXHIBIT G.

“SKU(s)” means Stock Keeping Unit(s) and different pack formats used to identify Manufacturing and distribution of the Licensed Product in the Field in the applicable country in the Territory.

“Specifications” means the processes, methods, formulae, analyses, instructions, standards, know-how, testing and control procedures, information and specifications relating to the Manufacture and packaging (including Secondary Packaging) of the Licensed Product for the Field in the applicable country in the Territory as reflected in the Quality Agreement and Regulatory Approvals.

“Specified Court” has the meaning set forth in Section 7 in EXHIBIT G.

“Sublicensee” means any Person (including a Takeda Affiliate) to whom Takeda sublicenses any rights as permitted under Section 2.1.2.

“Subcontractor” means any Person to whom Takeda or Sucampo has subcontracted the performance of its obligations or activities as provided hereunder.

“Sucampo” means Sucampo AG, as identified in the preamble to this Agreement.

“Sucampo Background Technology” means all Background Technology Controlled by Sucampo or any of its Affiliates, as of the Effective Date or at any time during the Term, that is reasonably necessary or beneficial for Developing or Commercializing the Licensed Product in the Field in the applicable country in the Territory.

“Sucampo Data Exclusivity” means all Data Exclusivity Controlled by Sucampo or any of its Affiliates, as of the Effective Date or at any time during the Term,  in relation to Developing or Commercializing the Licensed Product in the Field in the applicable country in the Territory.

“Sucampo Developed Patent Rights” has the meaning set forth in Section 2.1.4.

“Sucampo Developed Technology” has the meaning set forth in Section 2.1.4.

“Sucampo Developing Parties” has the meaning set forth in Section 2.1.4.

“Sucampo Indemnitee(s)” has the meaning set forth in Section 16.1.

“Sucampo Know-how” means all information owned or Controlled by Sucampo or any of its Affiliates, as of the Effective Date or during the Term, that is related to the Licensed Product in the Field that is necessary or useful for the Development or Commercialization of such Licensed Product.  Know-How excludes any Information contained within Sucampo’s published Patents Rights.

“Sucampo Other Intellectual Property Rights” means all Other Intellectual Property Rights Controlled by Sucampo or any of its Affiliates, as of the Effective Date or at any time during the Term, that is reasonably necessary or beneficial for Developing or Commercializing the Licensed Product in the Field in the applicable country in the Territory.

“Sucampo Patent Rights” means  all Patent Rights in the applicable country during the Term, including patents applied for and issued in such country after the Effective Date, and that would otherwise be infringed, absent a license, by any of Takeda’s or its Sublicensees’ or Subcontractors’ activities authorized under this Agreement, including but not limited to the Development or Commercialization of the Licensed Product in the Field in such country.  Sucampo Patent Rights include, but are not limited to, the patents and patent applications set forth in EXHIBIT D, which may be amended from time-to-time by Sucampo, at its option and in its sole discretion, solely to add additional patents and patent applications.

“Supply Price” means the applicable supply price as set forth in EXHIBIT H.

“Takeda” means Takeda Pharmaceuticals International GmbH, as identified in the preamble to this Agreement.

“Takeda Developed Patent Rights” has the meaning set forth in Section 2.1.4.

“Takeda Developed Technology” has the meaning set forth in Section 2.1.4.

“Takeda Developing Parties” has the meaning set forth in Section 2.1.4.

“Takeda Indemnitee(s)” has the meaning set forth in Section 16.2.

“Technology” means, collectively, proprietary information, ideas, concepts, know-how, data, trade secrets, materials (including tangible chemical, biological or other physical materials), inventions, discoveries, improvements, derivatives, modifications, processes, methods of use, methods of manufacturing, analysis, and compositions of matter, of technical nature whether or not patentable.

“Term” has the meaning set forth in Section 12.1.

“Terminated Country” has the meaning set forth in Section 12.2.5.

“Terminated Licensed Product” has the meaning set forth in Section 12.2.5.

“Territory” means worldwide excluding the United States, Canada, Japan, and People’s Republic of  China.

“Third Party” means any Person that is not a Party.

“Third Party Claim(s)” has the meaning set forth in Section 16.1.

“Third Party Royalties” means all fees, milestones, royalties and other payments payable to a Third Party (other than to any of Takeda’s Affiliates or other Sublicensees) in consideration for intellectual property rights reasonably necessary for Takeda to carry out the activities under this Agreement, including the Development or Commercialization of a Licensed Product in the Field in the applicable country in the Territory.

“Trademark” means (a) any trademark, trade dress, brand mark, service mark, brand name, logo or business symbol, Internet domain name and e-mail address, whether or not registered, or any application, renewal, extension or modification thereto, and (b) all goodwill associated therewith.

“Transition Activities” has the meaning as set forth in Section 13.1.

“Transition Period” has the meaning as set forth in ARTICLE 13.

ARTICLE 2
LICENSE GRANTS; EXCLUSIVITY

2.1  License Grants

2.1.1  Sucampo Grants.  Subject to the terms and conditions of this Agreement, during the Term, Sucampo hereby grants to Takeda, solely under the Sucampo Patent Rights, Sucampo Know-how, Sucampo Confidential Information and Sucampo Other Intellectual Property Rights, in and to the Sucampo Background Technology and Sucampo Data Exclusivity Rights:

(a)  (i) an exclusive (except as to Sucampo and its Affiliates) and non-transferable (except to the extent set forth in Section 17.8) right and license, with the right to grant sublicenses solely in accordance with Section 2.1.2, to Develop the Licensed Product in the Field in the applicable country in the Territory (ii) a non-exclusive and non-transferable (except to the extent set forth in Section 17.8) right and license, with the right to grant sublicenses solely in accordance with Section 2.1.2 to perform Development outside the Territory of the Licensed Product in the Field for any country in the Territory;

(b)  an exclusive (including as to Sucampo and its Affiliates) and non-transferable (except to the extent set forth in Section 17.8) right and license, with the right to grant sublicenses solely in accordance with Section 2.1.2, to Commercialize the Licensed Product in the Field in the applicable country in the Territory;

(c)  an exclusive (except as to Sucampo and its Affiliates) and non-transferable (except to the extent set forth in Section 17.8) right and license, with the right to grant sublicenses solely in accordance with Section 2.1.2, to use and reference in Regulatory Filings for a particular country in the Territory (other than any Regulatory Filings in connection with Manufacturing the Licensed Product) any Data (other than Manufacturing Data) Controlled by Sucampo or its Affiliates necessary to support such Regulatory Filings in such country in the Territory; and

(d)  a non-exclusive and non-transferable (except to the extent set forth in Section 17.8) right and license, with the right to grant sublicenses solely in accordance with Section 2.1.2, to undertake Secondary Packaging of the Licensed Product in the Territory and outside the Territory solely for the purpose of use and importation into the Territory and to import and export the Licensed Product outside of the Territory solely for the purpose of Commercialization of the Licensed Product in the Territory.

2.1.2  Right to Sublicense and Subcontract.  Subject to the following, Takeda may perform any activities in support of its Commercialization of the Licensed Product in the Field in the applicable country in the Territory or of any Development and Secondary Packaging of the Licensed Product in or outside of the Territory for the Territory, through its Affiliates or contracting with a Third Party. Such Subcontractors may include Distributors, wholesalers and any services providers. Subject to and in accordance with the terms and conditions of this Agreement, Takeda shall have the right to grant sublicenses under Section 2.1.1 ((a) (b) (c) and (d)) and Section 2.1.3 to any of its Affiliates and any Subcontractors, for such Subcontractors in the event the type of activities to be performed or Applicable laws require a subcontractor to possess a sublicense.

Takeda shall provide a list of the names of its Affiliates Developing and Commercializing the Product on EXHIBIT J and update such list annually, and in any event not more than once a year.

Takeda shall not be obliged to notify Sucampo of the appointment of any Subcontractors in the Territory for Commercialization activities and in or outside of the Territory for Development activities and Secondary Packaging for the Territory.

Under its agreements with its Sublicensees and Subcontractors, Takeda shall protect Sucampo’s interests and rights in its Confidential Information and intellectual property rights to at least the same extent of this Agreement.

Any rights sublicensed by Takeda to any Affiliate or Subcontractor as hereunder provided shall be of no greater scope than the license granted to Takeda under Section 2.1.1 and Section 2.1.3 and such sublicense shall  terminate upon the expiration or termination of this Agreement.

Takeda shall not be relieved of its obligations pursuant to this Agreement as a result of such sublicense or appointment of any Subcontractors and shall remain fully responsible and liable for any action or omission of such Subcontractors and Sublicensees which would constitute a breach of this Agreement if committed by Takeda as if Takeda had committed such action or inaction itself.

Takeda shall, at its own expense, investigate each report and indication of breach of any sublicense or appointment of any Subcontractor, and Takeda shall promptly report to Sucampo any breach learned of or discovered by Takeda.  Takeda shall diligently enforce the terms and conditions of each sublicense, including without limitation, by pursuing all appropriate judicial and administrative action and relief in the event of any material breach of the Sublicense.

In no event shall Sucampo or any of its Affiliates have any obligation to assume any obligations or liabilities, or be under any obligation or requirement of performance, under any such sublicense or appointment to Subcontractors either extending beyond Sucampo’s obligations and liabilities under this Agreement or otherwise.

2.1.3  License to Sucampo Corporate Names and Product Trademarks.  Subject to the terms and conditions of this Agreement, during the Term, Sucampo hereby grants to Takeda a non-exclusive right and license, with a right to sublicense to Sublicensees, to use Sucampo Corporate Names in the Territory only to the extent necessary to Commercialize the Licensed Product in the Field in the applicable country in the Territory and an exclusive right and license, with a right to sublicense to Sublicensees, to use the Product Trademarks solely to perform the Secondary Packaging in or outside the Territory for the Territory and Commercialize the Licensed Product in the Field in the applicable country in the Territory.  Takeda shall not use the Product Trademarks other than for the purpose expressly and specifically set forth in this Section 2.1.3 and shall use Commercially Reasonable Efforts to comply with its then current trademark usage guidelines and specifications, notice requirements, stylistic, quality and other guidelines and specifications in connection with the use of the Product Trademarks in the Field in the applicable country in the Territory.  All use of the Product Trademarks by Takeda, and all goodwill associated with such use, shall inure to the benefit of Sucampo. Notwithstanding the exclusive right and license granted to Takeda under this Section 2.1.3 and for the sake of good order, nothing in this Section shall prevent Sucampo from using the Product Trademarks in any of its global promotion or information activities relating to Sucampo its Affiliates and its product portfolio, including but not limited to listing the Product Trademarks in its annual reports.

2.1.4  Development of Developed Technology and Developed Patent Rights.  In the event that Sucampo or any of its Affiliates (or any of their respective employees, contractors, agents or subcontractors) (collectively, the “Sucampo Developing Parties”) or Takeda or any of its Affiliates (or any of their respective employees, contractors, agents or Subcontractors) (collectively, the “Takeda Developing Parties”) (the Sucampo Developing Parties and Takeda Developing Parties, together, the “Developing Parties” and individually, the “Developing Party”) conceives, creates, develops or otherwise reduces to practice in connection with their activities under this Agreement, regardless of whether such conception, creation, development or reduction to practice is done independently by or on behalf of one Developing Party or jointly by any Developing Party with any other Developing Parties and/or any other Person: (a) any Technology (which may or may not be patentable) (but expressly excluding Background Technology of either Party or its Affiliates (“Developed Technology”) and/or (b) any Patent Rights (but expressly excluding any Sucampo or Takeda Patent Rights as of the Effective Date of this Agreement or any Product Trademarks or Other Intellectual Property Rights as of the Effective Date of this Agreement, Sucampo’s and Takeda’s Other Intellectual Property Rights and other intellectual property rights in and to the Sucampo and Takeda Background Technology and Sucampo’s intellectual property rights in and to the Data Exclusivity, Product Trademarks and Sucampo and Takeda’s Corporate Names and any other underlying intellectual property rights that are Controlled by Sucampo or Takeda prior to the Effective Date or obtained or acquired independently of this Agreement after the Effective Date) (“Developed Patent Rights”) then, each of the Developing Parties agrees (for itself and its Affiliates), that it shall promptly notify and disclose to the other Party such Developed Technology and Developed Patent Rights after the conception, creation or discovery thereof and the Parties hereby agree, to the fullest extent permitted by Applicable Law, as and between the Parties and their respective Affiliates and other Developing Parties the following ownership provisions:

(a)  Takeda shall be the sole and exclusive owner of all right, title and interest in and to the Developed Technology conceived, created, developed or reduced to practice solely by the Takeda Developing Parties (“Takeda Developed Technology”) and all Developed Patent Rights conceived, created, developed or reduced to practice solely by the Takeda Developing Parties (“Takeda Developed Patent Rights”) in each case, throughout the world but only with respect to Takeda Developed Technology not related to the Compound or Licensed Product. Takeda Developed Technology related to the Compound or Licensed Product shall be assigned to Sucampo on request and shall on assignment be treated as “Sucampo Developed Technology” .  Any exercise by Takeda, the Takeda Developing Parties and any of their Sublicensees or Subcontractors in and to their rights to the Takeda Developed Technology (and any intellectual property rights therein or thereto) and Takeda Developed Patent Rights shall be subject to the terms and conditions of this Agreement, including, without limitation, Section 2.1.2 and ARTICLE 10 and ARTICLE 11. Takeda hereby agrees to grant to Sucampo on written request an unrestricted, perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicenseable (through multiple levels of sublicensees) worldwide exclusive (except as to Takeda, the Takeda Developing Parties and any of their Sublicensees) right and license, free from any liens or encumbrances, to use make, have made, sell, offer to sell, and otherwise dispose of, commercialize and exploit (and have others exercise such rights on behalf of Sucampo) all or any portion of the Takeda Developed Technology (and any Patent rights therein or thereto) and Takeda Developed Patent Rights, in any form or media (now known or later developed) .

(b)  To the fullest extent permitted by Applicable Law, as and between the Parties, Sucampo shall be the sole and exclusive owner of all right, title and interest in and to the Developed Technology other than the Takeda Developed Technology not related to the Compound or the Licensed Product (“Sucampo Developed Technology”) and all Developed Patent Rights relating to the Sucampo Developed Technology  (“Sucampo Developed Patent Rights”) in each case, throughout the world.  For clarification, any Developed Technology that relates to the Compound or the Licensed Product will be owned by Sucampo, and if a patent application is filed for the said Developed Technology relating to the Compound or the Licensed Product, said patent will be a “Sucampo Patent Right”.  Sucampo Developed Technology shall, in each of the foregoing cases, be licensed to Takeda under Section 2.1.1 for the purpose of and in accordance with all of the terms and conditions of this Agreement. In exchange for the foregoing licenses granted by Sucampo to Takeda pursuant to Section 2.1.1 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to the maximum extent permitted by Applicable Law, Takeda shall cause the Takeda Developing Parties to, irrevocably grant, convey, transfer, assign and deliver to Sucampo all ownership, right, title and interest in and to such Sucampo Developed Technology (and all intellectual property rights therein or thereto) and Sucampo Developed Patent Property Rights, in perpetuity and throughout the world, effective immediately upon the inception, conception, creation or development thereof.  Sucampo shall pay  for or reimburse Takeda for all inventor’s remuneration required to be paid under Applicable Law. To the extent that any Sucampo Developed Technology (or any intellectual property rights therein or thereto) or Sucampo Developed Patent Rights are not assignable as provided in this Section 2.1.4 or that Takeda or any of the Takeda Developing Parties retain any ownership, rights, title or interest in or to any Sucampo Developed Technology (or any intellectual property rights therein or thereto) or Sucampo Developed Patent Rights in any jurisdictions in the world then, in exchange for the licenses granted by Sucampo to Takeda pursuant to Section 2.1.1 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to the maximum extent permitted by Applicable Law, Takeda hereby agrees, at Sucampo’s request and expense, to consent to and join in any action to enforce such rights, and hereby agrees to grant to Sucampo an unrestricted, perpetual, irrevocable, fully paid-up, royalty-free, fully transferable, sublicensable (through multiple levels of sublicensees), exclusive (except as to Takeda and other Takeda Developing Parties) right and license, throughout the world, free from any liens or encumbrances, to use, make, have made, sell, offer to sell, and otherwise dispose of, commercialize and exploit (and have others exercise such rights on behalf of Sucampo) all or any portion of the Sucampo Developed Technology (or any intellectual property rights therein or thereto) and Sucampo Developed Patent Rights, in any form or media (now known or later developed).

(c)  Each Party agrees to (and will cause its Developing Parties to), at the Patent owner’s expense, take all reasonable additional actions and execute such agreements, instruments and documents as may be required, both during and after the Term, and agrees otherwise to give to the other Party any assistance required in order to perfect the rights set forth in this Section 2.1.4, including without limitation, obtaining patents registrations, and to apply for, obtain, perfect, evidence, sustain and enforce Takeda’s and Sucampo’s Patent Rights in connection with their respective Developed Technology and Developed Patent Rights for Takeda and in any jurisdictions throughout the world for Sucampo.

2.1.5  Publication.  Publication or presentation of a manuscript related to any Developed Technology or Developed Patent Rights under this ARTICLE 2 shall be governed by Section 3.1.3(b)(viii) and Section 10.4.2.

2.1.6  Product Diversion.  To the extent permitted by Applicable Law, Sucampo shall not, and shall cause its Affiliates and sublicensees not to, knowingly or intentionally Commercialize the Licensed Product in the Field in any country in the Territory. Should Sucampo become aware of any unauthorized Commercialization of Licensed Product in the Field in any country in the Territory, it shall use Commercially Reasonable Efforts to stop such unauthorized Commercialization.

2.2  No Implied Licenses.  No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise for any purpose.  All such licenses and rights are or shall be granted only as expressly and specifically provided in this Agreement.

2.3  Retained Rights.  All rights not expressly and specifically granted under this ARTICLE 2 are reserved by Sucampo and may be exercised or practiced by Sucampo for any purpose.  In addition to and without limiting the generality of the foregoing, for purposes of this Agreement (and without affecting any other agreements between the parties which may exist), Sucampo retains any and all other rights under the Sucampo Patent Rights and Sucampo Background Technology to develop, make, have made, modify, use, market, promote, sell, have sold, export, import, distribute, commercialize or otherwise exploit the Compound and the Licensed Product in the Field outside of the Territory and, (b) subject to Section 5.2 below, for Other Indications anywhere in the world.

ARTICLE 3
ADMINISTRATION OF THE COLLABORATION

3.1  Committees

3.1.1  Committees’ Establishment.  Within thirty (30) days of the Effective Date, Sucampo and Takeda shall establish the following committees (the “Committees”):

(a)  a Joint Steering Committee (“JSC”) with responsibility for managing the collaboration and resolving any conflicts, overseeing Commercialization-related activities with respect to the Licensed Product in the Field in the Territory and overseeing the JWG (as defined hereinafter); and

(b)  a Joint Working Group (“JWG”) with responsibility for overseeing Development-related activities with respect to the Licensed Product in the Field in the applicable country in the Territory, including the regulatory approach and filing strategy designed to generate the successful submission and approval of the Licensed Product in the Field in such applicable country in the Territory.

Within thirty (30) days of the establishment of the foregoing Committees, the Committees shall meet to prepare such procedures and mechanisms as may be reasonably necessary for their operation to assure the most efficient conduct of each Party’s obligations under this Agreement.

3.1.2  JSC

(a)  Membership.  Sucampo and Takeda shall each designate two (2) of its employees or its Affiliates’ employees to serve as members of the JSC (or such other equal number of representatives as the Parties may agree).  The initial members of the JSC will be determined by each Party within thirty (30) days from the Effective Date of this Agreement.  Each representative of the JSC shall have the requisite experience and seniority to make decisions on behalf of the Parties with respect to issues falling within the jurisdiction of the JSC.  The chairperson shall serve for a term of one (1) year, beginning on the Effective Date or an anniversary thereof, as the case may be.  The right to name the chairperson of the JSC shall alternate between the Parties.  The initial chairperson shall be selected by Sucampo.  Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JSC by giving written notice to the other Party; provided such substitute meets the criteria defined herein.  Neither Party shall have the right to remove a sitting member of the other Party.

(b)  Responsibilities.  The JSC shall have the responsibilities set forth in Section 3.1.1(b), including to:

(i)  Oversee and discuss strategies for Commercialization of the Licensed Product in the Field in the applicable country in the Territory and review and comment on the Commercialization Plan and any material updates, amendments, modifications to the Commercialization Plan;

(ii)  Oversee and coordinate the overall development strategy including Phase IV Studies;

(iii)  Review and coordinate the activities and monitor the progress of the JWG;

(iv)  Review and approve material updates, amendments, modifications of the Development Plan;

(v)  Review any budget related to activities under the Development Plan versus actual expenses;

(vi)  Review and approve any material changes in Manufacturing of the Licensed Product for the Territory and strategy to qualify a Back-up Supplier for the Territory;

(vii)  Review progress under the Commercialization Plan;

(viii)  Review the initial Promotional Materials for Key Markets;

(ix)  Review the product lifecycle plans for the Product including indication and label extension, new dosage forms and new formulations or delivery systems;

(x)  Resolve any Disputed Matters referred to the JSC by the JWG; and

(xi)  Perform such other functions as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

3.1.3  JWG

(a)  Membership.  Sucampo and Takeda shall each designate an appropriate equal number of its employees or its Affiliates’ employees to serve as members of the JWG, such appropriate equal number to be mutually agreed upon by the Parties.  Each Party shall designate to be a member of the JWG at least one (1) representative from its regulatory department, one (1) representative from its clinical development department, one (1) representative from their CMC department and one (1) representative from their supply chain department.  Each representative of the JWG shall have the requisite experience and seniority to make decisions on behalf of the Parties with respect to issues falling within the jurisdiction of the JWG.  The chairperson shall serve for a term of one (1) year beginning on the Effective Date or an anniversary thereof, as the case may be.  The right to name the chairperson of the JWG shall alternate between the Parties.  The initial chairperson shall be selected by Takeda.  Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JWG by giving written notice to the other Party; provided such substitute meets the criteria defined herein.  Neither Party shall have the right to remove a sitting member of the other Party.

(b)  Responsibilities.  The JWG shall coordinate operational activities of the Parties in the performance of the Development Plan and conduct those activities as directed by the JSC and shall have the responsibilities set forth in Section 3.1.3(b), including to:

(i)  Review and  discuss  the Development Plan and any material updates, amendments, and modifications to the Development Plan;

(ii)  Review and compile the applicable budgets with a presentation of the budget by items versus actual expenses for the JSC;

(iii)  Review and evaluate progress under the Development Plan, including without limitation all health, safety and quality concerns;

(iv)  Discuss plans and protocols for all pre-clinical, CMC and Clinical Studies in the Field in the Territory prepared in support of obtaining or maintaining Regulatory Approvals for the Licensed Product in the Field in the applicable country in the Territory;

(v)  Unless otherwise agreed by the Parties, review a high level regulatory plan for all proposed initial submissions for the Licensed Product in the Field to Regulatory Authorities in the applicable country in the Territory;

(vi)  Discuss the plans and protocols for and monitor the progress of all Clinical Studies and other development activities for the Licensed Product in the Field anywhere in the world;

(vii)  Assess the potential impact of Clinical Studies conducted anywhere in the world on Product Labels and Inserts for the Licensed Product in the Field in the applicable country in the Territory;

(viii)  Discuss publication or presentations strategies for the applicable country in the Territory related to the Licensed Product in the Field pursuant to Clinical Studies in the Field in the applicable country in the Territory that is based on Data developed by or for either Party and its Affiliates; and

(ix)  Review Manufacturing related matters including the forecasts for the supply of the Licensed Product, production planning for the Licensed Product, Back-up Supplier qualification, Secondary Packaging; and

(x)  Perform such other Development functions as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

3.1.4  Committee Meetings.  Each Committee shall establish a schedule of times for regular meetings.  The JSC shall meet semi-annually and the JWG shall meet at least quarterly until Regulatory Approval has been obtained from the Regulatory Authority in the Key Markets and thereafter on an as needed basis to carry out the responsibilities of the JWG unless the applicable Committee otherwise agrees, or unless otherwise required by this Agreement.  Meetings may be held in person, by telephone or videoconference, provided that at least one meeting per Calendar Year shall be held in person.  Such in-person meeting shall alternate between the respective offices of Takeda and Sucampo or such other locations mutually agreed upon by the applicable Committee.  The chairperson of each Committee (or its designee) shall prepare and circulate to each Committee member an agenda for each Committee meeting reasonably in advance of each meeting.  At each Committee meeting, the presence of at least one (1) member designated by each Party shall constitute a quorum.  Each Party may invite non-voting employees to attend any meeting of the JSC and shall notify the other Party reasonably in advance, but no later than ten (10) Business Days prior to the meeting date. The Committees shall keep minutes of their meetings that record all decisions and all actions recommended or taken in reasonable detail.  The chairperson (or its designee) of each Committee shall circulate a draft of the minutes no later than ten (10) Business Days after each meeting and each member of the Committee shall have the opportunity to comment on the draft minutes.  The minutes shall be approved, disapproved or revised as necessary within thirty (30) days of each meeting; provided, however, that if the Parties cannot agree as to the content of the minutes, such minutes will be finalized to reflect such disagreement.  The chairperson of each Committee or its designee shall circulate final minutes of each meeting to each Committee member.

3.1.5  Decision-Making.  Except as otherwise provided herein, decisions of each Committee shall be made by consensus with each Party having one (1) single vote.  Each Committee shall use Commercially Reasonable Efforts to reach agreement on any and all matters for which it is responsible.  In the event that, despite such Commercially Reasonable Efforts, agreement on a particular matter cannot be reached by a Committee within fifteen (15) Business Days after the Committee first meets to consider such matter (each such matter, a “Disputed Matter”), then the following procedure shall apply:

(a)  JWG Disputed Matters.  Disputed Matters arising from the JWG shall be referred for resolution to the JSC.  The JSC shall initiate discussions in good faith to resolve each Disputed Matter within ten (10) Business Days of receipt of the notice of such Disputed Matter.  In the event that the JSC does not reach agreement on such Disputed Matter within fifteen (15) Business Days from the date of initiation of such discussions, such Disputed Matter shall be referred to senior management for resolution in accordance with Section 3.1.5(c).

(b)  JSC Disputed Matters.  Disputed Matters first arising in the JSC or not resolved by the JSC which had first arisen in the JWG shall be referred to senior management for resolution in accordance with Section 3.1.5(c).

(c)  Management Negotiations.  In the event that the JSC cannot resolve a Disputed Matter, either Party may, by written notice to the other, refer such Disputed Matter to the Parties’ respective senior management for good faith negotiations.  In the event that, despite good faith efforts, resolution of such Disputed Matter cannot be reached by senior management of the Parties within thirty (30) Business Days of its referral then:

(i)  with respect to any Disputed Matter that relates to the Commercialization of the Licensed Product in the Territory under this Agreement, Takeda shall have final decision-making authority; and

(ii)  with respect to any Disputed Matter that relates to Development of the Licensed Product in order to Commercialize the Licensed Product in the Field in the Territory, the final decision-making authority shall rest with Takeda;

(iii)  with respect to any Disputed Matter that relates to Manufacturing of the Licensed Product, the final decision-making authority shall rest with Sucampo; provided, however, that in the event the Disputed Matter relating to Manufacturing of the Licensed Product will have a direct impact or effect on the Commercialization of the Licensed Product, the final decision-making authority shall rest with Takeda.

3.2  Limitations on Authority.  Each Party shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly and specifically provided for in this Agreement, or the Parties expressly so agree in writing.  In addition to and without limiting the generality of the foregoing, (a) no Committee shall substitute for either Party’s ability to exercise any rights set forth under this Agreement nor excuse the performance of any obligation set forth under this Agreement, (b) no Committee shall have the authority to make any determination that a Party is in breach of this Agreement, or that a Party has engaged or not engaged in acts related to breach and (c) no Committee shall have the power to amend, modify or waive compliance with this Agreement, which may only be amended or modified, or compliance with which may only be waived, solely as and to the extent provided in Section 17.5.

3.3  Interactions Between a Committee and Internal Teams.  The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement.  Nothing contained in this Article shall prevent a Party from making routine day-to-day decisions relating to the conduct of those activities for which it has a performance or other obligation hereunder, provided that such decisions are consistent with the then-current Commercialization Plan or Development Plan, as applicable, and the terms and conditions of this Agreement and all Applicable Law. Each of the Parties shall appoint one representative who possesses a general understanding of development, regulatory and commercialization issues to act as its Alliance Manager.  The role of the Alliance Manager is to act as a first point of contact between the Parties.  The Alliance Managers shall have the right to attend all meetings of any committees that the Parties may decide to form hereunder and may act as designees of the co-chair of the JSC to organize and facilitate JSC meetings. The Alliance Managers shall also work together to facilitate the communication and coordination between the Parties solely related to matters that the JSC has the authority to oversee under Section 3.1.2(b), and in the event the Alliance Managers fail to resolve any deadlock in good faith between the Parties within fifteen (15) days, the Alliance Managers shall immediately refer such deadlock to the JSC for resolution.  Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager upon written notice to the other Party’s Alliance Manager.

3.4   Expenses.  Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, a Committee.

3.5  Purpose of the Committees.  The Parties acknowledge and agree that the Committees are strictly for the purposes of decision-making and governance of the Agreement.

3.6  Communication.  With regard to the Parties’ entire relationship, the Parties shall cooperate and provide support in connection with each other’s reasonable requests and shall promptly respond to each other’s communications.

ARTICLE 4
DEVELOPMENT

4.1  Development Plan

4.1.1  Initial Plan.  The Development of the Licensed Product for use in the Field in the applicable country in the Territory shall be governed by the Development Plan attached to this Agreement as EXHIBIT L, which includes (a) the Development program  to be conducted by Takeda on an activity-by-activity, Licensed Product-by-Licensed Product and country-by-country basis in the Territory and the study design and (b) the budget for the Development program on an activity-by-activity, Licensed Product-by-Licensed Product and country-by-country basis, which Development program is designed to generate all the Clinical Data and regulatory information required to obtain or maintain the Regulatory Approval required for Takeda to be able to Commercialize the Licensed Product in the Field in such applicable country in the Territory.  For the avoidance of doubt, any Clinical Studies other than Post-Approval Marketing Studies and Phase IV Studies performed by Takeda shall be included in the Development Plan. For the avoidance of doubt, the Development Plan, including any updates and amendments to the Development Plan in accordance with Section 4.1.2, must be reviewed and approved by the JSC before it becomes effective.

4.1.2  Amendments.  Commencing in the first full Calendar Year after the Effective Date and continuing during the Term, Takeda shall prepare and submit no later than January 31 of each Calendar Year for review and approval by the JSC appropriate amendments and updates to the Development Plan to the extent necessary, as determined by Takeda in its reasonable discretion.  Takeda shall use Commercially Reasonable Efforts to take into consideration Sucampo’s comments on the amendments and updates to the Development Plan, including but not limited to any comments relating to a potential impact on activities relating to the Licensed Product in a country or jurisdiction outside of the Territory.

4.2  Responsibilities.  Takeda shall be solely responsible for conducting all Development activities set forth in the Development Plan provided, however, that Sucampo shall conduct any stability activities, including stability testing, required to obtain and maintain the Regulatory Approvals  in the applicable country in the Territory, unless otherwise agreed by the JSC; provided, however, that any protocol for stability testing shall be approved by JSC.

4.3  Development Activities

4.3.1  Takeda shall use Commercially Reasonable Efforts to Develop the Licensed Product in the Field in the applicable country in the Territory in accordance with the Development Plan, the terms and conditions of this Agreement, all Applicable Law and cGCP. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Takeda shall use Commercially Reasonable Efforts to conduct any and all Clinical Studies set forth in the Development Plan.  If in addition to the Clinical Studies described in the Development Plan, as amended or updated, the EMA or any other Regulatory Authority in the applicable country in the Territory requires or recommends any Phase IV Studies or any other Clinical Studies in the Field in the applicable country in the Territory as a condition to obtaining Regulatory Approval for the Licensed Product in the Field in such applicable country in the Territory or maintaining such Regulatory Approval, Takeda shall use Commercially Reasonable Efforts to decide whether or not to conduct such studies.

4.3.2  Other Post-Approval Marketing Studies.  Takeda shall use Commercially Reasonable Efforts to conduct and direct any Post-Approval Marketing Studies that Takeda, in its sole discretion, decides to conduct. Takeda shall use Commercially Reasonable Efforts to take into consideration Sucampo’s comments on the protocol of any Post-Approval Marketing Studies, including but not limited to any comments relating to a potential impact on activities relating to the Product in a country or jurisdiction outside of the Territory. For the avoidance of doubt, any Post-Approval Marketing Studies and Phase IV Studies shall be included in the Commercialization Plan.

4.3.3  European Paediatric Investigation Plan. Sucampo shall use Commercially Reasonable Efforts to conduct and direct the European Paediatric Investigation Plan at its own costs and shall bear all responsibilities related to the performance of the European Paediatric Investigation Plan. Sucampo shall use its Commercially Reasonable Efforts to keep the JWG informed of the progress of the European Paediatric Investigation Plan. For the avoidance of doubt, Sucampo will not be required to perform any additional studies other than those studies set for the European Paediatric Investigation Plan attached as EXHIBIT M.

4.3.4  Post Allocation.  Sucampo shall be exclusively responsible for any Development costs (including for clarification, the Supply Price for any Licensed Product that are supplied by Sucampo to Takeda for Development purposes) set forth in the budgetary portion of the Development Plan attached to this Agreement and as may be amended for up to an aggregate total of […***…] United States Dollars (USD […***…]) for Developing the Licensed Product in the Field in all countries in the Territory.  Takeda shall be responsible for all Development costs (including for clarification, the Supply Price for any Licensed Product that are supplied by Sucampo to Takeda for Development purposes) above […***…] United States Dollars (USD […***…]). For the avoidance of doubt, any and all costs or fees related to the European Paediatric Investigation Plan are not included in the […***…] United States Dollars (USD […***…]) of Development costs which are stated in this Section 4.3.4 and will be the sole responsibility of Sucampo as provided in Section 4.3.3.

4.3.5  Other Development Activities.  In the event the JWG or the JSC identifies an opportunity to expand and optimize the Licensed Product in the applicable country in the Territory such as expanding the label for the Licensed Product for use in the

Field in such applicable country in the Territory, the Parties shall discuss the possibility of Takeda amending the Development Plan (including any Clinical Studies in the Field in the applicable country in the Territory required to expand the label of the Licensed Product for use in the Field in the applicable country in the Territory) to pursue any such opportunities at Takeda’s sole cost and expense, subject to the review of the JSC.

4.4  Conduct of Development

4.4.1  Compliance.  The Parties shall use Commercially Reasonable Efforts to perform their obligations under the Development Plan in a good scientific manner and in compliance with the Development Plan, the terms and conditions of this Agreement, cGCP and all Applicable Law.

4.4.2  Cooperation.  The Parties shall reasonably cooperate through the JWG in the performance of the Development Plan.

4.4.3  Segregation.  Takeda shall, and shall cause each of its Sublicensees to, establish, internal procedures consistent with industry best practices (including, without limitation, the procedures set forth below) to keep and maintain all Sucampo Background Technology, Sucampo’s Confidential Information, Pre-Clinical Data, Clinical Data, CMC Data and any other Data provided by or for Sucampo in a secure environment and prevent the contamination of any of the foregoing that is received or made accessible in accordance with the terms and conditions under this Agreement.

4.5  Records.  The Parties shall maintain records of their Development activities under the Development Plan in sufficient detail in good scientific manner appropriate for Patent application and regulatory purposes and in accordance with all Applicable Law and otherwise in a manner that reflects all work done and results achieved in the performance of the Development Plan.  In addition to and not in lieu or limitation of the foregoing, each Party shall calculate and maintain detailed records of its Development costs.  To the extent that, consistent with a Development Plan, a Party incurs Development costs, such Party shall provide the other Party with a reasonably detailed written invoice for such Development costs, and such Development costs shall be accounted for in the calendar quarter in which such invoice is received by the other Party.  A Party shall provide to the other Party, within thirty (30) days after the end of each calendar quarter, a reasonably detailed written invoice showing an itemized statement of the Development costs together with adequate documentation for all expenses submitted hereunder.  Such invoices shall set forth, among other things, a comparison of actual Development costs to expense budgets included in the applicable Development Plan and the cash settlement required between the Parties.  Each Party agrees to make any required cash settlements of any undisputed amounts with the other Party within thirty (30) days following receipt of the applicable quarterly invoice issued by the other Party and provide a written notice of the basis of any disputed amounts to the other Party within fifteen (15) business days after receipt of the applicable quarterly invoice.  Each Party shall notify the other Party in writing as soon as possible upon becoming aware that it may or will exceed the annual budget for the Development of any Licensed Product approved in the applicable Development Plan.  The Parties will promptly meet to discuss the nature and extent by which the Party may exceed the annual budget and various ways to prevent, avoid or mitigate future expenses.  Neither Party shall exceed the annual budget for the Development of a Licensed Product without the prior written consent of the other Party.  The Parties shall retain such records for at least ten (10) years after the expiration or termination of this Agreement, or for such longer period as may be required by Applicable Law or agreed to in writing by the Parties.  Subject to ARTICLE 10, a Party shall provide the other Party, upon reasonable request, a copy of such records to the extent reasonably required for the performance of the requesting Party’s obligations and exercise of its rights under this Agreement.  Although the Parties agree that there is no intent to develop any Technology under the Development Plan or otherwise, each Party agrees to maintain a policy that requires its employees and consultants to record and maintain any Technology developed during the Development Plan in accordance with generally accepted practice in the industry.

4.6  Right to audit.  Upon reasonable advance notice to the other Party and subject to the other Party’s customary rules and restrictions with respect to site visits by non-Party personnel, a Party shall have the right, but not the obligation, to not more than once per year, except where there exists a reasonable cause to perform one (1) or more audits, (a) have access to the other Party’s or any of its Sublicensee’s and Subcontractors’ facilities in which Development activities are performed, the investigators, project managers, other employees, contractors and other personnel performing the Development activities; (b) have access to and the right to examine reasonable information, books and records; (c) visit, examine and audit the other Party’s and any Sublicensee’s and Subcontractors’ facilities in which the Development activities are performed and any containers or other equipment used in the work conducted for the Development activities, including any areas where the Compound is stored or handled; (d) inspect the work conducted and Development activities; and (e) audit and obtain copies of licenses, authorizations, approvals or written communications from any Regulatory Authority in connection with such Development activities, in each of the foregoing cases, during normal business hours in order that the Auditing Party may be assured as to whether the Development activities are being performed in conformance with the Development Plan and Applicable Law and otherwise in accordance with this Agreement.

4.7  Technology Transfer.  As soon as reasonably practicable after the Effective Date and from time to time during the Term, Sucampo shall disclose to Takeda such of the Sucampo Patent Rights and Sucampo Background Technology that are necessary for Takeda to exercise its rights and perform its obligations to Develop and Commercialize the Licensed Product in the Field in any country in the Territory.  During the Term, Sucampo will provide Takeda with reasonable technical assistance relating to the use of the Sucampo Patent Rights and Sucampo Background Technology, solely to the extent expressly permitted under this Agreement and the license granted to Takeda herein.

4.8  Supply of Licensed Product.  Sucampo shall use Commercially Reasonable Efforts to supply the Licensed Product to Takeda as reasonably required for the completion of the Development of the Licensed Product in the Field in the applicable country in the Territory.  Takeda shall be responsible for its and its employees’, agents’, Sublicensees’, Affiliates’, and Subcontractors’ use, storage, handling and disposition of such Licensed Product.  Unless otherwise directed by Sucampo, upon suspension, discontinuation or completion of the Development of the Licensed Product in the Field in any country in the Territory, Takeda shall: (a) promptly provide to Sucampo an accounting of the receipt and disposition of such Licensed Product, (b) at Sucampo’s sole option and cost and expense, and to the extent reasonably possible, return to Sucampo or its designee properly all unused supplies of such Licensed Product in accordance with all Applicable Law and any requirements of or instructions by Sucampo, and (c) promptly provide to Sucampo a written notice by a duly authorized representative of Takeda of such return of such Licensed Product.  Takeda shall not, and shall ensure that its employees, agents and contractors, including the investigators, its Affiliates and other Sublicensees shall not: (a) use such Licensed Product except as expressly and specifically provided in this Agreement and the Development Plan, (b) distribute, transfer or release such Licensed Product to any other Person for any purpose or use, except as expressly and specifically described in this Agreement and the Development Plan; or (c) chemically, physically or otherwise modify such Licensed Product, except the extent expressly and specifically required by the Development Plan.  In addition to and not in lieu or limitation of the foregoing, Takeda shall (i) limit access to such Licensed Product to only the participants of any Clinical Studies in the Field in the applicable country in the Territory who have provided their informed consent and who are under the principal investigator’s supervision, as expressly and specifically described in the Development Plan; and (ii) hold, store and transport such Licensed Product  in compliance with all Applicable Law and any other requirements or instructions of Sucampo.

ARTICLE 5
DEVELOPMENT AND COMMERCIALIZATION OF OTHER INDICATIONS

5.1  Reporting.  From time to time during the Term, Sucampo and its Affiliates may seek to develop or commercialize Other Indication(s) in the Territory.  Sucampo shall provide Takeda with written notice of such Other Indication(s) within thirty (30) Business Days after the Phase IIa Study reports or other similarly advanced Clinical Study reports are available for such Other Indication(s).  The notice shall include such information with regard to such Other Indication(s) as Sucampo and its Affiliates reasonably determines is necessary to permit Takeda and its Affiliates to evaluate such Other Indication(s) and its/their potential marketability in the Territory for purposes of determining whether to exercise the option described in Section 5.2.

5.2  Takeda Right of First Option to Negotiate for Other Indications.  Takeda shall have […***…] ([…***…]) days from the date of the notice referred to in Section 5.1 to provide a written response as to whether it wishes to participate in negotiations with Sucampo with respect to such Other Indication(s) opportunity in the Territory, provided that Takeda agrees that, if it determines not to participate in such negotiations prior to the end of such period, it shall in good faith provide written notice to Sucampo promptly upon such determination.  If Takeda’s response indicating whether or not it wishes to participate in negotiations with respect to such Other Indication(s) opportunity in the Territory is not delivered to Sucampo within the […***…] ([…***…]) day response period, Takeda shall no longer have the right to exercise such Other Indication(s) opportunity, as applicable, and Sucampo shall be free to discuss such Other Indication(s) opportunity, as applicable, with any Third Party without further obligation to Takeda.  If Takeda indicates in its response delivered within such […***…] ([…***…]) day period that it wishes to participate in negotiations with Sucampo with respect to such Other Indication(s) opportunity in the Territory, the Parties shall then negotiate in good faith for a period of […***…] ([…***…]) days after Takeda’s notice to Sucampo to include such Other Indication(s), as applicable, under a license agreement with the same legal terms and conditions as this Agreement. During the first period of […***…] ([…***…]) days and the second period of […***…] ([…***…]) days, Sucampo shall discuss exclusively with Takeda such Other Indication(s) opportunity in the Territory. If terms and conditions other than the legal terms and conditions of such license agreement have not been agreed upon by the Parties within the foregoing period, Sucampo shall be entitled to negotiate with Third Parties for the development and commercialization of such Other Indication(s) without further obligation or liability to Takeda.

ARTICLE 6
REGULATORY

6.1  Regulatory Filings; Regulatory Approvals

6.1.1  Ownership.  To the maximum extent permitted by Applicable Law, Takeda or its Affiliates shall own all Regulatory Filings in the Territory, including all Regulatory Approvals (excluding all Regulatory Filings and Regulatory Approvals in connection with the Manufacturing of the Licensed Product) and Takeda, its Affiliates or Distributors shall file the Marketing Authorization Applications (where no Existing Regulatory Approvals exist), register (where no Existing Regulatory Approvals exist) and maintain (including submitting variations of) all such Regulatory Approvals, including obtaining any variations or renewals thereof at Takeda’s sole cost and expense for the Licensed Product in the Field in the applicable country in the Territory.  To the maximum extent permitted by Applicable Law, Sucampo shall own all Regulatory Filings and Regulatory Approvals in connection with the Manufacturing of the Licensed Product and Sucampo shall register and maintain all such Regulatory Approvals in the Territory, including obtaining any variations or renewals thereof at Sucampo’s sole cost and expense.  Each Party agrees that neither it nor its Affiliates will do anything to adversely affect any of the Regulatory Approvals or other Regulatory Filings.  Notwithstanding the foregoing and for the avoidance of doubt, to the maximum extent permitted by Applicable Law, Sucampo shall own all Data in accordance with Section 11.1 below.

6.1.2  Regulatory Strategy; Preparation and Maintenance of Regulatory Filings; Communications.

(a)  Development of Regulatory Strategy.  Takeda shall be responsible for the regulatory strategy (other than for Manufacturing) and will be part of the Development and Commercialization Plans as applicable. The Parties shall use Commercially Reasonable Efforts to cooperate and consult with each other, through the JWG, in good faith, to support the strategies for all Regulatory Filings in the Field in the applicable country in the Territory for the Licensed Product including the impact on the Regulatory Approvals outside the Territory, and Takeda shall update the Development and Commercialization Plans in accordance with Section 4.1.2.

(b)  Preparation of Regulatory Filings; Review of Regulatory Filings; Maintenance of Regulatory Approvals.

(i)  Sucampo shall provide all Data, documents and support reasonably required for the successful transfer to Takeda of all Existing Regulatory Approvals for the Licensed Product (other than Existing Regulatory Approvals for Manufacturing) in all countries of the Territory as well as all Data, documents and support for applying, and obtaining Regulatory Approval where no Existing Regulatory Approvals exist in any applicable country in the Territory and for maintaining such Regulatory Approvals. Sucampo shall bear all costs for such Data, documents and support to the extent under Sucampo’s Control and Takeda shall bear the cost for the Data, documents and support which is not under the Control of Sucampo.  Subject to the terms of this Agreement, Takeda shall: (i) use Commercially Reasonable Efforts to implement the regulatory strategy for Clinical Studies in the Development Plan (other than Post-Approval Marketing Studies) including interactions with Regulatory Authorities; (ii) use Commercially Reasonable Efforts to prepare and submit Regulatory Filings in the applicable country in the Territory, where no Existing Regulatory Approvals exists for the Licensed Product other than Regulatory Filings for Manufacturing the Licensed Product (provided that the Parties shall reasonably cooperate with each other regarding such preparation and submission); and (iii) other public disclosure and confidentiality provisions in this Agreement notwithstanding, use Commercially Reasonable Efforts in obtaining, referencing and using all Regulatory Filings, Pre-clinical Data, Clinical Data and CMC Data for the Licensed Product (including but not limited to countries outside of the Territory) solely for use in the applicable country in the Territory in connection with the Regulatory Filings, without any additional compensation from Sucampo.  At Sucampo’s reasonable request, and subject to Applicable Law, Takeda shall use Commercially Reasonable Efforts to provide Sucampo with (a) copies of such Regulatory Filings in the applicable country in the Territory in the Field, material Pre-clinical Data, material Clinical Data, material CMC Data and other material Data generated by or for Takeda in connection with the Licensed Product and this Agreement within ninety (90) days of the Regulatory Filings, and (b) other material information as soon as practicable and otherwise keep Sucampo informed of any material developments from time to time.

(ii)  Sucampo shall also provide Takeda in a timely manner with samples, standards and disposable items as the transfer of analytical methods, necessary for local laboratory control, required by Regulatory Authorities for obtaining, maintaining (including amending) Regulatory Approvals and/or for product certification and customs clearance for the Licensed Product in the Field in the applicable country in the Territory. As necessary, the Parties shall sign specific agreements to govern the matters relating to the supply of such samples, standards and disposable items and the transfer of analytical methods to Takeda at the latest before the first items are sent to Takeda. Each Party shall furthermore give prompt notice to the other Party in the event it becomes aware of any upcoming changes in Applicable Law to maintain the Existing Regulatory Approvals in the Territory. It is agreed by the Parties that the Data shall remain the property of Sucampo.

(iii)  Promptly after the Effective Date, Sucampo shall use Commercially Reasonable Efforts to assign and transfer and/or cause its Affiliates to assign and transfer the Existing Regulatory Approvals for the Licensed Product in the Field in all countries in the Territory to Takeda or an Affiliate of Takeda in the Territory (excluding all Regulatory Approvals in connection with the Manufacturing of the Licensed Product). Takeda or an Affiliate of Takeda shall use Commercially Reasonable Efforts to become the holder of the Existing Regulatory Approvals for the Licensed Product in the Field in each country in the Territory (excluding all Regulatory Approvals in connection with the Manufacturing of the Licensed Product) and take appropriate steps for the transfers to occur as soon as possible. If required by Applicable Law or if requested by Takeda, Sucampo shall execute power of attorney in favor of Takeda and/or its Affiliates, and shall execute all documents as may reasonably be required by the Regulatory Authorities in the applicable country in the Territory to enable Takeda and/or its Affiliates to apply for, obtain and maintain the Regulatory Approvals for the Licensed Product in the Field in such country and become the holder thereof (other than any Regulatory Approval in connection with the Manufacturing of the Licensed Product). Sucampo shall furthermore provide all reasonable support necessary (at Takeda’s own cost) to enable the successful transfer and assignment of the Existing Regulatory Approvals to Takeda (excluding all Regulatory Approvals in connection with the Manufacturing of the Licensed Product), including providing (i) necessary documents or other materials required by Applicable Law in such country in the Territory, (ii) access and reference to any relevant Regulatory Filings outside the Territory, and (iii) Regulatory Filings with the FDA, in a format and standard reasonably requested by Takeda, in each case at Takeda’s sole cost and expense. Until such Regulatory Approvals are fully transferred to Takeda or its Affiliate, Sucampo or its Affiliate shall perform, at Sucampo’s expense, reasonable activities with respect to such Existing Registration Approval and shall continue to maintain the Existing Regulatory Approvals, in each of the foregoing cases, at Takeda’s sole cost and expense.

(c)  Communications; Regulatory Meetings.  After the Regulatory Authorities in the applicable country in the Territory have approved the MAA, Sucampo shall, at Takeda’s sole cost and expense, cooperate with Takeda’s reasonable requests relating to, and provide support in responding to, communications from Regulatory Authorities in such applicable country in the Territory related to the Licensed Product in the Field, including using Commercially Reasonable Efforts to provide comments on Takeda’s submissions and responses within ten (10) Business Days from the time of receipt by Sucampo or sooner if required by such Regulatory Authorities.

(d)  Occurrences or Information Arising out of Sucampo Manufacturing Activities.  During the Term, Sucampo will discuss in good faith at the JWG any planned Manufacturing activity in the Territory and, only to the extent that any Licensed Product that is supplied by Sucampo to Takeda under this Agreement is Manufactured outside of the Territory and any planned Manufacturing activity outside of the Territory, that Sucampo is aware could potentially affect a Regulatory Filing or Regulatory Approval that is owned by Takeda or its Affiliates for the Licensed Product in the Field in the applicable country in the Territory under Section 6.1.1, and such activities shall always follow the change request procedure in this Agreement and the Quality Agreement.  Sucampo shall also inform Takeda, without undue delay following, and in any event within a period not to exceed seven (7) Business Days, of any occurrences or information arising out of Sucampo’s Manufacturing activities that Sucampo is aware have or could reasonably be expected to have adverse regulatory compliance and/or reporting consequences concerning the Licensed Product in the Field in the applicable country in the Territory, including actual or threatened Regulatory Filing withdrawals or labeling changes to the Licensed Product in the Field in such applicable country in the Territory.

(e)  Regulatory Authority Inspections.  During the Term, each Party will be responsible for handling and responding to any Regulatory Authority inspections with respect to such Party’s role in the Development, Manufacture and Commercialization of the Licensed Product.  Each Party will provide to the other Party any information reasonably requested by the other Party and all significant information requested by any Regulatory Authority in the applicable country in the Territory concerning any governmental inspection related to the Licensed Product, and will allow Regulatory Authorities in such applicable country in the Territory to conduct inspections upon the request of such Regulatory Authority.  In the event such Regulatory Authorities conduct an inspection, the Party under inspection will inform the other Party of the occurrence of such inspection, and invite the other Party to participate in the inspection process.

(f)  Violations or Deficiencies Relating to the Licensed Product.  In the event a Party is inspected by any Regulatory Authority in the applicable country in the Territory relating to the Licensed Product, the inspected Party will notify the other Party without undue delay, and in any event within a period not to exceed seven (7) Business Days, of any written alleged violations or deficiencies relating to the Licensed Product, and any proposed corrective actions to be taken.  The inspected Party shall as expeditiously as practicable take any such corrective action required to comply with the provisions of this Agreement and Applicable Law of such country.  Prior to submission of any written response submitted to any applicable Regulatory Authority in the applicable country in the Territory, to the extent reasonably practicable, the other Party may review and comment on any portion of the response regarding written alleged violations or deficiencies relating to the Product; provided that the inspected Party shall have final say regarding the content of any submission to such Regulatory Authority.

6.2  Product Labels and Inserts.  Takeda shall own and be responsible for the manufacturing of all Product Labels (for Secondary Packaging) and Inserts for the Licensed Product in the Field in the applicable country in the Territory.  Takeda shall provide to Sucampo the initial artwork and the amended versions for such Product Labels and Inserts, for Sucampo’s consent within five (5) Business Days, which shall not be unreasonably withheld or conditioned, provided that the absence of answer from Sucampo during this five (5) Business Days period shall be considered as consent to the artwork provided by Takeda.  The Product Labels and Inserts for each country in the Territory shall comply with Applicable Law and Regulatory Approval in such country in the Territory.

6.3  Pharmacovigilance Administration.  The Parties shall enter into a Pharmacovigilance Agreement detailing the procedures of the pharmacovigilance system administration including but not limited to the exchange of safety related information and safety reporting procedures, which shall be separately agreed within ninety (90) days of the Effective Date of this Agreement (the “Pharmacovigilance Agreement”).  Such procedures shall at all times include any measures necessary for each Party to fully comply with Applicable Law and such procedures may be amended with the Parties’ mutual agreement from time to time. Sucampo has the responsibility of maintaining the Global Safety Database (“GSDB”) for the Licensed Product and generating and compiling periodic safety update reports (“PSUR”/”PBERER”) and development safety update reports (“DSUR”). Takeda, including any Affiliate and Distributor, has the responsibility for the pharmacovigilance system administration of the Compound and Licensed Product in the Field in the applicable country in the Territory including but not limited to operating any call centers, conducting any reporting obligations of Adverse Events/Reactions, literature monitoring, submitting safety related information to Sucampo required to be included in the GSDB, submitting any PSUR/PBERER and DSUR, any other applicable pharmacovigilance report (including but not limited to risk management plan (“RMP”) or any periodic safety report). Takeda shall pay for all costs of the local pharmacovigilance system administration. Takeda shall pay Sucampo for all costs for the maintenance of the GSDB and the generation and compiling PSUR/PBERER and DSUR on a prorata basis of the number of cases reported by Takeda for the Territory over the total number of cases reported worldwide but in no event shall Takeda, including its Affiliates, […***…] and under the Collaboration and Licence Agreement between Takeda Pharmaceutical Company Limited and Sucampo Pharmaceuticals, Inc. made on October 29, 2004. For instance, if Takeda reports ten (10) cases a year for the Territory and the total amount of cases reported worldwide is one hundred (100), then Takeda shall pay only ten percent (10%) of the costs for the maintenance of the GSDB. The current estimated cost for processing a case is […***…] United States Dollars (USD […***…]). Takeda shall be responsible and bear all costs associated with the management and the reporting of the local safety databases. Sucampo and Takeda shall ensure that they and their Affiliates provide each other with all information and data reasonably required to allow Sucampo and Takeda to each comply with its regulatory obligations in or outside of the Territory.  For clarification, the Pharmacovigilance Agreement shall govern with respect to matters in connection with the pharmacovigilance administration for the Compound and Licensed Product; provided that the cost allocation of such pharmacovigilance system administration and GSDB shall be governed by this Section 6.3.

6.4  Recalls and Market Withdrawals

6.4.1  Notification.  Each Party shall make every reasonable effort to notify the other Party promptly upon its determination that any event, incident or circumstance has occurred that may result in the need for a Recall or Market Withdrawal of the Licensed Product in the applicable country in the Territory, and include in such notice the reasoning behind such determination and any supporting facts. The timelines for such notification will be mutually agreed by the Parties in the Quality Agreement.

6.4.2  Initiation.  Both Parties shall jointly discuss whether to voluntarily implement any Recall and upon what terms and conditions the Licensed Product shall be subject to a Recall in the applicable country in the Territory.  If time allows, both Parties shall jointly discuss and the JSC shall determine whether to voluntarily implement a Market Withdrawal in the applicable country in the Territory and upon what terms and conditions the Licensed Product shall be subject to a Market Withdrawal or otherwise temporarily or on a limited basis withdrawn from sale in such applicable country in the Territory; provided that notwithstanding the foregoing or anything to the contrary in this Agreement, Takeda may, in accordance with its Commercially Reasonable Efforts and generally applied internal regulations with respect to compliance and Adverse Events/Reactions and Serious Adverse Events/Reactions and the terms and conditions of the Pharmacovigilance Agreement or the Quality Agreement as applicable, cause Takeda and its Sublicensees and Subcontractors to, cease or suspend (on a country-by-country and Licensed Product-by-Licensed Product basis) the Development and Commercialization of the Licensed Product in the Field in the applicable country in the Territory, as applicable, upon reasonable written notice to, and good faith consultations with, Sucampo prior to any such cessation or suspension in the event that (a) such cessation or suspension is required by the applicable Regulatory Authority in the applicable country in the Territory or (b) Takeda reasonably and in good faith believes that such cessation or suspension is needed in order to limit any potential material liability of the Parties due to any health and safety issues reported in connection with such Development and

Commercialization, including any reported Adverse Events/Reactions or Serious Adverse Events/Reactions.  In addition to and not in lieu or limitation of the foregoing, in the event that Sucampo and Takeda are unable to agree within appropriate timelines whether or not to voluntary implement a Recall or Market Withdrawal of the Licensed Product in the applicable country in the Territory, notwithstanding anything herein to the contrary, Takeda shall make the final determination.  If a Recall is mandated by a Regulatory Authority in a particular country in the Territory, Takeda shall initiate such a Recall to be in compliance with Applicable Law in such country.  In the event of any Recall, Market Withdrawal or other withdrawal of the Licensed Product in the applicable country in the Territory, each Party shall provide, and cause its Affiliates and other Sublicensees to provide, any and all assistance and support required by Applicable Law in such country, or reasonably requested by the other Party; provided that for clarification, Takeda shall be responsible for initiating such Recall, Market Withdrawal or other withdrawal of such Licensed Product.  For the avoidance of doubt, (a) the Recall or Market Withdrawal of a Licensed Product under this Section 6.4.2 shall be determined on a Licensed Product-by-Licensed Product basis and on a country-by-country basis in the Territory, and (b) the Recall or Market Withdrawal of a Licensed Product in a particular country in the Territory may, but shall not automatically, affect the Development or Commercialization of any other Licensed Product or any other country in the Territory.

6.4.3  Responsibility.  In the event of a Recall or Market Withdrawal of the Licensed Product or any lot(s) thereof in any country in the Territory, Takeda shall bear all costs and expenses of such Recall or Market Withdrawal including expenses and other costs or obligations of Third Parties, the cost and expense of notifying customers and the costs and expenses associated with the Market Withdrawal or Recall of the Licensed Product in such country and the cost and expenses of destroying the Licensed Product recalled from such country, if necessary, unless such Recall or Market Withdrawal was solely caused by: (a) the Manufacturing (other than Secondary Packaging) and supply of the Licensed Product solely as and in the form supplied by Sucampo to Takeda for commercial distribution and use in the Field in the applicable country in the Territory; provided that the defect of the Licensed Product that resulted in the Market Withdrawal or Recall is a Patent Defect or Latent Defect, or (b) Sucampo’s final determination to implement a voluntary Recall or Market Withdrawal of the Licensed Product in such country in the Territory after the Parties are unable to agree with respect to the same and it is later determined that such Recall or Market Withdrawal was not necessary, in which case Sucampo shall pay for all reasonable costs and expenses of such Recall or Market Withdrawal to the extent such Recall or Market Withdrawal was caused by Sucampo.

6.5  Complaints.  Each Party shall maintain a record of all complaints it receives from a Third Party with respect to any Licensed Product in the Field in any country in the Territory and shall refer to the other Party complaints that it receives concerning the Licensed Product in the Field in any country in the Territory within forty-eight (48) hours of its receipt of the same as provided for in the Quality Agreement; provided that all complaints concerning suspected or actual Licensed Product occurrence of any of the following: mixed strengths in same bottle, foreign product in container/package, foreign matter in vial, general package contamination, label mix, missing label, missing or incorrect lot/expiration on primary or secondary (if secondary packaging has tamper-evident tape) package, missing package insert (if design includes a PI), and missing tamper evident tape shall be delivered within twenty-four (24) hours of  receipt of the same as provided for in the Quality Agreement.  Each Party shall be responsible for investigating complaints and taking corrective action as necessary at its own  cost and expense and, shall use Commercially Reasonable Efforts in providing all reasonable efforts and collaboration with the other Party in the resolution of complaints, and shall train its employees on the proper handling and resolution of complaints concerning the Licensed Product as provided for in the Quality Agreement; provided that the costs and expenses therefor shall be borne by the Party solely liable for the complaints, or by both Parties based on the allocation of liability, if they are jointly and severally liable for the complaints; provided that for clarification, the foregoing shall not waive, modify, limit, restrict, condition or otherwise affect the cost allocation between the Parties in the event of a Recall or Market Withdrawal pursuant to Section 6.4 above.

ARTICLE 7
COMMERCIALIZATION OF LICENSED PRODUCT

7.1  Commercialization Plan

7.1.1  Initial Commercialization Plan.  Approximately six (6) months prior to the estimated date for the filing of the first MAA Takeda shall prepare and submit to the JSC for review and comments the initial Commercialization Plan by Key Markets.  For countries of the Territory where there is an Existing Regulatory Approval upon the Effective Date of this Agreement, the initial Commercialization Plan shall be prepared by Takeda within sixty (60) days of the Effective Date. The initial Commercialization Plan for the Key Markets in the Territory shall include:

(a)  the pre-launch plan with key regulatory milestones to be achieved in the launch period and through years three (3) and five (5);

(b)  the number of full-time representative equivalents to be deployed during the launch and during the first five (5) years of the Term;

(c)  volume and sales forecasts for the five (5) next years;

(d)  marketing plans to achieve revenue and sales forecasts; and

(e)  budget allocation in percentages of the total budget with regard to activities specified in the Commercialization Plan.

7.1.2  Update of the Commercialization Plan.  The Commercialization Plan shall be revised annually by Takeda and submitted to the JSC for review and comments on or before November 30 of each year.

7.2  Responsibility.  Subject to the terms and conditions of this Agreement, Takeda shall be responsible for all aspects of Commercializing the Licensed Product in the Field in the applicable country in the Territory in accordance with the Commercialization Plan and all Applicable Law.

7.3  Costs. Takeda will be responsible for the costs of Commercialization in the Territory, including the costs of developing Promotional Materials, scientific meetings, CME-related educational symposia, promotional marketing programs, sales training, distribution, salaries and similar expenses, as appropriate.

7.4  Promotional Materials.  During the Term, Takeda shall be solely responsible for creating and developing Promotional Materials to be used in connection with the Promotion of the Licensed Product in the Field in the applicable country in the Territory. First version of Promotional Material for the Key Markets are subject to the prior review and comment by the JSC on a Licensed Product-by-Licensed Product basis and on a country-by-country basis in the Territory. Takeda shall ensure that all Promotional Materials comply with all Applicable Law in the applicable country in the Territory and do not infringe or otherwise violate the intellectual property or other rights of any Third Party.  To the extent that any Promotional Materials are required by Applicable Law to be submitted to the Regulatory Authority in the applicable country in the Territory, Takeda shall make such submissions, and Takeda shall be the Regulatory Authority liaison on all marketing, advertising and Promotional matters. Sucampo shall use Commercially Reasonable Efforts to provide Takeda with copies of Promotional Materials used by Sucampo, its Affiliates, its licensees and distributors.  During the Term, Takeda shall only use such Promotional Materials for the Promotion of the Licensed Product in the Field in such applicable country in the Territory in compliance in all respects with this Agreement and all Applicable Law and after the Term, Sucampo shall own all rights in the Promotional Materials provided by Sucampo to Takeda during the Term anywhere in the world. For the avoidance of doubt, any Promotional Material created and developed by or on behalf of Takeda or its Affiliates will be owned by Takeda after the Term. As part of the foregoing, to the maximum extent permitted by Applicable Law, Takeda agrees that it shall and hereby does, and shall cause its Affiliates to, irrevocably grant, convey, transfer, assign and deliver to Sucampo all right, title and interest in and to such Promotional Materials provided by Sucampo to Takeda during the Term (and all intellectual property rights therein or thereto), throughout the world.  Notwithstanding the foregoing, Sucampo agrees not to exercise its ownership or license rights with respect to the Promotional Materials with respect to a Licensed Product in any particular country in the Territory until the earlier of (a) the termination of Takeda’s right to Promote or Commercialize such Licensed Product in such country pursuant to Section 12.2.2 below, and (b) the expiration or termination of this Agreement.

7.4.1  Presentation and Promotion of the Licensed Product.  The Commercialization Plan shall describe, with respect to Key Markets, the manner in which the Licensed Product in the Field in the applicable country in the Territory will be presented and described to the medical community in any Promotional Materials or other materials and any placement of the Corporate Names of the Parties, in each case as and to the extent expressly and specifically permitted according to Section 11.4 and by Applicable Law in the applicable country in the Territory and with the Product Labels and Inserts for the Licensed Product approved by the applicable Regulatory Authority in such applicable country in the Territory.

7.5  Non-Compete.  For a period of […***…] ([…***…]) years from the First Commercial Sale, on a country by country basis, to the extent permitted by Applicable Law, Takeda and Sucampo shall refrain, and shall cause their respective Affiliates to refrain from, promoting, marketing, selling, offering for sale, distributing, commercializing or otherwise exploiting in any country of the Territory in the Field any small molecule oral pharmaceutical product that have the same mode of action as the Licensed Product (i.e. chloride channel activator), for Takeda other than the Licensed Product and other than Takeda’s pharmaceutical products in the Field as of the Effective Date (a “Competing Product”), without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. The Parties acknowledge and agree that the following specific pharmaceutical products shall be considered as Competing Products: Linaclotide, Prucalopride Methylnaltrexone and Naloxegol.

ARTICLE 8
CONSIDERATION

8.1  Upfront Payment.  In consideration of the rights and licenses granted under this Agreement, Takeda shall make a nonrefundable payment to Sucampo in the amount of […***…] United States Dollars (USD […***…]), against proper invoice within thirty (30) days of the Effective Date.

8.2  Payments on Annual Net Sales.  Takeda shall make each of the following non-refundable and non-creditable payments to Sucampo against proper invoice, in the amounts set forth below, each on a one (1) time basis as specified below:

Annual Net Sales Milestones and Due Date	Payment
Aggregate Annual Net Sales for the Licensed Product in all countries in the Territory first exceed […***…] United States Dollars (USD […***…]) in a calendar year	[…***…] United States Dollars (USD […***…]) within thirty (30) Business Days after the occurrence of the submission of the report demonstrating the event
Aggregate Annual Net Sales for the Licensed Product in all countries in the Territory first exceed […***…] Million United States Dollars (USD […***…]) in a calendar year	[…***…] United States Dollars (USD […***…]) within thirty (30) Business Days after the occurrence of the submission of the report demonstrating the event
Aggregate Annual Net Sales for the Licensed Product in all countries in the Territory first exceed […***…] United States Dollars (USD […***…]) in a calendar year	[…***…] United States Dollars (USD […***…]) within thirty (30) Business Days after the occurrence of the submission of the report demonstrating the event

8.3  Supply Price.  Promptly after shipment of Licensed Product to Takeda, Sucampo shall, subject to Section 4.4.3, invoice Takeda the Supply Price for such Licensed Product shipped to Takeda.  Takeda shall pay the Supply Price for such Licensed Product within sixty (60) days after such invoice is received by Takeda, provided that if Takeda rejects such Licensed Product pursuant to Section 9.7 due to a Patent Defect, a Latent Defect or because the delivery of such Licensed Product is not in compliance with the quantities set forth on the relevant purchase order, then, in the case the Licensed Product is not in compliance with the quantities set forth in the purchase order, payment shall still be due for the quantities actually shipped to and received and accepted by Takeda pursuant to Section 9.7 below within sixty (60) days after such invoice is received by Takeda or, in the case of an allegation of a Patent Defect or Latent Defect, payment shall then be due within sixty (60) days after receipt by Takeda of notice from the independent laboratory pursuant to Section 9.7 below that such allegation is not the case. In the event that during the term of this Agreement the Supply Price does not allow for commercially viable margins for Takeda, as decided by Takeda using Commercially Reasonable Efforts, or otherwise has an impact on the Commercialisation of the Product in the Territory, then the Parties will enter good faith negotiations to discuss and agree to a potential reduction of the Supply Price. Specifically in the event Takeda attains the Annual Net Sales Milestones described in Section 8.2, the Parties shall discuss and shall agree in good faith to an adjustment in the Supply Price for the Licensed Product within three (3) months following the attained Annual Net Sales Milestones, which such reduction being […***…] percent ([…***…]%).

8.4  Third Party Royalties.  If any of Takeda’s activities under this Agreement, including the Development or Commercialization of the Licensed Product by Takeda in a particular country in the Territory or outside the Territory infringes or misappropriates or otherwise makes unauthorized use of any intellectual property rights of a Third Party (other than Takeda’s Affiliates or other Sublicensees) in such country such that Takeda cannot carry out the activities under this Agreement (such as but not limited to use, Develop or Commercialize the Licensed Product) in such country as provided for herein without infringing, misappropriating or making unauthorized use of the intellectual property rights of such Third Party (other than Takeda’s Affiliates or other Sublicensees), then each Party shall promptly notify the other Party upon becoming aware of the same and, Sucampo shall, use Commercially Reasonable Efforts to, within three (3) months: (a) obtain such licenses and rights as are necessary for Takeda to Develop or Commercialize the Licensed Product in the Field in such country as expressly provided for herein and  Sucampo shall be solely responsible for the payment of all such Third Party Royalties or (b) replace or modify any affected Sucampo Background Technology so that it does not infringe or misappropriate at Sucampo’s sole cost and expense. Notwithstanding the above, after expiration of the before mentioned three (3) month period, Takeda may at its sole discretion decide to negotiate with such Third Party to obtain such licenses and rights as are necessary for Takeda to Develop or Commercialize the Licensed Product in the Field in such country. The payments due to Sucampo according to this Agreement shall be reduced to the extent Takeda pays Patents or Trademarks royalties to any Third Parties in connection with Takeda’s activities under this Agreement, such as Development, Secondary Packaging, or Commercialization of the Licensed Product in the Field in the applicable country of the Territory.

8.5  Payment Dates and Reports.  Starting with the month following the calendar quarter in which the First Commercial Sale occurs in any country in the Territory and continuing thereafter during each calendar quarter of the Term within fifteen (15) days following the end of each calendar quarter, Takeda shall provide one consolidated report based on GAAP showing on a Licensed Product-by-Licensed Product basis and on a country-by-country basis a statement identifying the amount of Net Sales during the relevant calendar quarter.

8.6  Financial Audit Rights.  Each Party shall keep and maintain for at least ten (10) years complete and accurate records in sufficient detail to allow confirmation of any payment and Development cost calculations made hereunder, unless under local Applicable Law a longer timeframe is required.  Upon the written request of a Party (“Auditing Party”) and not more than once in each Calendar Year, the other Party (“Audited Party”) shall permit an independent certified public accounting firm of internationally-recognized standing, selected by the Auditing Party (provided that the Auditing Party shall not without the Audited Party’s prior written consent select the same public accounting firm that conducts the Auditing Party’s annual financial statement audit) and reasonably acceptable to the Audited Party, at the Auditing Party’s expense, to have access, with not less than thirty (30) days’ notice, during normal business hours, to the records of the Audited Party and its Affiliates as may be reasonably necessary to verify the accuracy of the payments hereunder for any Calendar Year ending not more than thirty-six (36) months prior to the date of such request.  The accounting firm will be instructed to provide its audit report first to the Audited Party, and will be further instructed to redact any Confidential Information of the Audited Party not relevant to verifying the accuracy of payments or Development costs prior to providing that audit report to the Auditing Party.  The accounting firm’s audit report shall state whether the applicable report(s) is/are correct or not, and, if applicable, the specific details concerning any discrepancies.  No other information shall be shared.  If such accounting firm concludes that additional monies were owed by the Audited Party to the other, the Audited Party shall pay the additional monies against invoice within thirty (30) days of the date the Audited Party receives such accounting firm’s written report so concluding.  The fees charged by such accounting firm shall be paid by the Auditing Party; provided if an error in favor of the Auditing Party of more than ten percent (10%) is discovered, then the Audited Party shall pay the reasonable fees and expenses charged by such accounting firm.  Any audit reports provided hereunder shall be the Confidential Information of the Audited Party.  Takeda shall either: (a) require each of its Affiliates to maintain similar books and records and to open such records for inspection to the accounting firm in the manner paralleling that set forth in this Section 8.5, or (b) obtain such audit rights from its Affiliates for itself and exercise such audit rights on behalf of Sucampo upon Sucampo’s request and disclose the results thereof to Sucampo.  In either case Sucampo shall be deemed the Auditing Party, and such Affiliates and other Sublicensees of Takeda the Audited Party for purposes of this Section 8.6.

8.7  Withholding Taxes.  All payments made under this Agreement shall be free and clear (exclusive of) of any withholding taxes required by Applicable Law.  Where any sum due to be paid to a Party hereunder is subject to any withholding tax under Applicable Law of a particular country in the Territory, the Parties shall use Commercially Reasonable Efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty.  In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax under Applicable Law in such country, or not all documents required to claim benefits of any applicable double taxation agreement or treaty are made available to the paying Party at least five (5) Business Days prior to the payment, the paying Party shall deduct any withholding taxes from payment and pay such withholding or similar tax to the appropriate Regulatory Authority in such country, deduct the amount paid from the amount due to the receiving Party and secure and send to the receiving Party to its reasonable satisfaction an available evidence of such obligation together with proof of payment.

8.8  Payments.  All payments due under this Agreement shall be payable in United States Dollars (USD) other than the Supply Price, which shall be payable in JPY unless Sucampo has notified Takeda in writing that Sucampo will change the Manufacturing site and will Manufacture the Licensed Product through its Back-Up Supplier; in which case, Sucampo will advise Takeda of the applicable currency to be applied to the Supply Price at the agreed exchange rate.  Unless expressly specified otherwise herein, all payments under this Agreement shall be by appropriate electronic funds transfer in immediately available funds to the following bank account of the applicable Party:

Bank information

For Sucampo:

For USD
Bank: […***…]
Address: […***…]
Swift Code: […***…]
Account: […***…]
IBAN Number : […***…]
Contact Person:   […***…]

For JPY
Bank: […***…]
Address: […***…]
Swift Code: […***…]
Account: […***…]
IBAN Number : […***…]
Contact Person:   […***…]

For Takeda:

Bank: […***…]
Address: […***…]
Swift Code: […***…]
Account: […***…]
IBAN Number : […***…]
Contact Person:  […***…]

Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

8.9  Supply Price Adjustment. On a yearly basis the Parties will adjust for any changes in the exchange rate between: (a) the currency in which Sucampo pays for its labor and, overhead and JPY solely to the extent any changes in the exchange rate exceeds […***…] % from the Contract Rates (defined below) and (b) the currency in which revenues from Net Sales are received and USD based on the weighted average exchange rate over the prior consecutive twelve (12) month period from the date that the consolidated report is being prepared by Takeda pursuant to Section 8.5.   On the first business day of the third month of any calendar quarter prior to the quarter of application, the Parties shall establish the exchange rates (“Contract Rates”) to be applied to the following quarter’s costs (for those costs denominated in currencies different from the currency in which the costs of labor and overhead are denominated) by calculating the average exchange rate over the prior consecutive twelve (12) month period.  The source of the Contract Rates and the exchange rates will be the European Central Bank.

8.10  No Other Compensation.  Unless otherwise agreed to by the Parties and set forth in writing, Sucampo and Takeda hereby agree that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by each Party to the other in connection with the transactions contemplated herein.  Neither Party has previously paid or entered into any other commitment to pay, whether orally or in writing, any employee, agent or contractor of the other Party, directly or indirectly, or any consideration, compensation or benefits, monetary or otherwise, in connection with the transactions contemplated herein other than as expressly and specifically set forth in this Agreement.

ARTICLE 9
SUPPLY

9.1  General

9.1.1  Strategy.  The Parties, through the JWG, shall provide regular updates on the supply of Licensed Product in the applicable country in the Territory, and issues related thereto.  The Parties will review the supply strategy on an ongoing basis to ensure adequate risk mitigation for supply by Sucampo of the Licensed Product. Sucampo shall keep Takeda reasonably informed of inventory or production issues that it is aware may affect the availability of Licensed Product.  Takeda hereby acknowledges and agrees that it shall, and shall cause each of its Affiliates and other Sublicensees to, exclusively purchase the Licensed Product from Sucampo during the Term, subject to Applicable Law.  Sucampo agrees and acknowledges that it shall supply to Takeda the quantities specified in the forecast attached in EXHIBIT O and that Takeda has no commitment to order further quantities of Licensed Product. Under no circumstances shall Sucampo withhold supply from Takeda, including, but not limited to, during a dispute between the Parties. The Parties acknowledge and agree that Sucampo is not obligated to provide copies of or access to the Manufacturing Data to Takeda except to the extent required for Takeda to comply with its obligations under this Agreement, including without limitation its Adverse Event/Reaction reporting obligations and the filing and maintenance of Regulatory Filings.

9.1.2  Manufacturing by Sucampo.  In accordance with the applicable terms and conditions of this Agreement, Sucampo shall use Commercially Reasonable Efforts to Manufacture (excluding Secondary Packaging) or have Manufactured by an Affiliate or a Subcontractor on the conditions as stated on Section 9.1.3 in compliance with the Specifications and test and deliver to Takeda and/or its Affiliates or Sublicensees its entire requirement of Licensed Product, for the Commercialization.

9.1.3 Sucampo represents and warrants that all such Licensed Product Manufactured (other than Secondary Packaging) and supplied by or on behalf of Sucampo has been and shall:

(a)  be Manufactured in accordance and in compliance with Applicable Law in the countries in the Territory where such Licensed Product is to be distributed for sale in the Field, including cGMP;

(b)  be Manufactured in accordance with the applicable Regulatory Filings and Regulatory Approvals in the countries in the Territory where such Licensed Product is to be distributed for sale in the Field;

(c)  upon delivery, not be adulterated or misbranded as defined by Applicable Law in the countries in the Territory where such Licensed Product is to be distributed for sale in the Field;

(d)  upon delivery, not have reached the term of […***…] ([…***…]) months on a total shelf life which shall not be in any event less than of […***…]([…***…]) months;

(e)  be free from material defects in materials and workmanship; and

(f)  be in compliance with all Specifications for such Licensed Product

(hereinafter collectively “Agreed Quality”).

9.1.4  Sufficient Inventories.  For the Term, and subject to the timely supply of the Rolling Forecast pursuant to Section 9.1.5, Sucampo shall use Commercially Reasonable Efforts to cause its supplier to maintain sufficient inventories of Compound required to Manufacture the Licensed Product (other than Secondary Packaging) in order to ensure timely delivery of the Licensed Product.  Sucampo shall cause its supplier to maintain a safety stock of Compound equal to […***…] ([…***…]) months of forecast demand based on Takeda’s most recent Rolling Forecast.

9.1.5  Forecasts and Orders

(a)  No later than […***…] during the Term, Takeda will provide Sucampo with an updated […***…] ([…***…]) month rolling forecast of the Licensed Product to be Manufactured and supplied by or on behalf of Sucampo (each a “Rolling Forecast”) for the […***…] ([…***…]) month period commencing at the beginning of the following month with the first […***…] ([…***…]) months considered a purchase order period.  Each Rolling Forecast will be broken down for each month of such period by: (i) the Licensed Product, (ii) the quantity (by SKU of Licensed Product).  The first […***…] ([…***…]) months of each new Rolling Forecast will constitute the new purchase order for which Takeda will be obligated to purchase and take delivery of the Licensed Product.

(b)  Except as set forth herein, all months of the Rolling Forecast other than the first […***…] ([…***…]) months will set forth Takeda’s estimate of its requirements for the supply of Licensed Product on a Licensed Product-by-Licensed Product basis and on a country-by-country basis in the Territory, and the Rolling Forecast for the months […***…] ([…***…]) through […***…] ([…***…]) of each Rolling Forecast will not be binding.

(c)  In the event that the Rolling Forecast sets forth more than […***…] ([…***…]) capsules as samples of Licensed Product, the Parties will in good faith renegotiate the Supply Price for samples.

9.1.6  Purchase Order.  All purchases of Licensed Product shall be pursuant to written purchase orders consistent with Section 9.1.5(a), which shall be placed by Takeda at least sixty (60) days prior to the date of which such Licensed Product shall be delivered to Takeda or the applicable Affiliate or Sublicensee.  Each such purchase order will be consistent with the purchase order period of the most recent Rolling Forecast.   If a purchase order for any month which is binding pursuant to Section 9.1.5(a) and 9.1.5(b) above is not submitted by the above deadline, then the quantity of the Licensed Product that Takeda is committed to purchase for such binding month shall carry forward and be added to the next calendar month until fulfilled; provided that notwithstanding the foregoing, Takeda must issue a purchase order therefor prior to the end of the then-current calendar year. Each purchase order hereunder shall specify the desired quantities of each Licensed Product and the delivery dates therefor.

9.1.7  Acceptance of Orders.  Orders and delivery dates will be deemed accepted unless Takeda and/or its Affiliate or Sublicensee receives written notice of rejection within ten (10) Business Days.  Sucampo may only reject an order (a) that lists products that are not covered by this Agreement, (b) that is inconsistent with the amounts permitted by Section 9.1.5 and Section 9.1.6 or (c) during a supply constraint situation in accordance with Section 9.3 below.

9.1.8  Secondary Packaging by Takeda.  Subject to the terms and conditions of this Agreement, Takeda has the responsibility to perform the Secondary Packaging of the Licensed Product supplied by Sucampo for the Development and Commercialization of the Licensed Product in accordance and in compliance with any applicable Specifications for the Secondary Packaging and Applicable Law in the countries in the Territory where such Licensed Product is to be Commercialized, including cGMP.  All costs in connection with the Secondary Packaging of the Licensed Product, including any and all additional incremental costs resulting from changes to the Specifications for Secondary Packaging that are required to export the Licensed Product to countries in the Territory on a country-by-country basis under Applicable Law shall be borne by Takeda.

9.1.9  Subcontracting.  Takeda hereby authorizes that Sucampo may subcontract the Manufacturing of the Compound and the Licensed Product. The Parties acknowledge and agree that Takeda may subcontract the Secondary Packaging of the Licensed Product in accordance with Section 2.1.2 above. Sucampo shall not be relieved of its obligations pursuant to this Agreement as a result of such appointment of any Subcontractors and shall remain fully responsible and liable for any action or omission of such Subcontractors which would constitute a breach of this Agreement if committed by Sucampo as if Sucampo had committed such action or inaction itself.

9.1.10  Changes Control.  Sucampo shall, and shall cause its appointed Third Parties to,  promptly implement any changes to the Licensed and/or its Specifications that are required by Applicable Law or by Regulatory Authorities (collectively, “Required Changes”) in accordance with the change control procedure set forth in the Quality Agreement.  For changes to the Licensed Product and/or its Specifications that are not Required Changes, including but not limited to sub-contracting of Manufacturing or Secondary Packaging (collectively, “Discretionary Changes”), the requesting Party shall notify the other Party in advance of such Discretionary Changes in order to obtain such Party’s prior written approval, such approval not to be unreasonably withheld or delayed, in accordance with the change control process to be established under the Quality Agreement.  Sucampo shall implement any such changes only upon prior approval of Takeda. The Parties shall, to the extent commercially reasonable under the circumstances, cooperate in making such changes.

9.1.11  Costs of Changes.  All costs and expenses associated with Required Changes shall be shared equally between the Parties. All costs and expenses associated with Discretionary Changes shall be borne by the Party requesting such change, provided, however, that if a Discretionary Change is supported by both Parties and is foreseen to improve the commercial viability or the health and safety of a Licensed Product in the Territory, the costs of such Discretionary Change shall be shared equally between the Parties. Costs associated with changes requested by Sucampo solely in order to optimize the Manufacturing process (other than Secondary Packaging) of the Licensed Product (but which do not otherwise improve the commercial viability or health and safety of a Licensed Product), shall be borne by Sucampo.  All changes required for Secondary Packaging shall be covered by Takeda.

9.1.12  Back-Up Supplier. Sucampo shall use Commercially Reasonable Efforts to provide Takeda, within ninety (90) days after the Effective Date, with a written list of Third Party contract manufacturer(s) (other than for Secondary Packaging) identified by Sucampo to act as potential Back-Up Suppliers. The Parties will discuss the strategy to qualify the Back-Up Supplier in the meetings of the JSC and JWG. Not later than […***…], Sucampo shall identify one or more Third Party contract manufacturers  reasonably acceptable to Takeda to act as a secondary source for the Manufacture and supply of the Licensed Product. Not later than twelve (12) months after […***…], Sucampo shall use Commercially Reasonable Efforts to obtain all Regulatory Approvals required for the Back-Up Supplier to Manufacture and supply the License Product for use in Development and Commercialization of such Licensed Product as provided under this Agreement. Sucampo will be responsible for all costs associated with qualifying the Back-Up Suppliers, including costs for materials, start up, validation and test batches, stability testing and equipment. Upon written request by Takeda from time to time, Sucampo shall provide a reasonably detailed written report of Sucampo's efforts and progress to qualify the Back-Up Suppliers as required hereunder. Sucampo shall ensure that the Back-Up Supplier has the capacity to Manufacture and supply the Licensed Product in sufficient quantities to meet Takeda's binding forecast in any given quarter in the event of an interruption to the primary source of supply. Sucampo, at their cost, shall prepare and submit to the applicable Regulatory Authorities all information and filings, and take such other actions reasonably required, to obtain and maintain the Regulatory Approvals required for the Back-Up Supplier to Manufacture and supply the Licensed Product for Development and Commercialization activities under and during the Term of this Agreement. For the avoidance of doubt, Takeda shall continue to purchase the Licensed Product directly from Sucampo in the event that it is necessary for Sucampo to use the Back-Up Supplier to Manufacture, and supply to Takeda, the Licensed Product. Under no circumstances shall Sucampo willfully withhold supply of the Compound or the Licensed Product from Takeda during the Term of this Agreement, including, but not limited to, during a dispute with Takeda.

9.2  Delivery.  Sucampo shall deliver the Licensed Product CIP at the packaging site of Sucampo (Incoterms 2010) for Licensed Product primary packaged in blisters PCI located in Philadelphia, USA and for the Licensed Product primary packaged in bottles Aphena Pharma Solutions, located in Whippany, NJ USA, subject to the release of the relevant Licensed Product as per Section 9.4.  Takeda shall designate to Sucampo the carrier which will take delivery of the Licensed Product.  Sucampo shall contact such carrier when the Licensed Product is ready for shipping and shall arrange for collection, and transportation of the Licensed Product.  Sucampo shall inform Takeda two (2) Business Days prior to pick-up by the carrier.  Takeda shall bear the costs for transport of the Licensed Product and will be invoiced directly by the carrier.  Delivery documents shall include purchase order number, quantity, copy of the certificate of analysis, items codes and description, lot number, manufacturing date of the Licensed Product, number of shippers, weight, number of pallets, and any other documents in accordance with the terms of the Quality Agreement.

9.3  Limited Supply.  In the event that the Licensed Product in the Field in the Territory is not meeting Takeda’s requirements for the Licensed Product in excess of […***…] ([…***…]%) of the Binding Forecast in a given quarter, Sucampo shall notify Takeda of such shortage as soon as possible upon becoming aware of the same.  In the event there is a short supply of the Licensed Product in the Territory and Sucampo cannot supply the Licensed Product to Takeda in an amount equal to Takeda’s firm order, then Sucampo shall use Commercially Reasonable Efforts to allocate available Licensed Product and cause its Third Party manufacturer to allocate Manufacturing capacity to provide to Takeda in each month that such a shortfall exists (and in each month thereafter until the shortfall to Takeda is remedied) the  Licensed Product in an amount equal to (a) the amount of available Compound or Licensed Product and/or related manufacturing capacity, multiplied by (b) a fraction the numerator of which is (i) the aggregate of firm orders made by Takeda over the subsequent twelve (12) month period including the shortfall month and the denominator of which is (ii) the sum of (x) the aggregate quantity of firm orders made by Takeda over the subsequent twelve (12) month period including the shortfall months and (y) the aggregate quantity of Compound or Licensed Product over the same twelve (12) month period required by other licensees in a country outside of the Territory by reference to firm orders placed with Sucampo for such licensees’ requirements outside of the Territory.  In the event Takeda terminates this Agreement according to Section 12.2.2(a), Sucampo shall assist Takeda with initiating, implementing and finishing the qualification of an alternative supplier of Licensed Product capable of supplying Takeda and its Affiliates and Sublicenses with its requirements of Licensed Product. Any Third Party direct and documented out-of-pocket costs actually incurred by Takeda that are reasonably required and necessary and directly attributable to the qualification of an alternative supplier and for which Takeda is able to provide supporting documentation therefor shall be borne by Sucampo; provided that: (a) Takeda will promptly provide Sucampo with an itemized list of all such documented actual third party direct out-of-pocket costs and the Parties shall negotiate in good faith to mutually agreed upon any such third party direct and documented out-of-pocket costs prior to Takeda incurring such costs, and (b) the Parties will use Commercially Reasonable Efforts and cooperate to minimize any such costs.

9.4  Testing and Release.  Testing and release of the Licensed Product for the applicable country in the Territory shall be made at the cost and expense of Sucampo, in accordance with Quality Agreement and Applicable law.  During the Term, Sucampo will conduct the commercial stability program with respect to the Licensed Product pursuant to Applicable Law, at its own expense.

9.5  Records.  At its own cost, Sucampo shall keep and maintain documentation and records with respect to Manufacturing (other than Secondary Packaging), testing and delivery of Licensed Product in accordance with Applicable Law.  At its own cost, Takeda shall keep and maintain documentation and records with respect to Secondary Packaging, testing and delivery of Licensed Product to end users in accordance with Applicable Law.

9.6  Quality Agreement.  A Quality Agreement shall be executed between Sucampo and Takeda within ninety (90) days of the Effective Date and in any event no later than the first order of Licensed Product.

9.7  Non-Conforming Shipment.  Takeda will have a period of ninety (90) Business Days from the date of its or its Affiliates, Subcontractor or Sub-licensees (as applicable)  receipt of a shipment of the Licensed Product to: (a) inspect and reject such shipment for Patent Defects and (b) report any discrepancy in the quantity of the SKUs of the Licensed Product for such shipment.  If Takeda provides Sucampo with a notice of non-conformity in respect of any discrepancy in the quantity of the SKUs of the Licensed Product for any shipment within such ninety (90) Business Day period then, as Takeda’s sole and exclusive remedy under this Agreement, Takeda shall have the option of: (i) in the event of a shortfall in the quantity of the delivered Licensed Product, (x) requiring Sucampo to, and Sucampo shall, promptly supply Takeda with such additional Licensed Product as is necessary to meet the amount ordered or (y) paying for the quantity actually received in accordance with the provisions of ARTICLE 8 without requiring Sucampo to supply any additional Licensed Product as is necessary to meet the amount ordered or (ii) in the event of an excess in the quantity of the delivered Licensed Product, (x) returning the excess units to Sucampo, at Sucampo’s sole cost and expense, through the carrier used to deliver the Licensed Product to Takeda (or such other carrier as Sucampo may direct in writing), or (y) accepting any such excess Licensed Product as against future orders of such Licensed Product.  In each case, Takeda shall pay for the quantity actually received and accepted unless otherwise agreed in writing by the Parties.  In the event that Takeda has the right to and elects to reject any such shipment for a Patent Defect, Takeda shall provide Sucampo with written notice of such rejection for any Patent Defect within such period of ninety (90) Business Days together with samples of the non-conforming Licensed Product in the relevant shipment for testing.  In the case of Licensed Product with Latent Defects, Takeda will promptly, and in no event more than ninety (90) Business Days of Takeda knowing of any such Latent Defect, notify Sucampo in writing of such Latent Defect and provide Sucampo with samples of the non-conforming Licensed Product in the relevant shipment for testing. If Sucampo disagrees with Takeda regarding Takeda’s rejection of a shipment or portion thereof based on a Patent Defect or a Latent Defect, the Parties will submit samples of such shipment to a mutually acceptable independent laboratory for testing.  If such independent laboratory determines that the shipment did not contain a Patent Defect or a Latent Defect, Takeda will bear all expenses of shipping the Licensed Product to and from and the testing by such independent laboratory for such shipment.  If Sucampo or such independent laboratory confirms that such shipment did contain a Patent Defect or a Latent Defect, Sucampo will (i) as soon as practicable, give Takeda a credit for any amount paid with respect to that portion of the Licensed Product which had a Patent Defect or Latent Defect, (ii) bear all of Takeda’s reasonable direct and documented out-of-pocket expenses of returning such Licensed Product to Sucampo or its designee, and (iii) all reasonable direct and documented out-of-pocket expenses of shipping Licensed Product to and from and the testing by such independent laboratory.  Sucampo or Takeda, as directed by Sucampo, will dispose of any non-conforming portion of any shipment in accordance with all Applicable Law, at Sucampo’s expense for any reasonable direct and documented out-of-pocket costs actually incurred by Takeda for such disposal.

9.8  Quality Audits

9.8.1  Sucampo shall use Commercially Reasonable Efforts to make available facilities being used to Manufacture the Licensed Product (other than Secondary Packaging) and relevant manufacturing records for audit by Takeda or its designee for regulatory or quality assurance purposes upon reasonable notice and at reasonable times during normal business hours and subject to Sucampo’s customary rules and restrictions with respect to site visits by non-Sucampo personnel; provided, however, that the audit by Takeda hereunder shall be no more than once per year, except where there exists a reasonable cause to perform one (1) or more audits. This shall include reasonable access for Takeda and its representatives to the facility and all records and personnel required for the sole purpose of conducting such quality assurance audits of Sucampo. In the event of: (a) any investigations or requests from the applicable Regulatory Authorities regarding the Manufacturing process, Product quality control and cGMP compliance and stability of the Licensed Product (other than Secondary Packaging), or (b) any occurrence of Market Withdrawals Recalls, Adverse Events/Reactions or Serious Adverse Events/Reactions caused by or alleged to be caused by defects in the Manufacturing process of the Licensed Product (other than Secondary Packaging), in each of the foregoing cases, such access shall be provided as promptly as possible to Takeda or its designee, subject to Sucampo’s customary rules and restrictions with respect to site visits by non-Sucampo personnel.  Sucampo will co-operate with Takeda representatives for all of these purposes, and shall use Commercially Reasonable Efforts to promptly correct any reasonable deficiencies noted during the audits.  All information from the audit will be considered the Confidential Information of Sucampo.

9.8.2  Takeda shall use Commercially Reasonable Efforts to make available facilities being used for Secondary Packaging of the Licensed Product and relevant packaging records for audit by Sucampo for regulatory or quality assurance purposes upon reasonable notice and at reasonable times during normal business hours and subject to Takeda’s customary rules and restrictions with respect to site visits by non-Takeda personnel; provided, however, that the audit by Sucampo hereunder shall be no more than once per year, except where there exists a reasonable cause to perform one (1) or more audits.  This shall include reasonable access for Sucampo and its representatives to the facility and all records and personnel required for the sole purpose of conducting such quality assurance audits of Takeda. In the event of: (a) any investigations or requests from the applicable Regulatory Authorities regarding the Development, Commercialization or Secondary Packaging of the Licensed Product, or (b) any occurrence of Market Withdrawals, Recalls, Adverse Events/Reactions or Serious Adverse Events/Reactions (except if the foregoing is caused or alleged to be caused by defects in the Manufacturing process of the Licensed Product (other than Secondary Packaging)) then, in each of the foregoing cases, such access shall be provided as promptly as possible, subject to Takeda’s customary rules and restrictions with respect to site visits by non-Takeda personnel.  Takeda will co-operate with Sucampo’s representatives for all of these purposes, and shall use Commercially Reasonable Efforts to promptly correct any reasonable deficiencies noted during the audits. All information from the audit will be considered the Confidential Information of Takeda.

ARTICLE 10
CONFIDENTIALITY AND NON-DISCLOSURE

10.1  Confidentiality

10.1.1  Nondisclosure Obligations.  The Receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose, other than the purpose of the Parties to perform their respective obligations or to exercise their respective rights under this Agreement, any Confidential Information of the Disclosing Party.  The Receiving Party shall treat Confidential Information as it would its own proprietary information which in no event shall be with less than a reasonable standard of care, and take reasonable precautions to prevent the disclosure of Confidential Information to a Third Party, except as explicitly set forth herein, without written consent of the Disclosing Party.

10.1.2  Exceptions to Confidentiality.  The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party to the extent that such Confidential Information:

(a)  is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like or is made generally available by a Third Party, in each case, other than through a wrongful act, fault or negligence on the part of the Receiving Party or a breach of this Agreement;

(b)  is received from a Third Party without restriction and with the right to disclose such Confidential Information;

(c)  the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

(d)  the Receiving Party can demonstrate by competent evidence was independently developed by or for the Receiving Party without reference to, use of or disclosure of the Disclosing Party’s Confidential Information; or

(e)  is released from the restrictions set forth in this Agreement by the express prior written consent of the Disclosing Party.

Notwithstanding the foregoing, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

10.1.3  Authorized Disclosures. The Receiving Party may disclose Confidential Information to the extent that such disclosure is:

(a)  made in response to an order of a court of competent jurisdiction or other Regulatory Authority or any political subdivision or regulatory body thereof of competent jurisdiction; provided that the Receiving Party shall first have, if reasonably possible, given notice to the Disclosing Party and given the Disclosing Party, at such Disclosing Party’s own expense, a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or Regulatory Authority or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information which is legally required, in the reasonable opinion of legal counsel to the Receiving Party, to be disclosed in such response to such court or governmental order;

(b)  otherwise required by Applicable Law or the requirements of a major national securities exchange (e.g., Japan or U.S. Securities and Exchange Commission), in the reasonable opinion of legal counsel to the Receiving Party, provided that the Party disclosing such Confidential Information shall exercise its Commercially Reasonable Efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded and if possible give the other Party a reasonable opportunity to review and comment on any such disclosure in advance thereof (but not less than five (5) Business Days, if possible, prior to the date of such disclosure);

(c)  made to an applicable Regulatory Authority in any country in the Territory as useful or required in connection with any filing, application or request for Regulatory Approval; provided that reasonable measures shall be taken to assure confidential treatment of such information;

(d)  reasonably necessary in filing or prosecuting of Sucampo Patent Rights directed to the Compound or the Licensed Product in the applicable country in the Territory or (ii) reasonably necessary in defending litigation related to Sucampo Patent Rights in the applicable country or jurisdiction in the Territory if such litigation relates to this Agreement, provided that the other Party is informed and consulted at least thirty (30) days prior to the disclosure where possible; and

(e)  to the extent necessary, and subject to sublicensing and subcontracting provisions set forth in this Agreement, to its Affiliates and Sublicensees, and its and their directors, officers, employees, consultants, contractors or subcontractors, under written agreements of confidentiality substantially similar to and at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with a Party performing its obligations or exercising its rights under this Agreement.

10.2  Patient Information. The Parties shall abide (and cause their respective Affiliates and Sublicensees to abide), and take (and cause their respective Affiliates and Sublicensees to take) reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law in the applicable country in the Territory concerning the confidentiality or protection of patient identifiable information and other patient protected health information.

10.3  Ownership of Confidential Information.  The Receiving Party agrees that it shall not receive any right, title or interest in, or any license or right to use, the Disclosing Party’s Confidential Information (including all copies, extracts and portions thereof) or any intellectual property rights therein, by implication or otherwise, except as expressly and specifically permitted herein.  All rights relating to the Disclosing Party’s Confidential Information that are not expressly granted hereunder to the Receiving Party are reserved and retained by the Disclosing Party.

10.4  Press Releases; Publications; Use of Name and Disclosure of Terms

10.4.1  Press Release. The Parties have agreed upon the content of a press release which shall be issued substantially in the form attached hereto as EXHIBIT I as soon as practicable after the execution and delivery of this Agreement.  Except for the press release set forth on EXHIBIT I, each Party shall maintain the confidentiality of all provisions of this Agreement and this Agreement itself, subject to the terms of this Agreement. For subsequent press releases relating to this Agreement or the Parties' relationship hereunder, each Party (or its Affiliate) shall use Commercially Reasonable Efforts to submit to the other Party a draft of such press release for review and comment by the other Party at least five (5) Business Days prior to the date on which such Party plans to issue such press release ("Proposed Disclosure"), and shall review and consider in good faith any comments provided by the other Party. Except for the press release set forth on EXHIBIT I, each Party shall maintain the confidentiality of all provisions of this Agreement and this Agreement itself, subject to the terms of this Agreement. Without the prior written consent of both Parties, no Party shall make any press release or other public announcement of or otherwise disclose to any Third Party this Agreement or any of its provisions, except for:  (a) disclosure to those of its and its Affiliates’ and Sublicensees’ directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to the Agreement, provided that such directors, officers, employees, accountants, attorneys, advisers, and agents are required to maintain the confidentiality of the Agreement to the same extent as if they were Parties hereto under written agreements of confidentiality substantially similar and at least as restrictive as those set forth in this Agreement, (b) such disclosures as may be required by Applicable Law pursuant to Section 10.1.3, and (c) disclosure of the terms of this Agreement by either Party to its existing or potential investors, lenders, collaborative partners or, in the case of a change of control, acquirers as part of their due diligence investigations, provided, however, that such existing investors, lenders, collaborative partners or acquirers have agreed to maintain the confidentiality of the terms of this Agreement and to use such information solely for the purpose of such due diligence investigation under written agreements of confidentiality substantially similar to and at least as restrictive as those set forth in this Agreement.

10.4.2  Publications.  All publications, abstracts, manuscripts and presentations (including information to be presented verbally) that disclose results of Clinical Studies or Post-Approval Marketing Studies for a Licensed Product in the Field in the applicable country in the Territory shall be reviewed and approved by each Party.  Each Party shall provide to the other Party the opportunity to review each of the submitting Party’s proposed abstracts, manuscripts or presentations (including information to be presented verbally) in the applicable country in the Territory that relate to any Development activities or otherwise with respect to the Licensed Product for use in the Field in such applicable country in the Territory, at least thirty (30) days prior to its intended presentation or submission for publication and each Party agrees, upon written request from  the other Party given within such thirty (30)-day period, not to submit such abstract or manuscript for publication or to make such presentation until Sucampo is given up to thirty (30) days from the date of such written request to seek appropriate Patent protection for any material in such publication or presentation that it reasonably believes may be patentable.  Once an abstract, manuscript or presentation has been reviewed and approved by each Party, the exact same abstract, manuscript or presentation does not have to be provided again to the other Party for review for a later submission for publication; provided that once the abstract or manuscript is accepted for publication or the presentation is finalized, the submitting Party shall provide the other Party with a copy of the final version of such abstract, manuscript or presentation.  Each Party also shall have the right to require that any of its Confidential Information (but not the results of the Clinical Studies or Post-Approval Marketing Studies for a Licensed Product in the Field in the applicable country in the Territory that have been approved for disclosure pursuant to the Publication Policies) that is disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation.  In any permitted publication or presentation by a Party, the other Party’s contribution shall be duly recognized, and co-authorship shall be determined in accordance with customary standards.   For the avoidance of doubt and notwithstanding the foregoing, this Section 10.4.2 shall not limit or restrict Sucampo’s ability to publish or present publicly available information for Other Indications within the applicable country in the Territory (except to the extent that Takeda has exercised its right of refusal for a particular Other Indication in such country in the Territory and the Parties have reached written agreement with respect to the same under Section 5.2) or otherwise, provided that in each case such publication or presentation does not contain Takeda’s Confidential Information.

ARTICLE 11
INTELLECTUAL PROPERTY RIGHTS

11.1  Sucampo Intellectual Property Rights.  As between the Parties, Sucampo shall have sole and exclusive ownership of the Compound and Licensed Product (and any improvements, modifications or derivative works to such Compound and Licensed Product) and all right, title and interest (subject to the licenses granted in this Agreement) in and to any and all Sucampo Patent Rights, Sucampo Background Technology and Product Trademarks and all Technology in connection with the Compound and Licensed Product (and any improvements modifications or derivative works to such Compound and Licensed Product) anywhere in the world, including  all Pre-Clinical Data, Clinical Data, CMC Data and other Data in connection with the Licensed Product, and any improvements, modifications or derivative works to any of the foregoing

11.2  Patent Filing, Prosecution and Maintenance.  Sucampo and its Affiliates, acting through patent counsel of its choice, and in reasonable consultation with Takeda solely during the Term, shall be responsible for the preparation, filing, prosecution and maintenance of the Sucampo Patent Rights in the applicable country in the Territory.  During the Term, Sucampo shall diligently prosecute all filed patent applications included in the Sucampo Patent Rights and maintain all issued patents included in the Sucampo Patent Rights, except as otherwise set forth below. During the Term, Sucampo shall use Commercially Reasonable Efforts to notify Takeda within thirty (30) days in the event  (however not later than ninety (90) days before any relevant patent deadline date for filing documents, paying fees or any required action) that Sucampo or its Affiliates decide not to prepare, file, prosecute and/or maintain any of the Sucampo Patent Rights in the Field in any country in the Territory and, upon the receipt of such notice, Takeda shall then have the right and option to do so in such country at its own expense, except for the Sucampo Patent Rights mentioned in EXHIBIT N, for which Sucampo shall solely bear all fees and costs Takeda has paid to prosecute and maintain such Sucampo Patent Rights.  Any Sucampo Patent Right for which Takeda assumes the responsibility to prepare, file, prosecute and/or maintain pursuant to this Section 11.2 shall remain part of the Sucampo Patent Rights and shall be solely and exclusively owned by Sucampo and Sucampo shall grant to Takeda a non-exclusive, royalty free, perpetual license for any such Sucampo Patent Right outside the Field. In the event Takeda has made the final decision to not Commercialize in a country of the Territory, the Parties shall discuss in good faith whether Sucampo shall  be further obliged to prosecute and maintain the Sucampo Patent Rights in such country of the Territory.

11.3  Information and Cooperation.  During the Term, Sucampo shall (a) provide Takeda with copies of all patent applications filed with respect to the Sucampo Patent Rights and other material submissions and correspondence with  any patent office in the applicable country in the Territory relating thereto, in sufficient time to allow for reasonable review and comment by Takeda, (b) provide Takeda and its patent counsel with an opportunity to consult with Sucampo and its patent counsel regarding the filing and contents of any such application, amendment, submission or response with respect to the Sucampo Patent Rights in such country and (c) provide notice of filing of new Sucampo Patent Rights to Takeda in any country in the Territory within ten (10) Business Days of such filing.  Sucampo hereby agrees that the advice and suggestions of Takeda and its patent counsel shall be taken into reasonable consideration by Sucampo and its patent counsel in connection with each filing; provided that Sucampo and its patent counsel shall make the final determination in connection with each filing. For […***…], Takeda shall be invited to briefing teleconferences with Sucampo’s counsel to discuss case strategy at least […***…] ([…***…]) month before […***…]. In case […***…] or thereof is refused by the relevant […***…], Sucampo shall use Commercially Reasonable Efforts to (a) appeal the decision through […***…] and (b) […***…].

11.4  Product Trademarks.  As between the Parties, Sucampo and its Affiliates shall own all Product Trademarks and all goodwill associated therewith.  Sucampo shall be responsible at its own cost and expense for the filing, prosecution, defense, maintenance and renewal before all Trademark offices in the relevant country in the Territory of all Product Trademarks and shall use Commercially Reasonable Efforts to ensure Product Trademarks exist in such country in the Territory, and that any registered Product Trademarks are maintained during the Term.

11.4.1  Sucampo shall keep Takeda promptly informed of all filings made for Product Trademarks including sending Takeda a copy of any such filing and otherwise shall keep Takeda informed of all material developments in relation to the Product Trademarks.

11.4.2  Neither Sucampo nor any Affiliate of Sucampo shall use the Product Trademark in the Territory or grant a license to a third party under the Product Trademark in the Territory during the Term.

11.4.3  Takeda shall not reproduce or use (or authorize the reproduction or use of) the Product Trademarks or Sucampo’s Corporate Name in any manner whatsoever other than as expressly authorized by this Agreement.

11.4.4  During the Term and after any expiration or termination of this Agreement, Takeda shall not use as its own any service mark, service name, trade name, trademark, design or logo(s) confusingly similar to (i) any Product Trademarks or Sucampo’s Corporate Name, including without limitation any mark, word or design that incorporates the word “AMITIZA”, “Sucampo”, “Sucampo AG”, or “Sucampo Pharmaceuticals, Inc.” or any Product Trademarks on Exhibit C of the License Agreement, or any mark, word or design confusingly similar thereto.

11.4.5  Takeda shall not challenge the validity of the Product Trademarks or Sucampo’s Corporate Name, nor shall Takeda challenge Sucampo’s or Sucampo’s Affiliates’ ownership of the Product Trademarks or Sucampo’s Corporate Name or the enforceability of Sucampo’s or Sucampo’s Affiliates’ rights therein, anywhere in the world.

11.4.6  In the event of a determination by final court decision or under a definitive settlement by Sucampo that the Commercialization of Product in the Territory, on account of the use of a Product Trademark, infringes the trademark rights of a third party in the Territory, then, Sucampo shall: (a) indemnify and hold Takeda harmless against any such third party claim or proceeding above brought against Takeda, including damages and reasonable attorney’s fees; provided, however, that any obligation to indemnify shall be excluded if Takeda fails to promptly notify Sucampo of the assertion of any such claims; (b) At Sucampo’s option, finance the re-packaging operation or, if necessary, replace, free of charge, all Licensed Products in stock at Takeda that are no longer saleable on account of the infringement of a third party trademark.

11.5  Intellectual Property Legal Actions

11.5.1  Notice of Third Party Infringement and Third Party Litigation.  In the event (a) either Party becomes aware of any possible infringement of any Sucampo Patent Rights or Sucampo Background Technology relating to the Licensed Product or any Product Trademark in the Field in the applicable country in the Territory, (b) either Party becomes aware of the submission by any Third Party of regulatory filing in the applicable country in the Territory for a product that seeks approval to sell the Compound in the Field, or the regulatory approval is granted upon such regulatory filing, (c) either Party becomes aware of any interference, opposition, or a nullity action being filed in the applicable country in the Territory against any Sucampo Patent Right that relates to the Development, Manufacture, or Commercialization by a Third Party of a Licensed Product in the Field in the applicable country in the Territory, or (d) either Party becomes aware of the institution or threatened institution of any suit by a Third Party against such Party for patent infringement involving the Development, Manufacture, or Commercialization of any Licensed Product in the Field in the applicable country in the Territory (each, an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”).

11.5.2  Sucampo’s Right to Enforce and Defend.  In the event of an Infringement, Sucampo and its Affiliates shall have the right and option to initiate legal proceedings, through counsel of its choosing, or take other reasonable steps in good faith regarding such Infringement in reasonable consultation with Takeda. Sucampo shall use Commercially Reasonable Efforts to inform and consult with Takeda at least sixty (60) days in advance of any due dates, such that Takeda is able to reasonably comment on the enforcement or defense strategy, and Sucampo shall reasonably consider Takeda’s comments and suggestions to the strategy; provided, however, Sucampo and its Affiliates shall make the final decision as to the enforcement or defense strategy. If Sucampo and its Affiliates do not take or initiate reasonable steps in good faith to initiate legal proceedings or take other actions regarding the Infringement within thirty (30) days from any Infringement Notice, then Takeda and its Affiliates shall have the right and option to do so at their own expense.

11.5.3  No Settlement and Allocation of Damages.  Neither Party shall settle any Infringement claim nor proceeding under this Section 11.5 without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.  If either Takeda and/or Sucampo collects any settlement or judgment from any Third Party infringers, the Parties shall first allocate any such amounts to each Party equal to their respective attorneys’ fees, litigation costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of the attorneys’ fees, litigation costs and expenses of both Parties).  To the extent that any such award of damages represents lost gross margin, any additional amounts collected shall be payable to each Party equal to their respective share of lost gross margin, as demonstrated by written records. To the extent that any such award of damages does not represent lost gross margin or there are damages remaining after the allocation based on lost gross margin, any additional amounts collected shall be allocated based the Party’s respective effort to collect any settlement or judgment.

11.5.4  Right to Representation.  In addition to Takeda’s right and option to initiate legal proceedings or take other actions regarding the Infringement pursuant to Section 11.5.2 above, Takeda and its Affiliates shall have the right, at their own expense, to participate and be represented by counsel that it selects, in any legal proceedings or other action instituted under this Section 11.5 by Sucampo.

11.5.5  Cooperation.  In any action, suit or proceeding instituted under this Section 11.5, the Parties shall cooperate with and assist each other in all reasonable respects.  Upon the reasonable request of the Party instituting such action, suit or proceeding, the other Party shall join therein and shall be represented using counsel of its own choice, at the requesting Party’s expense.

ARTICLE 12
TERM AND TERMINATION

12.1  Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Agreement, shall expire on a country-by country basis (within the Territory) on the fourteenth (14th) anniversary of the date of First Commercial Sale in a country in the Territory (the “Term”).  The Term shall be renewable upon the mutual agreement of both Parties.

12.2  Termination

12.2.1  Termination for Material Breach.

(a)  If either Party materially breaches this Agreement, the non-breaching Party shall have the right to terminate this Agreement by written notice unless the breaching Party remedies the default within ninety (90) calendar days after receipt of written notice of such default.

(b)  In the event of a material breach by any of the Parties of anti-bribery and anti-corruption obligations defined in Sections 15.2.2 and 15.2.3, the non-breaching Party shall have the right to terminate this Agreement in its entirety with immediate effect.

12.2.2  Partial Termination by Takeda.  Notwithstanding the provisions of Section 12.2.1(a) above, Takeda shall have the right to terminate this Agreement by giving thirty (30) days prior written notice on a Licensed Product-by-Licensed Product basis and country-by-country basis in the Territory for the following circumstance:

(a)  In the event Sucampo fails to cure a supply shortage of the Licensed Product in the Field in the applicable country in the Territory within […***…] days ([…***…]) days of Sucampo’s prior written notice of such shortage to Takeda pursuant to Section 9.3 (other than a supply shortage due to Force Majeure as set forth in Section 9.3), then Takeda shall have the right to terminate this Agreement with respect to such Licensed Product for which there is a supply shortage and in such country where the supply shortage occurs, or

(b)  Upon written notice to Sucampo, Takeda using Commercially Reasonable Efforts advised that Takeda will not Develop and Commercialize the Licensed Product in the Field in the country in the Territory. The non-Development or non-Commercialization of the Licensed Product shall not be considered as constituting a material breach of this Agreement

12.2.3  Termination for Insolvency.  Notwithstanding the provisions of Section 12.2.1(a) above, in the event a Party files for protection under the bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

12.2.4  Termination for Material Adverse Event.  In the event  that either of the Parties has a reasonable health and safety concern, including due to any Adverse Event or Serious Adverse Event, with respect to the Compound or Licensed Product, then either Party may terminate this Agreement on a product-by-product basis effective immediately upon written notice to the other Party.

12.2.5  For the avoidance of doubt, the termination of this Agreement with respect to a Licensed Product in any applicable country in the Territory in accordance with Sections 12.2.1(a) or 12.2.2 (“Terminated Licensed Product”) shall not affect the rights and obligations of the Parties with respect to any remaining Licensed Product in such country and this Agreement shall remain in full force and effect with respect to such remaining Licensed Product.  In addition, the termination of this Agreement with respect to a country in the Territory in accordance with Sections 12.2.1(a) or 12.2.2 (“Terminated Country”) shall not affect the rights and obligations of the Parties with respect to the remaining countries in the Territory and this Agreement shall remain in full force and effect with respect to such remaining countries.

12.3  Consequences of Partial Termination.  Upon the partial termination of this Agreement with respect to any Terminated Licensed Product in any country in the Territory or Terminated Country, in each of the foregoing cases, pursuant to Sections 12.2.1(a) or 12.2.2 or above, the following shall apply with respect to such Terminated Licensed Product or Terminated Country, as applicable:

(a)  all rights and licenses granted by Sucampo to Takeda with respect to the Terminated Licensed Product and Terminated Country under this Agreement and the Ancillary Agreements, including under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 of this Agreement, shall automatically terminate;

(b)  all Sublicense Agreements and all written agreements with Subcontractors for any Terminated Licensed Product and in any Terminated Country shall automatically terminate;

(c)  all Development and Commercialization activities with respect to the Terminated Licensed Product in the applicable country in the Territory and/or any Licensed Product in the Terminated Country under this Agreement shall, in each of the foregoing cases, promptly cease to the extent permitted by Applicable Law but in no case shall Sucampo be required to purchase the inventory of the Licensed Product, provided however that Takeda may elect to continue selling the inventory Licensed Product until depletion (the “Inventory Sale Period”). It is agreed by the Parties that the licenses granted to Takeda under Sections 2.1.1 and 2.1.3 shall continue during the Inventory Sale Period;

(d)  Takeda shall cease all use of, and shall cause its Affiliate and other Sublicensees and subcontractors to cease all use of, the Sucampo Background Technology, Sucampo Patent Rights (except for the term of the Inventory Sale Period), Promotional Materials provided by Sucampo to Takeda according to Section 7.4, Product Trademarks (except for the term of the Inventory Sale Period) , Sucampo’s Confidential Information, Pre-Clinical Data, Clinical Data and CMC Data and any other data, information, materials and Technology provided by or for Sucampo for the Terminated Licensed Product and Terminated Country and, at the request of Sucampo, shall return or destroy, and thereafter upon request provide to Sucampo written confirmation of such destruction, all data, files, records and other materials in its possession or control relating to any of the foregoing or embodiments of any of the foregoing, or containing or comprising Sucampo Confidential Information, provided that Takeda may keep one (1) copy of each relevant document until ten (10) years following expiry of the batch with the latest expiry or, if longer, for the term required by Applicable Law for the purpose of complying with record keeping obligations under Applicable Law;

(e)  Takeda, its Subcontractors or Distributors as applicable, shall provide to Sucampo: (i) one (1) copy of all Regulatory Filings for the Terminated Licensed Product and/or in the Terminated Country (including, without limitation, all Regulatory Approvals and other documents necessary to Develop, Promote and Commercialize the Terminated Licensed Product and/or all Regulatory Approvals in the Terminated Country, as applicable, as they exist as of the date of such termination with respect to such Terminated Licensed Product and/or Terminated Country) and (ii) all Data, documents and support for such Regulatory Filings, including all documents and filings contained in or referenced in any of the foregoing, and all raw and summarized Data for any Clinical Studies and Post-Approval Marketing Studies in the Field in the applicable country in the Territory (and where reasonably available, electronic copies thereof).  To the maximum extent permitted by Applicable Law, Takeda, its Subcontractors or Distibutors as applicable, shall also assign all of its right, title and interest to any of the foregoing to Sucampo.  Sucampo shall have the right to obtain specific performance of Takeda’s obligations referenced in this Section 12.2.5 and/or, in the event of failure to obtain an assignment, Takeda hereby consents and grants to Sucampo the right to access and reference (without any further action required on the part of Takeda, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such Regulatory Filings for any regulatory or other use or purpose, provided that, if Sucampo reasonably deems it necessary, Takeda will provide written confirmation to the Regulatory Authority for such grant or assignment.  In each case such assignment (or access) shall be made within thirty (30) days after such expiration or termination; and

(f)  Unless otherwise expressly and specifically agreed in an Ancillary Agreement, all Ancillary Agreements with respect to such Terminated Licensed Product and Terminated Country shall automatically and simultaneously terminate.

12.4  Consequences of Expiration or Termination of Agreement.  Upon the expiration or termination of this Agreement in its entirety, the following shall apply to all countries in the Territory:

(a)  all rights and licenses granted by Sucampo to Takeda under this Agreement and the Ancillary Agreements shall automatically terminate;

(b)  all Development and Commercialization activities under this Agreement shall promptly cease to the extent permitted by Applicable Law, but in no case shall Sucampo be required to purchase the inventory of the Licensed Product, provided however that Takeda may elect to continue selling the inventory Licensed Product until depletion. It is agreed by the Parties that the licenses granted to Takeda under Sections 2.1.1 and 2.1.3 shall continue during the Inventory Sale Period;

(c)  Takeda shall cease all use of, and shall cause its Affiliate and other Sublicensees and Subcontractors to cease all use of, the Sucampo Background Technology, Sucampo Patent Rights (except for the Inventory Sale period), Promotional Materials provided by Sucampo to Takeda according to Section 7.4, Product Trademarks except for the Inventory Sale period), Sucampo Confidential Information, Pre-Clinical Data, Clinical Data and CMC Data and any other data, information, materials and Technology provided by or for Sucampo; each Party, at the request of the other Party, shall return or destroy, and thereafter upon request provide to the other Party written confirmation of such destruction, all data, files, records and other materials in its possession or control relating to the other Party’s Technology, or containing or comprising the other Party’s Confidential Information; provided that notwithstanding the foregoing, and subject to ARTICLE 10 of this Agreement, Sucampo shall have the right to continue to use any of Takeda Confidential Information incorporated into, necessary or useful for the exercise of its rights under this Agreement in respect of, or otherwise in connection with the use, disposition or commercialization and exploitation of any of the Data, Developed Technology, Developed Patent Rights, the Compound, the Licensed Product or the Promotional Materials or to the extent Sucampo may retain rights to such Confidential Information under this Agreement or any of the Ancillary Agreements and provided that provided that Takeda may keep one (1) copy of each relevant document until ten (10) years following expiry of the batch with the latest expiry or, if longer, for the term required by Applicable Law for the purpose of complying with record keeping obligations under Applicable Law;

(d)  Takeda shall provide to Sucampo: (i) one (1) copy of all Regulatory Filings (including, without limitation, all Regulatory Approvals and other documents necessary to Develop and Commercialize the Licensed Product, as they exist as of the date of such expiration or termination) and (ii) all Data, documents and support for such Regulatory Filings, including all documents and filings contained in or referenced in any of the foregoing, and all raw and summarized Data for any Clinical Studies and Post-Approval Marketing Studies in the Field in the applicable country in the Territory (and where reasonably available, electronic copies thereof).  To the maximum extent permitted by Applicable Law, Takeda shall also assign all of its right, title and interest to any of the foregoing to Sucampo.  Sucampo shall have the right to obtain specific performance of Takeda’s obligations referenced in this Section 12.4 and/or, in the event of failure to obtain an assignment, Takeda hereby consents and grants to Sucampo the right to access and reference (without any further action required on the part of Takeda, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such Regulatory Filings for any regulatory or other use or purpose, provided that, if Sucampo reasonably deems it necessary, Takeda will provide written confirmation to the Regulatory Authority for such grant or assignment.  In each case such assignment (or access) shall be made within thirty (30) days after such expiration or termination.

12.5  Surviving Provisions.  The rights and obligations set forth in this Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly and specifically provided for in this Agreement.  Without limiting the generality of the foregoing, it is agreed that the provisions of Sections 2.1.3, 2.1.4, 2.2, 4.4.3, 4.5, 4.6, 7.4 (but only with respect to the last 6 sentences only), 8.6, 8.7, 8.10, 9.5, 11.1, 11.4 (to the extent set forth therein), 11.5, 12.2.5, 12.4 , 12.5, 12.6, , 15.7 and 15.10 and those of ARTICLE 10 and ARTICLE 17 and, to the extent applicable, all other Sections or Articles referenced in any such Section or Article and including ARTICLE 1, shall survive such expiration or termination.

12.6  Continued Obligations.  Upon expiration or termination of this Agreement, in whole or in part, for any reason, nothing herein shall be construed to release either Party from any accrued rights or obligations that matured prior to the effective date of such expiration or termination, nor preclude either Party from pursuing any right or remedy it may have hereunder or at law or in equity with respect to any breach of this Agreement.

ARTICLE 13
TRANSITION PERIOD

13.1  The Parties acknowledge and agree that certain transition activities and obligations (“Transition Activities”) are required in connection with the transition of the Licensed Products in Switzerland and United Kingdom to ensure that Takeda and/or its Affiliates can effectively Commercialize the Licensed Product in Switzerland and United Kingdom after the Effective Date until the Existing Regulatory Approvals have been successfully transferred to Takeda or a Third Party designated by Takeda (hereinafter referred to as the “Transition Period”).  Each of Takeda and Sucampo shall perform or otherwise comply with the terms and conditions of the Transition Activities. Each Party shall carry its internal costs. The Parties shall prepare a Transition Plan within thirty (30) days after the Effective Date to set forth the responsibilities of each Party during the Transition Period.

13.2  Use of Sucampo Corporate Name. During the Transition Period, and subject to the terms and conditions of this Agreement, Sucampo hereby grants to Takeda a non-exclusive right and license, with a right to sublicense to Sublicensees, to use Sucampo Corporate Names in the Territory to solely perform its Transition Activities during the Transition Period. Takeda shall not use the Sucampo Corporate Names other than for the purpose expressly and specifically set forth in this Section 13.2 and in Section 2.1.3.

13.3  Transition Activities.

13.3.1  Without limitation to the generality of the foregoing, Takeda is authorized to Commercialize the Licensed Product under the Existing Regulatory Approvals in Switzerland and United Kingdom. Sucampo acknowledges that as part of Takeda’s Commercialization activities in Switzerland and United Kingdom during the Transition Period, Takeda or its Subcontractors will perform the following Transition Activities: marketing activities, collection of orders,  invoicing, distribution of the Licensed Product, and booking of sales.

13.3.2  During the Transition Period, Sucampo shall provide Takeda with all information and support for the Commercialization of the Licensed Product in Switzerland and in United Kingdom. Sucampo shall provide Takeda with any and all relevant information, including but not limited to pharmacovigilance relevant data, promotional materials, and prices of the Licensed Product. Sucampo shall continue to maintain the Existing Regulatory Approvals in Switzerland and United Kingdom until completion of the transfer of the Existing Regulatory Approvals to Takeda, at Takeda’s sole cost and expense. Sucampo shall invoice Takeda these regulatory fees within thirty (30) days of incurring such fees and Takeda shall pay such invoice within sixty (60) days of the receipt of such invoice. During the Transition Period, Sucampo shall be responsible for the Transition Activities which are all activities and obligations as the Marketing Authorization holder for the Licensed Product, including but not limited to customer support, medical support,  pharmacovigilance activities, complaint handling, local batch release and approval of promotional materials.  Sucampo shall invoice Takeda the external costs associated with its Transaction Activities within thirty (30) days of incurring such fees and Takeda shall pay such invoice within sixty (60) days of the receipt of such invoice.

13.4  Inventory Purchase.  During the Transition Period, the inventory to be made available to Takeda for sale is the inventory set forth on Exhibit P (“Inventory”). The supply of the Inventory to Takeda shall be subject to the relevant Sections under ARTICLE 9 : 9.1 (except for 9.1.3(d)), 9.4, 9.5, 9.7, 9.8). Such Inventory shall be housed and maintained by Sucampo, at Sucampo’s expense, at a facility(ies) owned or Controlled by Sucampo and has been or, promptly after the date hereof, will be segregated and marked as Takeda inventory. After review of the Inventory as soon as practicable after the Effective Date, Takeda will place an order for the amount of Inventory it has determined in its sole discretion to purchase, at the Supply Price specified in EXHIBIT H. Takeda may, at its sole discretion, purchase inventory that does not meet the Agreed Quality under Section 9.1.3. Upon receipt of the such order, Sucampo shall invoice Takeda and Takeda shall pay such invoice within sixty (60) days of receipt of such invoice. Title shall pass to Takeda upon delivery of the Inventory.

Once Takeda has determined that it can accept orders from the customers for the Licensed Product, Takeda shall notify Sucampo in writing of the carrier which will take delivery of the Inventory. Sucampo shall deliver the Inventory FCA at the Alloga (Dubendorf, Switzerland) or Alliance Healthcare (Normanton, UK) (Incoterms 2010) in accordance with Takeda’s order, subject to the release of the Inventory in accordance with Section 9.4.  Takeda shall designate to Sucampo the carrier which will take delivery of the Inventory.  Sucampo shall contact such carrier when the Inventory is ready for shipping and shall arrange for collection, and transportation of the Inventory.  Sucampo shall inform Takeda two (2) Business Days prior to pick-up by the carrier.  Takeda shall bear the costs for transport of the Inventory and will be invoiced directly by the carrier.  Delivery documents shall include purchase order number, quantity, copy of the certificate of analysis, items codes and description, lot number, manufacturing date of the Inventory, number of shippers, weight, number of pallets, and any other documents in accordance with the terms of the Quality Agreement under Section 13.6.  Sucampo shall deliver all Inventory in conformity with the Agreed Quality (except for Section 9.1.3 (d)). In the event that the Inventory is not sold by December 31, 2014, Sucampo shall at its sole discretion either buy back the remaining Inventory at the Supply Price in EXHIBIT H or have it destroyed at Sucampo’s costs, being agreed that in the event of destruction Sucampo shall reimburse the amount paid by Takeda to purchase the Inventory.

13.5  Additional Product Supplied During the Transition Period. During the Transition Period, the Licensed Product supplied by Sucampo to Takeda shall include Secondary Packaging with Sucampo’s dress. Such Licensed Product shall be subject to ARTICLE 9, including conforming to the Agreed Quality except for the incoterm specified in Section 9.2 as delivery of the licensed Product ordered during the Transition Period shall occur CIP at Catalent Pharma Solutions Ltd., Frankland Road, Blagrove, Swindon, Wiltshire, SN5 8YG, UK .

13.6  Other Ancillary Agreements related to the Transition Period. The Parties shall use their best efforts to agree on the terms of a Quality Agreement and of a Pharmacovigilance Agreement effective during the Transition Period.

13.7  Unused Promotional Materials. Promptly after the expiration of the Transition Period, Sucampo shall return to Takeda or destroy or cause to be destroyed, at Takeda’s discretion, any and all unused sales materials related to the Licensed Product in Switzerland and the United Kingdom.

ARTICLE 14
EMPLOYEES

The Parties have considered the possibility of whether TUPE is triggered by this Agreement, and have agreed as follows:

14.1  For purposes of this Section 14:

14.1.1  “Unexpected Employee” has the meaning set forth in Section 14.4.

14.1.2  “Unexpected Employee Liability” has the meaning set forth in Section 14.5.

14.1.3  “TUPE” means, as appropriate, (a) the European Union’s Acquired Rights Directives Nos. 77/187/EEC and/or 01/23/EC; (b) the Transfer of Undertakings (Protection of Employment) Regulations 2006; (c) the legislation enacted in any Member State of the European Union, or in any State within the European Economic Area which is not a Member State of the European Union, giving effect to the said Directives; and (d) any similar legislation in those or any other jurisdiction; as amended, updated, re-enacted or extended from time-to-time.

14.1.4  “Successor Provider” means any third party (including without limitation any Affiliate of TAKEDA) who, at any time after the Effective Date, will provide similar services to those provided, or carries out tasks which were undertaken, by Sucampo (itself and/or using a third party) before the Effective Date.

14.1.5  “Protected Unexpected Employee” means any Unexpected Employee who cannot be dismissed and remains employed with or is reinstated by Takeda or a Successor Provider, for the reasons set out in Section 14.5.5.

14.1.6  “Dismissed Employee” means any employee of Takeda or a Successor Provider who is dismissed because a Protected Unexpected Employee cannot be dismissed, or is reinstated, for the reasons set out in Section 14.5.5.

14.2  The Parties believe that there is neither the transfer of an economic entity, nor the transfer of an activity, by which this Agreement triggers the application of TUPE.

14.3  Strictly without prejudice to and without limiting Sucampo’s obligations under the Agreement, Sucampo shall ensure that neither the employment of any person, nor any liabilities relating thereto, shall transfer by operation of TUPE from Sucampo and/or any subcontractor (of whatever tier) of Sucampo to Takeda or any Successor Provider, as a consequence of the execution of this Agreement.

14.4  It is agreed that in the event that any person (an “Unexpected Employee”) alleges or establishes that his/her employment with Sucampo or any subcontractor (of whatever tier), or any liabilities or obligations relating to his employment or its termination, transfers to Takeda or any Successor Provider, by virtue of the application of TUPE, upon the Effective Date:

14.4.1  where either Party becomes aware of such allegation or finding, that Party will notify the other Party as soon as reasonably practicable;

14.4.2  Takeda will then allow Sucampo or any subcontractor (of whatever tier) 21 calendar days either to offer employment to the Unexpected Employee or take other steps so as to effect a written withdrawal of that such settlement requires Takeda to be a party for it to validly settle claims against Takeda, Takeda will co-operate with this and Sucampo indemnifies Takeda for Takeda's liabilities under such settlement agreement);

14.4.3  if at the end of such 21-day period the Unexpected Employee is or still alleges to be an employee of Takeda or any Successor Provider, then within 14 (fourteen) calendar days of the end of such twenty-one (21)-day period Takeda or the Successor Provider (as appropriate) shall elect in writing to Sucampo to follow either (a) or (b) below:

(a)  If Takeda or the Successor Provider (as appropriate) elects option (a), it shall thereafter employ the Unexpected Employee; and notwithstanding the definition of Unexpected Employee Liability set out below, no costs, claims, losses, damages, liabilities, reasonable expenses, payments made under reasonable settlement agreements, statutory redundancy pay, contractual redundancy pay or entitlements (such as pension-related entitlements) triggered by redundancy, which relate to the period after the date of the written election of this option (a), shall constitute Unexpected Employee Liabilities.

(b)  If Takeda or the Successor Provider (as appropriate) elects option (b), then TAKEDA shall, or shall procure that any Successor Provider (as appropriate) shall, dismiss the Unexpected Employee, as follows. During the twenty-first (21) days after such written election, Sucampo may upon notification to Takeda conduct (on Takeda's or the Successor Provider's behalf, and with reasonable co-operation by Takeda or the Successor Provider, including in the provision of appropriate information to Sucampo) any process in relation to such dismissal as it reasonably considers necessary to reduce the chances of legal action by the Unexpected Employee in relation to his/her dismissal. After such 21 day period (or earlier if notified in writing by Sucampo) Takeda (or the Successor Provider, as appropriate) shall dismiss the Unexpected Employee.

14.5  For purposes of this Section 14, “Unexpected Employee Liability” means any costs (including without limitation all salary, benefit, pension and other employment costs), claims, losses, damages, liabilities, reasonable expenses (including without limitation all legal and court costs), payments made under reasonable settlement agreements, statutory redundancy pay, contractual redundancy pay, and any entitlements (such as pension-related entitlements) triggered by redundancy, relating to:

14.5.1  any Unexpected Employee (other than any Protected Unexpected Employee) being employed by Takeda or a Successor Provider;

14.5.2  any Protected Unexpected Employee being employed by Takeda or a Successor Provider up to the date of the dismissal of his or her corresponding Dismissed Employee;

14.5.3  any Unexpected Employee’s dismissal by Takeda or a Successor Provider in accordance with Section 14.4.3(b);

14.5.4  Sucampo's conduct of any process under Section 14.4.3(b);

14.5.5  Takeda’s (or a Successor Provider’s, as appropriate) dismissal of any other employee in the event that an Unexpected Employee cannot be dismissed, and remains or is reinstated as a Takeda (or a Successor Provider's) employee, because of national laws which set an order of social selection for dismissal or which otherwise prevent (as opposed to merely rendering unlawful) the dismissal of the Unexpected Employee;

14.5.6  any Unexpected Employee’s allegations or claims relating to periods prior to the alleged transfer of undertaking; and/or

14.5.7  information and consultation obligations generally under TUPE in respect of the TUPE transfer or potential transfer of which the Unexpected Employee claims to be a part.

14.6  Sucampo shall fully indemnify, keep indemnified and, within thirty (30) calendar days of invoice, evidence from TAKEDA or the Successor Provider (as applicable) for such Unexpected Employee Liabilities having been incurred.

ARTICLE 15
REPRESENTATIONS AND WARRANTIES

15.1  Mutual Representations and Warranties.  Sucampo and Takeda represent and warrant to the other, as of the Effective Date, as follows:

15.1.1  Corporate Power.  Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and it has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

15.1.2  Due Authorization.  Such Party has taken all necessary corporate action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

15.1.3  Binding Agreement.  This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with the terms hereof subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

15.1.4  Conflicts.  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) does not conflict with or violate any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way and (b) does not conflict with, violate or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

15.2  Compliance with Applicable Law

15.2.1  Sucampo and Takeda each represents, warrants and covenants to the other that it shall comply, in all material respects, with Applicable Law relating to such Party’s rights, duties, responsibilities and obligations set forth in this Agreement.

15.2.2  Takeda hereby makes each of the representations and warranties set forth in Exhibit K as if such representations and warranties were set forth in this Section 15.2, and such representations and warranties are incorporated by reference into this Agreement and made a part hereof.  Takeda shall comply with each of the covenants set forth in EXHIBIT K as if each such covenant were set forth in this Section 15.2, and such covenants are incorporated by reference into this Agreement and made a part hereof. Takeda may update any provision of EXHIBIT K at any time, and from time to time, upon written notice to Sucampo to the extent reasonably necessary to implement changes in Applicable Law and Regulations defined in EXHIBIT K, changes in interpretations of such Applicable Law and Regulations or changes in policies of enforcement.

15.2.3  Sucampo and Takeda acknowledge and agree that there are anti-bribery and anti-corruption laws to which Sucampo and Takeda are subject, that prohibit the payment, or offering, or receiving, as the case may be, of anything of value to, or from, a government employee, or official, or private individual, for the purpose of (a) inducing or influencing any governmental act, or decision affecting Sucampo or Takeda, (b) to help Sucampo or Takeda obtain or retain any business, or (c) to otherwise improperly benefit Sucampo’s or Takeda’s business activities, and such laws prohibit Sucampo and Takeda from being involved with clients, contractors, agents, advisors or other Third Parties involved in such activity. Each Party agrees to refrain from any activity in connection with this Agreement that would constitute a contravention by that Party of such laws.  Notwithstanding Section 12.2 above, breach of this Section 15.2 by either Party shall entitle the other Party to terminate this Agreement with immediate effect to the extent legally and clinically possible.

15.2.4  The Parties acknowledge and agree that the payments provided under this Agreement constitutes fair market value for the performance of each Party’s obligations and exercise of its rights under this Agreement and shall not be used in a manner that violates applicable anti-bribery and anti-corruption laws.

15.3  Intellectual Property

15.3.1  Ownership. Sucampo represents and warrants that Sucampo and its Affiliates have the right to grant the licenses granted to Takeda herein (whether through ownership or otherwise) with respect to all Sucampo Background Technology, Sucampo Patent Rights, Sucampo Know-How and Product Trademarks, Corporate Names, Trademarks and Other Intellectual Property Rights that are licensed to Takeda pursuant to the terms and conditions of this Agreement or that are necessary for Sucampo and Takeda to perform their obligations pursuant to the terms of this Agreement and the Ancillary Agreements (all such rights, collectively, the "Sucampo Rights").

15.3.2  To the knowledge of Sucampo, Sucampo represents and warrants to Takeda that Sucampo or an affiliate thereof have obtained from the inventors of Sucampo Background Technology and Sucampo Patent Rights valid and enforceable agreements assigning to Sucampo or an affiliate thereof each such inventor’s entire right, title and interest in and to all such technology or has claimed such right, title and interest under the applicable employee invention law

15.3.3  To the knowledge of Sucampo, Sucampo represents and warrants to Takeda that, as of the Effective Date, neither Sucampo nor any of its Affiliates (including Sucampo Pharmaceuticals, Inc.) has received any letters or oral communication by a Third Party relating to the claimed infringement of such Third Party's intellectual property rights by the import, use, manufacture or sale of the Compound or Licensed Product in the Field in the Territory.

15.3.4  To the knowledge of Sucampo, Sucampo represents and warrants to Takeda that neither Sucampo nor any of its Affiliates nor Takeda has infringed, is infringing or will infringe, in connection with the license of Sucampo Rights or the Manufacture (by Sucampo or third party manufacturer contracted by Sucampo anywhere in the world) and sale of the Licensed Product to Takeda for the Commercialization of the Licensed Product by Takeda in the Territory and the import, Manufacture (Secondary Packaging) and export of the Licensed Product in any material respect the rights of any third party with regard to any of such third party's intellectual property.

15.3.5  To the knowledge of Sucampo, Sucampo represents and warrants to Takeda that as of the Effective Date, no material claims by any Third Party are pending, or to the knowledge of Sucampo, threatened with regard to the ownership or licensing by Sucampo of the Sucampo Rights.

15.3.6  To the knowledge of Sucampo, Sucampo represents and warrants to Takeda that as of the Effective Date, no material claims by any Third Party are pending, or to the knowledge of Sucampo, threatened with regard to the infringement of such Third Party’s intellectual property rights by Sucampo or any of its Affiliates.

15.3.7  To the knowledge of Sucampo, Sucampo represents and warrants to Takeda that all Sucampo Patent Rights have been duly registered and/or filed with or issued by each appropriate Regulatory Authority in each applicable jurisdiction in the Territory, all necessary affidavits of continuing use have been timely filed and all necessary maintenance fees have been timely paid to continue all such Sucampo Patent Rights in effect. None of the Sucampo Patent Rights have expired or been declared invalid, in whole or in part, by any Regulatory Authority. There are no ongoing material interferences, oppositions, reissues, reexaminations or other proceedings involving any of the Sucampo Rights in any patent office or similar administrative agency, apart from the following:

-	Appeal No. OA/42/2012/PT/CH, Patent No. 224855 (Patent application No. IN/PCT/2002/516/CHE) in India

-	IPAB Case No. SR.NO.278/2011/PT/CH, Patent No. 223147 (Patent application No. 460/CHENO/2003) in India

-	Appeal to Brazilian Patent application No. PI 0014869-5

-	Appeal to Brazilian Patent application No. PI0114042-6)

-	Case No. 89121423N01, Patent No. I 281918 (Patent application No. 89121423) in Taiwan

15.3.8  To the knowledge of Sucampo, as of the Effective Date, there are no inquiries, actions, investigations or other proceedings pending before or threatened by any Regulatory Authority in any country in the Territory with respect to the Licensed Product or any facility where the Licensed Product is Manufactured, and Sucampo, to its knowledge, has not received written notice threatening any such inquiry, action, investigations or other proceeding.

15.3.9  To the knowledge of Sucampo, as of the Effective Date, the Manufacture (other than Secondary Packaging) of the Licensed Product has been conducted by Sucampo, its Affiliates and subcontractors, to the extent necessary, in compliance in all material respects with Applicable Law.

15.3.10  Right to Grant Licenses and Assignments.  Sucampo represents and warrants to Takeda that it has the right to grant to Takeda the rights, licenses and assignments granted under this Agreement, free and clear of any and all encumbrances and without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained.  Sucampo represents, warrants and covenants that it will not enter into an agreement that is inconsistent with the rights, licenses and assignments granted to Takeda in this Agreement.

15.3.11  No Existing Claims.  Sucampo represents and warrants to Takeda that there is, to Sucampo’s knowledge, as of the Effective Date, no claim or demand of any Person in writing pertaining to, or any proceeding which is pending or threatened that challenges Sucampo’s interest in the Sucampo Rights in the applicable country in the Territory or makes any adverse claim of ownership thereof.  Sucampo represents and warrants to Takeda that, as of the Effective Date, none of the relevant Sucampo Rights are the subject of any pending or threatened, adverse claim, judgment, injunction, order, decree or agreement restricting its use for the Licensed Product in the Field in the applicable country in the Territory.

15.3.12  Disclosure and Delivery.  Sucampo represents, warrants and covenants that Sucampo shall, to its knowledge, have the full right and legal capacity to disclose and deliver the Sucampo Patent Rights, Sucampo Background Technology and Product Trademark to Takeda to exercise such rights with respect to the Sucampo Patent Rights, Sucampo Background Technology and Product Trademark solely as and to the extent expressly permitted under this Agreement without violating the rights of Third Parties.

15.3.13  Maintaining Existing Licenses and Rights.  Subject to Section 11.2 above, Sucampo represents, warrants and covenants that Sucampo shall use Commercially Reasonable Efforts to maintain all rights and licenses executed by Sucampo that materially affect Takeda’s rights with respect to the  Licensed Product in the Field in the applicable country in the Territory as and to the extent set forth in this Agreement.  Sucampo represents, warrants and covenants that Sucampo shall use Commercially Reasonable Efforts ensure Product Trademarks are registered and maintained in the applicable country in the Territory for the Licensed Product in the Field during the Term.

15.3.14  Future Authorizations.  Each Party shall use Commercially Reasonable Efforts to obtain and maintain during the Term all authorizations, consents and approvals, governmental or otherwise, necessary for such Party to grant the rights and licenses granted by such Party under this Agreement and to perform its obligations under this Agreement.

15.3.15  Non-Infringement.  As of the Effective Date, each Party is not aware of any intellectual property rights owned or controlled by a Third Party that would be infringed or misappropriated by the Development and Commercialization of the Licensed Product in the Field in the applicable country in the Territory, and such Party has received no written claims relating to any such infringement or misappropriation.

15.4  Secondary Packaging by Takeda.  Takeda represents and warrants that the Secondary Packaging of the Licensed Product performed by Takeda shall: (a) be in accordance and in compliance with Applicable Law in the countries in the Territory where such Licensed Product in the Field is to be Commercialized, including cGMP; (b) be in accordance with the applicable Regulatory Filings and Regulatory Approvals in the countries in the Territory where such Licensed Product in the Field is to be Commercialized; and (c) be in compliance with applicable Specifications for the Secondary Packaging of such Licensed Product.

15.5  No Debarment.  Each Party certifies as of the Effective Date that neither Party has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority.  Each Party further certifies as of the Effective Date that it has not used prior to the Effective Date and shall not use during the Term, any employee, agent or independent contractor (including, in the case of Takeda, any Subcontractor) who has been debarred by any Regulatory Authority or, to such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority.  Each Party further represents, warrants and covenants that it has not sanctioned, suspended, excluded or otherwise declared ineligible from any Regulatory Authority healthcare program.  In the event that during the Term, such Party (i) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible; (ii) received notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction or ineligibility, such Party shall immediately notify the other Party.  Notwithstanding Section 12.2 above, in the event a Party becomes debarred by a Regulatory Authority during the Term, the other Party shall have a right to terminate this Agreement upon thirty (30) days written notice to the debarred Party.

15.6  No Litigation.  As of the Effective Date, Sucampo represents and warrants that there is no pending, settled or, to its knowledge, threatened litigation with respect to the Compound or the Licensed Product in the applicable country in the Territory or against that Party that may affect such Party’s ability to perform its obligations or exercise its rights under this Agreement.

15.7  Affiliate and other Sublicensee and Subcontractor Compliance.  Either Party represents and warrants that it shall remain responsible for any breach of its obligations hereunder by any of its Affiliates, Sublicensees and Subcontractors as applicable.

15.8  When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference “to the knowledge of Sucampo” or words of similar, then Sucampo shall be deemed to have knowledge if any of its employees or any of its Affiliates employees (including but not limited to Sucampo Pharmaceuticals, Inc.) at the time of the execution of this Agreement has actual knowledge, or ought reasonably to have knowledge, given their particular position and responsibilities.

15.9  Warranty Disclaimer.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPOUND, THE LICENSED PRODUCT, ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY EXPRESSLY AND SPECIFICALLY DISCLAIMS ALL WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

15.10  Limited Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN CIRCUMSTANCES OF WILFUL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 16 AND ANY OTHER INDEMNIFICATION OBLIGATIONS OF SUCH PARTY UNDER THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR LOST PROFITS OF ANY KIND OR FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, LOST PROFITS OR LOST REVENUES, OR COST/EXPENSE OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.

ARTICLE 16
INDEMNIFICATION; INSURANCE

16.1  Indemnification by Takeda.  Takeda agrees to indemnify, defend and hold harmless Sucampo and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (“Sucampo Indemnitees”) from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' fees and other expenses of litigation and/or arbitration) (collectively, “Losses”) resulting from a claim, suit or proceeding made or brought by a Third Party against Sucampo or its Affiliates (collectively, a “Third Party Claim”) arising out of or resulting from:

(a)  Any breach of representations or warranties made by Takeda (and if applicable Takeda’s Affiliate or Sublicensees) in ARTICLE 15;

(b)  Negligence of Takeda (and if applicable Takeda’s Affiliate or Sublicensees) in conducting any Development of the Licensed Product, if conducted by Takeda, Takeda’s Affiliates or Sublicensees;

(c)  The Commercialization by Takeda (or, if applicable Takeda’s Affiliates or its Sublicensee(s)) (including without limitation, product liability claims);

(d)  The failure of Takeda (and, if applicable Takeda’s Affiliates or its sub-licensee(s) or subcontractors) to comply with any provision of this Agreement, or with any Applicable Law, regulations and/or administrative decisions relating to any Licensed Product, except in each case to the extent caused by the negligence or wilful misconduct of Sucampo or its Affiliates.

16.2  Indemnification by Sucampo.  Sucampo agrees to indemnify, defend and hold harmless Takeda and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (“Takeda Indemnitees”) from and against any and all Losses resulting from a Third Party Claim arising out of or resulting from the following:

(a)  Any breach of representations or warranties made by Sucampo (and if applicable Sucampo’s Affiliate) in ARTICLE 15;

(b)  The Manufacturing (excluding Secondary Packaging) and the supply of the Licensed Product by Sucampo, Sucampo’s Affiliates or its subcontractors or other parties for whom Sucampo is responsible;

(c)  Any product liability claim in the applicable country in the Territory to the extent resulting from any Latent Defect or Patent Defect of the Licensed Product;

(d)  Infringement, misappropriation or violation of any Patent Rights, any rights, title and interests in Trademarks, Other Intellectual Property Rights, publicity, privacy or other intellectual property or other proprietary rights of any Third Party (other than each Party’s Affiliates), in each of the foregoing cases, solely in the Field in the applicable country ;

The failure of Sucampo (and, if applicable Sucampo’s Affiliates or its subcontractors or other parties for whom Sucampo is responsible) to comply with any provision of this Agreement, Ancillary Agreement or with any Applicable Law, regulations and/or administrative decisions relating to any Licensed Product, except in each case to the extent caused by the negligence or wilful misconduct of Takeda or its Affiliates.

16.3  Procedures for Indemnification. The obligations of an indemnifying Party under Section 16.1 and Section 16.2 shall be governed by and contingent upon the following:

16.3.1  Notice of Claim.  Each Party shall give the other Party prompt written notice of any Third Party Claim (an “Indemnification Claim Notice”).  Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time).  The indemnified Party shall furnish promptly to the indemnifying Party copies of all material papers and official documents received in respect of any such Third Party Claim. Notwithstanding the foregoing, the Parties hereby acknowledge and agree that the failure to give an Indemnification Claim Notice shall not relieve the indemnifying Party of its indemnification obligations under this Agreement except and only to the extent that the indemnifying Party is actually and materially prejudiced with respect to a Third Party Claim by the failure to give timely notice by the indemnified Party.

16.3.2  Assumption of Defense.  At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the indemnified Party within fourteen (14) days after the indemnifying Party’s receipt of an Indemnification Claim Notice or sooner if necessary.  The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgement that the indemnifying Party is liable to indemnify any Takeda Indemnitees or Sucampo Indemnitees (as applicable) in respect of such Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any indemnified Party’s claim for indemnification.

16.3.3  Control of the Defense.  Upon the assumption of the defense of a Third Party Claim by the indemnifying Party:

(a)         the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party, which shall be reasonably acceptable to the indemnified Party;

(b)         the indemnified Party shall promptly deliver to the indemnifying Party all original notices and documents (including court papers) received by the indemnified Party in connection with the Third Party Claim; and

(c)         the indemnifying Party shall not be liable to the indemnified Party for any legal expenses subsequently incurred by such indemnified Party or any Takeda Indemnitee or Sucampo Indemnitee (as applicable) in connection with the analysis, defense or settlement of the Third Party Claim.  To the extent that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the indemnified Party shall reimburse the indemnifying Party for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Loss actually incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such indemnified Party or Indemnitee.

16.3.4  Right to Participate in the Defense.  Without limiting Section 16.3.2 or Section 16.3.3, any Takeda Indemnitee or Sucampo Indemnitee (as applicable) shall be entitled to participate in, but not control, the defense of a Third Party Claim and to retain counsel of its choice for such purpose; provided that such retention shall be at its own expense unless, (a) the indemnifying Party has failed to assume the defense and retain counsel in accordance with Section 16.3.2 (in which case the indemnified Party shall control the defense), or (b) the interests of the Indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

16.3.5  Settlement.  The indemnifying Party shall not have the right to consent to the entry of any judgment or enter into any settlement or otherwise dispose of any Third Party Claim without the prior written consent of the indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by an indemnified Party that is reached without the prior written consent of the indemnifying Party.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

16.3.6  Cooperation.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the indemnified Party shall, and shall cause each Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making itself and its employees and agents and other Indemnitees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the indemnified Party for any out-of-pocket expenses in connection therewith.

16.4  Insurance.  Each Party shall obtain and carry in full force and effect the minimum insurance requirements set forth herein, which shall protect Indemnitees with respect to events covered by Section 16.1 and Section 16.2.  Such insurance (a) shall be primary insurance with respect to each Party’s own participation under this Agreement, and (b) shall be issued by a recognized insurer rated by A.M. Best "A-VII" (or its equivalent) or better, or an insurer pre-approved in writing by the other Party.  The types of insurance, and minimum limits shall be General liability insurance with a minimum limit of […***…] United States Dollars (USD […***…]) per occurrence and […***…] United States Dollars (USD […***…]) in aggregate.  General liability insurance or other insurances (such as Clinical Trial Insurance) shall include, at a minimum, Clinical Trial Insurance and, beginning at least thirty (30) days prior to First Commercial Sale of any Licensed Product, product liability insurance.  Upon request by a Party, the other Party shall provide Certificates of Insurance evidencing compliance with this Section 16.4.   The insurance policies shall be under claims made form. Either Party shall use its Commercially Reasonable Efforts to continue to maintain such insurance after the expiration or termination of this Agreement for period of five (5) years from the date of last sale under this Agreement.  Notwithstanding the foregoing, either Party may self-insure in whole or in part the insurance requirements described above, provided such Party continues to be investment grade determined by reputable and accepted financial rating agencies.

ARTICLE 17
MISCELLANEOUS

17.1  Governing Law.  This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the substantive laws of the State of New York ]without regard to conflict of laws principles, except that (a) questions affecting the construction and effect of any Patent Rights shall be determined by the Applicable Law in the country in which the Patent Rights shall have been granted; (b) matters related to Regulatory Filings and Regulatory Approval shall be governed by the Applicable Law in the applicable country in the Territory; and (c) any matters not subject to being construed, governed, interpreted and applied in accordance with the substantive laws of the State of New York or required by Applicable Law to be exclusively resolved pursuant to the Applicable Law in the applicable country in the Territory, shall be resolved by the Applicable Law in such applicable country.  The Parties hereby exclude the United Nations Convention on Contracts for the International Sale of Goods from this Agreement.

17.2  Arbitration.  In the event of any dispute, difference or question arising out of or relating this Agreement, the construction thereof, or the rights, duties or liabilities of either Party hereunder the Parties shall initiate an arbitration proceeding to be conducted in accordance with the procedures set forth in EXHIBIT G.

17.3  Notices

17.3.1  Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing and in English, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or by internationally recognized overnight delivery service that maintains records of delivery, or transmitted by facsimile (with transmission confirmed), addressed to the Parties at their respective addresses specified in Section 17.3.2, or to such other address as the Party to whom notice is to be given may have been provided in writing to the other Party, in accordance with this Section 17.3.  Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or upon receipt (at the place of delivery) if sent by an internationally recognized overnight delivery service.  Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 17.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

17.3.2 Addresses for Notice

For Takeda:	For Sucampo:

Takeda Pharmaceuticals International GmbH Thurgauerstrasse 130 8152 Glattpark-Opfikon Zurich, Switzerland Fax: Attention: Head of Legal	Sucampo AG Baarerstrasse 22 CH-3600 Zug Switzerland Fax: Attention: Secretary & Director

With a copy to:

Sucampo Pharmaceuticals, Inc. 4520 East West Highway Bethesda, MD 20814 Fax: 301-961-3440 Attention: Commercial Officer

With a copy to: Executive Vice President, Chief Legal Officer & Corporate Secretary

17.4  Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Sections 2.1.4, 2.1.6 and 7.5, ARTICLE 10 and ARTICLE 11 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Sections 2.1.4, 2.1.6 and 7.5, and ARTICLE 10 and/or ARTICLE 11 may result in irreparable injury to the other Party for which there will be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of Sections 2.1.4, 2.1.6 and 7.5,  ARTICLE 10 and/or ARTICLE 11 by a Party, the other Party shall be entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity.  Nothing in this Section 17.4 is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

17.5  Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument signed by duly authorized representatives of both Parties or, in the case of waiver, signed by duly authorized representatives of the Party waiving compliance.   The delay or failure of a Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same.  No waiver by a Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

17.6  No Third Party Beneficiaries.  Except as set forth in Section 16.1 and Section 16.2, the provisions of this Agreement are for the sole benefit of the Parties and their permitted successors and permitted assigns and none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, without limitation, any employee or creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

17.7  Relationship of the Parties.  Nothing in this Agreement shall be construed (a) to create or imply a partnership, association, joint venture or fiduciary duty between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder or under any of the Ancillary Agreements, or (d) to give either Party the right to bind the other or to create any duties or obligations between the Parties, except as expressly set forth herein.  All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs/expenses and obligations incurred by reason of such employment shall be for the account and expense of such Party.  The Parties agree that the rights and obligations under this Agreement are not intended to constitute a partnership or similar arrangement that will require separate reporting for tax purposes in the applicable country in the Territory.

17.8  Assignment and Successors.  This Agreement is personal to both Parties and neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose – other than Takeda’s right to sublicense its rights as and to the extent expressly and specifically permitted under Sections 2.1.1, 2.1.2 and 2.1.3 or subcontract the performance of its obligations as and to the extent expressly and specifically permitted under Section 2.1.2 of this Agreement and Sucampo’s right to subcontract its Manufacturing obligations under Section 9.1.9 of this Agreement – whether by operation of law, change of control or otherwise, in whole or in part without the prior written consent of the other Party, except that either Party may, on providing written notice to the other, assign this Agreement and its rights, obligations and interests hereunder, in whole or in part, without the written consent of the other Party to any of its Affiliates or to any purchaser of all or substantially all of its assets and/or all or substantially all of its assets to which this Agreement relates or to any successor corporation resulting from any merger or consolidation of such assigning Party with or into such corporation.  Any permitted assignee of all of a Party’s rights under this Agreement shall be deemed to be a party to this Agreement as though named herein. Any attempted assignment or delegation in violation of this Section 17.8 shall be void.

17.9   Binding Effect.  All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party, provided that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement.

17.10  Force Majeure.  The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties under this Agreement which is not within the reasonable control of the Party affected, not due to malfeasance, and which, with the exercise of due diligence could not have been avoided (“Force Majeure”), including, without limitation, fire, explosion, flood, earthquake, war, accident, strike, riot, terrorist attacks, civil commotion, acts of God, or the like, will not excuse such Party from the performance of its obligations or duties under this Agreement (other than payment obligations), but will suspend such performance during the continuation of Force Majeure; provided that (a) the Party prevented from performing its obligations or duties because of Force Majeure shall be required to, as soon as reasonably possible, notify the other Party hereto of the occurrence and particulars of such Force Majeure and shall be required to provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the termination thereof and (b) the Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of nonperformance.  Upon termination of Force Majeure, the obligation to perform any previously suspended obligation or duty shall promptly recommence.  If performance is prevented for more than ninety (90) days then, notwithstanding Section 12.2 above, the unaffected Party may terminate this Agreement upon written notice to the affected Party (such termination may be on a country-by-country or Licensed Product-by-Licensed Product basis).

17.11  Headings; References.  Article, Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Exhibit shall mean references to such Article, Section or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or as amended if expressly stated in this Agreement.

17.12  Interpretation.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders.  The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties.  The Parties acknowledge and agree that: (a) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (b) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

17.13  Severability.  If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms, provisions or conditions or parts thereof of this Agreement, or the application hereof to any circumstances, to be illegal, invalid or to be unenforceable in a final non-appealable order, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, in each case provided that the basic purpose and structure of this Agreement is not altered.

17.14  Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of the Agreement.  This Agreement and the Ancillary Agreements supersede all prior agreements and understandings, whether written or oral, with respect to the subject matter of the Agreement, including the Confidentiality Agreement and all other confidentiality agreements entered in to between the Parties with respect to the subject matters hereof.  Each Party confirms that it is not relying on, and expressly disclaims reliance on, any representations, warranties or covenants of the other Party except as specifically set out in this Agreement or any of the Ancillary Agreements.  All Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement.  In the event of any inconsistency between any such Exhibits and this Agreement, the terms of this Agreement shall govern.  To the extent of any conflict or inconsistency among this Agreement or any of the Ancillary Agreements, the terms and conditions of this Agreement shall govern, except that in case of discrepancy between any provision of the Agreement and the Quality Agreement or the Pharmacovigilance Agreement, then (i) as to matters related to quality the provisions of the Quality Agreement shall prevail or related to pharmacovigilance the provisions of the Pharmacovigilance Agreement shall prevail and (ii) as to all other matters the Agreement shall control.

17.15  Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and both of which, taken together shall constitute one and the same instrument.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

17.16  Expenses.  Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective attorneys and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

17.17  Further Assurance.  Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to give effect to this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SUCAMPO AG	TAKEDA PHARMACEUTICALS INTERNATIONAL GMBH

By:	By:
(Signature)	(Signature)

(Printed Name) Peter Greenleaf	(Printed Name)

(Title) President & Director.	(Title)

By:
(Signature)

(Printed Name)

(Title)

EXHIBIT A
COMPOUND, ISOMERS AND TAUTOMERS

 Chemical Name:
 […***…]

Code Name:       SPI-0211, SPL-0211, RU-0211
CAS Number:    333963-40-9
Monocyclic Tautomer
CAS Number:  136790-76-6

*Confidential Treatment Requested

EXHIBIT B
EXISTING REGULATORY APPROVALS

Japan
MA holder:	Sucampo Pharma Ltd., Osaka
MA number:	22400AMX 0073300
MA date:	29 June 2012
Tradename:	Amitiza
Strength:	soft capsule 24 mcg
Indication:	chronic constipation, excluding constipation caused by organic diseases

Switzerland
MA holder:	Sucampo AG, Zug
MA number:	59‘275
MA date:	16 November 2009, renewed 22 May 2014
Tradename:	Amitiza
Strength:	soft capsule 24 mcg
Indication:	chronic idiopathic constipation (16 November 2009)
Opioid-induced constipation (30 June 2014)

United Kingdom
MA holder:	Sucampo Pharma Europe Ltd., Abingdon
MA number:	PL21341-0003
MA date:	10 September 2012
Tradename:	Amitiza
Strength:	soft capsule 24 mcg
Indication:	chronic idiopathic constipation

United States of America
MA holder:	Sucampo Pharma Americas LLC, Bethesda
MA number:	NDA 21908
MA date:	31 January 2006
Tradename:	Amitiza
Strength:	soft capsule 24 mcg and 8 mcg
Indication:	chronic idiopathic constipation (24 mcg; 31 January 2006) Irritable bowel syndrome with constipation (8 mcg; 29 April 2008)
Opioid-induced constipation (24 mcg; 19 April 2013)

EXHIBIT C
PRODUCT TRADEMARKS

TM AMITIZA List 2014/9/26

Trade Mark	Country	Class	Appl. No.	Appl. Date	Pub. No.	Pub. Date	Regist. No.	Regist. Date	Status
AMITIZA	China	5	6323075	2007/10/15	6323075	2009/12/27	6323075	2010/3/28	Registered
AMITIZA (KANJI)	China	5	6323131	2007/10/15	6323131	2009/12/27	6323131	2010/3/28	Registered
AMITIZA	Korea	5	2007-0050050	2007/9/27	2008-0047523	2008/8/6	0768676	2008/11/13	Registered
AMITIZA (Hankul)	Korea	5	2007-0050052	2007/9/27	2008-0047524	2008/8/6	0768677	2008/11/13	Registered
AMITIZA	TAIWAN	5	96048172	2007/10/12			01328125	2008/9/16	Registered
AMITIZA (KANJI)	TAIWAN	5	96048175	2007/10/12			01328126	2008/9/16	Registered
AMITIZA	India	5	1605121	2007/9/24	1605121	2008/10/30	1605121	2009/3/31	Registered
AMITIZA	Hong-Kong	5	300956683	2007/9/18	300956683	2008/6/20	300956683	2008/9/30	Registered
AMITIZA	Argentina	5	2.835.256	2008/6/30			2.382.651	2010/7/26	Registered
AMITIZA	Australia	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Austria	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Belize	5	5833.08	2008/11/11			5833.08	2009/3/10	Registered
AMITIZA	Benelux	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Bolivia	5	SM-3091-08	2008/7/1			149492	2014/2/6	Registered
AMITIZA	Brazil	5	829878971	2008/7/3			829878971	2010/11/9	Registered
AMITIZA	Chile	5	834196	2008/8/21			863.467	2009/10/20	Registered
AMITIZA	Colombia	5	8067125	2008/7/1			377947	2009/4/29	Registered
AMITIZA	Costa Rica	5	2008-0006350	2008/7/1		2008/11/14	185262	2009/1/30	Registered
AMITIZA	Cyprus	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Czech Republic	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Denmark	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Ecuador	5	202244	2008/7/17			1310-09	2009/2/18	Registered
AMITIZA	El Salvador	5	100423-2008	2008/7/2			00182	2009/4/20	Registered
AMITIZA	Estonia	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Finland	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	France	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Germany	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Greece	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Guatemala	5	2323-09	2008/9/3			168865	2010/3/25	Registered
AMITIZA	Guyana	5	22849A	2008/9/4			022849	2011/6/6	Registered
AMITIZA	Hungary	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Iceland	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Ireland	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Italy	5	A0006625	2006/12/8			910673	2006/12/8	Registered

- 1 - Confidential

TM AMITIZA List 2014/9/26

Trade Mark	Country	Class	Appl. No.	Appl. Date	Pub. No.	Pub. Date	Regist. No.	Regist. Date	Status
AMITIZA	Jersey	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Latvia	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Lithuania	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Mexico	5	944352	2008/6/30			1095909	2009/4/21	Registered
AMITIZA	New Zealand	5	761908	2007/1/12			761908	2007/7/12	Registered
AMITIZA	Nicaragua	5	2008-003355	2008/9/23		2008/11/5	2010089140 LM	2010/2/11	Registered
AMITIZA	Panama	5	175099	2008/9/18			175099	2008/9/18	Registered
AMITIZA	Paraguay	5	34153/2008	2008/9/11			329706	2010/3/19	Registered
AMITIZA	Peru	5	0360805-2008	2008/7/18			148228	2009/1/30	Registered
AMITIZA	Poland	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Portugal	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Slovakia	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Slovenia	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Spain	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Suriname	5	21570	2008/9/4			21570	2008/9/4	Registered
AMITIZA	Sweden	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Switzerland	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	United Kingdom	5	A0006625	2006/12/8			910673	2006/12/8	Registered
AMITIZA	Uruguay	5	395873	2008/9/10			395873	2011/1/12	Registered
AMITIZA	Venezuela	5	2008-02988	2008/7/4			P304021	2010/6/3	Registered
AMITIZA	WIPO	5	A0006625	2006/12/8			910673	2006/12/8	Registered
(amitiza & balance device)	CTM	5	010724656	2012/3/14	010724656	2012/5/18	010724656	2012/8/27	Registered

- 2 -
Confidential

  EXHIBIT D
SUCAMPO PATENT RIGHTS

AMITIZA Patent List 2014/10/17

Title	Country	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Issue Date	Exclusivity Ends	Status	EP Designated Country
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	U.S.A.	09/688351	2000/10/16			6583174	2003/6/24	2020/10/16	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	U.S.A. DIV	10/383581	2003/3/10	2004-0235885	2004/11/25	7417067	2008/8/26	2020/10/16	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	U.S.A. CA	12/144000	2008/6/23	2008-0255227	2008/10/16	8088934	2012/1/3	2021/5/18	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	U.S.A. CA2	13/289386	2011/11/4			8097649	2012/1/17	2020/10/16	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	U.S.A. CA3	13/337391	2011/12/27						pending	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Taiwan	89121423	2000/10/13			I 281918	2007/6/1	2020/10/12	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Argentina	P000105407	2000/10/13	026046	2002/12/26				pending	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Argentina DIV	P20130100275	2013/1/30						pending	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Canada	2385732	2000/10/13			2385732	2009/2/10	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	China	00814313.7	2000/10/13	1379769	2002/11/13	00814313.7	2006/8/9	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Korea	2002-7004709	2000/10/13	2002-0068521	2002/8/27	0830061	2008/5/9	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Australia	76856/00	2000/10/13	780342	2005/3/17	780342	2005/7/7	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Australia DIV	2004242503	2004/12/24	2004242503	2007/6/21	2004242503	2007/10/4	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	New Zealand	518020	2000/10/13	518020	2004/2/27	518020	2004/6/8	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	South Africa	2002/2312	2000/10/13			2002/2312	2002/12/24	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Brazil	PI 0014869	2000/10/13	PI 0014869	2002/6/25				pending	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Mexico	PA/A/2002/003756	2000/10/13			247886	2007/8/6	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Mexico DIV	MX/A/2007/005720	2007/5/11			279953	2010/10/14	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	India	IN/PCT/2002/614/CHE	2000/10/13			224855	2008/10/23	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Israel	148803	2000/10/13	148803	2006/7/5	148803	2006/10/6	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Turkey	2002/01032	2000/10/13	2002/01032	2002/8/21	2002/01032	2005/10/21	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Russia	2002112984	2000/10/13	2002112984	2004/1/20	2275368	2006/4/27	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Czech	PV2002-1037	2000/10/13			303625	2012/12/5	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Hungary	P0203746	2000/10/13	P0203746	2003/3/28	229547	2013/12/19	2020/10/13	Granted	

- 1 -
Confidential

AMITIZA Patent List 2014/10/17

Title	Country	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Issue Date	Exclusivity Ends	Status	EP Designated Country
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Hungary DIV	P1300369	2013/6/11						pending	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Norway	20021736	2000/10/13			330258	2011/3/14	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	EPC	00966462.4	2000/10/13	1220849	2002/7/10	1220849	2004/5/19	2020/10/13	Granted	GB,FR,DE,IT,NL,CH,BE,AT,SE,ES,PT,DK,IE
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	EPC DIV	04005836.4	2004/3/11	1426361	2004/6/9	1426361	2008/7/30	2020/10/13	Granted	AT,BE,CH,DE,DK,ES,FI,FR,GB,GR,IE,IT,LU,NL,PT,SE
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Hong Kong	02107337.5	2002/10/7	1045693	2002/12/6	1045693	2005/1/21	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Hong Kong DIV	04109640.1	2004/12/6	1066792	2005/4/1	1066792	2009/4/24	2020/10/13	Granted	
ANTI-CONSTIPATION COMPOSITION	U.S.A.	09/655760	2000/9/5			6414016	2002/7/2	2020/9/5	Granted	
ANTI-CONSTIPATION COMPOSITION	U.S.A. DIV3	11/142251	2005/6/2	2005-0222195	2005/10/6	8071613	2011/12/6	2020/9/5	Granted	
ANTI-CONSTIPATION COMPOSITION	U.S.A. CA	13/274612	2011/10/17			8114890	2012/2/14	2020/9/5	Granted	
ANTI-CONSTIPATION COMPOSITION	U.S.A. CA3	14/265467	2014/4/30	2014-0235665	2014/8/21				pending	
ANTI-CONSTIPATION COMPOSITION	Argentina	P010104216	2001/9/5	030609	2003/8/27				pending	
ANTI-CONSTIPATION COMPOSITION	Argentina DIV	P20130103006	2013/8/26						pending	
ANTI-CONSTIPATION COMPOSITION	Taiwan	90121835	2001/9/4			I 305147	2009/1/11	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Canada	2419741	2001/9/4			2419741	2010/11/30	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	China	01818323.9	2001/9/4	1655776	2005/8/17	01818323.9	2007/9/5	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Korea	2003-7003261	2001/9/4	2003-0029919	2003/4/16	0901102	2009/5/29	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Korea DIV	2008-7021218	2008/8/29	2008-0091278	2008/10/9	0918223	2009/9/14	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Australia	2001282615	2001/9/4	2001282615	2006/6/22	2001282615	2006/10/12	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	New Zealand	524401	2001/9/4	524401	2004/8/27	524401	2004/12/9	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	South Africa	2003/1673	2001/9/4			2003/1673	2003/11/26	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Brazil	PI 0114042	2001/9/4	PI 0114042	2003/7/22				pending	
ANTI-CONSTIPATION COMPOSITION	Mexico	PA/A/2003/001959	2001/9/4			231553	2005/10/24	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	India	00460/CHENP/2003	2001/9/4			223147	2008/9/4	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Israel	154534	2001/9/4	154534	2010/4/29	154534	2010/7/30	2021/9/4	Granted	

- 2 -

Confidential

AMITIZA Patent List

2014/10/17

Title	Country	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Issue Date	Exclusivity Ends	Status	EP Designated Country
ANTI-CONSTIPATION COMPOSITION	Russia	2003109622	2001/9/4	2003109622	2003/9/10	2278686	2006/6/27	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Czech	PV2003-787	2001/9/4			304740	2014/8/6	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Hungary	P0302422	2001/9/4	P0302422	2003/10/28	229319	2013/10/1	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Norway	20030996	2001/9/4			332701	2012/12/10	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	EPC	01961333.0	2001/9/4	1315485	2003/6/4	1315485	2007/11/21	2021/9/4	Granted	AT,BE,CH,DE,DK,ES,FI,FR,GB,GR,IE,IT,NL,PT,SE
ANTI-CONSTIPATION COMPOSITION	Switzerland		2010/4/12		2010/4/15	C1315485/01	2012/6/29	2024/11/15	Granted	
ANTI-CONSTIPATION COMPOSITION	EPC DIV	07016834.9	2001/9/4	1857105	2007/11/21	1857105	2010/8/11	2021/9/4	Granted	AT,BE,CH,DE,DK,ES,FI,FR,GB,GR,IE,IT,NL,PT,SE
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	U.S.A.	10/135397	2002/5/1	2003-73746	2003/4/17	6982283	2006/1/3	2022/12/4	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Argentina	P020101560	2002/4/29	035237	2004/5/5				pending	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Taiwan	91108513	2002/4/25			I 302100	2008/10/21	2022/4/25	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	China	02813389.7	2002/4/26	1522147	2004/8/18	02813389.7	2010/5/12	2022/4/26	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Korea	2003-7014221	2002/4/26	2004-0008168	2004/1/28	0886598	2009/2/25	2022/4/26	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Australia	2002251554	2002/4/26	2002251554	2007/5/24	2002251554	2007/9/6	2022/4/26	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	New Zealand	529187	2002/4/26	529187	2005/10/28	529187	2006/2/9	2022/4/26	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Canada	2444103	2002/4/26			2444103	2010/6/8	2022/4/26	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Brazil	PI 0209327	2002/4/26	PI 0209327	2004/7/20				pending	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Mexico	PA/A/2003/010019	2002/4/26	PA/A/2003/010019	2004/3/24	244942	2007/4/12	2022/4/26	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Norway	20034864	2002/4/26						Allowed	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	EPC	02720623.4	2002/4/26	1392318	2004/3/3	1392318	2007/2/28	2022/4/26	Granted	AT,BE,CH,DE,DK,ES,FR,GB,IT,NL,PT,SE
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	U.S.A.	10/293516	2002/11/14	2003-0119898	2003/6/26	8097653	2012/1/17	2022/11/14	Granted	
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	U.S.A. DIV	13/330942	2011/12/20	2012-0088824	2012/4/12	8389542	2013/3/5	2022/11/14	Granted	
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	U.S.A. DIV2	13/754138	2013/1/30	2013-0143958	2013/6/6				pending	
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	Argentina	P020104349	2002/11/13	037524	2004/11/17				pending	
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	Taiwan	91133227	2002/11/13			I 331920	2010/10/21	2022/11/12	Granted	

- 3 -

Confidential

AMITIZA Patent List 2014/10/17

Title	Country	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Issue Date	Exclusivity Ends	Status	EP Designated Country
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	Canada	2464420	2002/11/14			2464420	2011/12/13	2022/11/14	Granted	
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	Brazil	PI 0214075	2002/11/14	PI 0214075	2004/9/28				pending	
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	EPC	02780083.8	2002/11/14	1443938	2004/8/11	1443938	2011/8/31	2022/11/14	Granted	[illegible]
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	EPC DIV	10010211.0	2010/9/22	2298314	2011/3/23	2298314	2014/9/3	2022/11/14	Granted	
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	Hong Kong	11109944.5	2011/9/21	1155649	2012/5/25				pending	
SOFT-GELATIN CAPSULE FORMULATION	U.S.A.	11/656476	2007/1/23	2007-0172523	2007/7/26	8026393	2011/9/27	2027/10/25	Granted	
SOFT-GELATIN CAPSULE FORMULATION	U.S.A. CA	13/210556	2011/8/16			8338639	2012/12/25	2027/10/25	Granted	
SOFT-GELATIN CAPSULE FORMULATION	U.S.A. CA2	13/679005	2012/11/16	2013-0078303	2013/3/28	8779187	2014/7/15	2027/10/25	Granted	
SOFT-GELATIN CAPSULE FORMULATION	U.S.A. CA3	14/300351	2014/6/10						pending	
SOFT-GELATIN CAPSULE FORMULATION	Canada	2637274	2007/1/23			2637274	2013/6/4	2027/1/23	Granted	
SOFT-GELATIN CAPSULE FORMULATION	Korea	2008-7020676	2007/1/23	2008-0090526	2008/10/8	1393944	2014/5/2	2027/1/23	Granted	
SOFT-GELATIN CAPSULE FORMULATION	China	200780010679.0	2007/1/23	101410097	2009/4/15				pending	
SOFT-GELATIN CAPSULE FORMULATION	Russia	2008134489	2007/1/23	2008134489	2010/2/27	2420291	2011/6/10	2027/1/23	Granted	
SOFT-GELATIN CAPSULE FORMULATION	India		2007/1/23						pending	
SOFT-GELATIN CAPSULE FORMULATION	Australia	2007208632	2007/1/23	2007208632	2012/1/19	2007208632	2012/5/3	2027/1/23	Granted	
SOFT-GELATIN CAPSULE FORMULATION	New Zealand	570191	2007/1/23	570191	2010/9/30	570191	2011/1/8	2027/1/23	Granted	
SOFT-GELATIN CAPSULE FORMULATION	Israel	192867	2007/1/23						pending	
SOFT-GELATIN CAPSULE FORMULATION	Brazil	PI 0707334-8	2007/1/23						pending	
SOFT-GELATIN CAPSULE FORMULATION	Mexico	MX/A/2008/009650	2007/1/23	MX/A/2008/009650	2009/1/27	289422	2011/8/16	2027/1/23	Granted	
SOFT-GELATIN CAPSULE FORMULATION	EPC	0770756.4	2007/1/23	1978944	2008/10/15	1978944	2012/8/15	2027/1/23	Granted	AT,BE,CH,DE,DK,ES,FR,GB,IE,IT,NL,PT,SE

- 4 -

Confidential

EXHIBITS E & F

INTENTIONALLY LEFT BLANK

EXHIBIT G
ALTERNATIVE DISPUTE RESOLUTION

The Parties recognize that from time to time there may be a disputes arising out of or relating to either Party’s rights or obligations under this Agreement (“Dispute”).  The Parties agree that any such Dispute shall be resolved by the Alternative Dispute Resolution provisions set forth in this Exhibit, the result of which shall be binding, upon the Parties.

To begin the Alternative Dispute Resolution process, a Party first must send written notice of the Dispute to the other Party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this Alternative Dispute Resolution provision are to calendar days).  If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the Parties fail to meet within such twenty-eight (28) days, either Party may initiate an Arbitration proceeding as provided herein.  The Parties shall have the right to be represented by counsel in such a proceeding.

1.  All Disputes shall be finally resolved by three arbitrators in accordance with the Rules of Arbitration of the International Chamber of Commerce.  There will be three (3) arbitrators, one nominated by the initiating party in the request for arbitration, the second nominated by the other party within 30 days of receipt of the request for arbitration, and the third, who shall act as presiding arbitrator, nominated by the two party-nominated arbitrators within 30 days of the appointment of the second arbitrator.  If any arbitrators are not nominated within these periods, the President of the ICC International Court of Arbitration shall make the appointment(s).

2.  The seat of the arbitration shall be New York, New York., USA

3.  The language of the arbitration shall be English.

4.  All awards and procedural orders from the arbitral tribunal shall be final and binding.  Judgment on any award may be entered in any court of competent jurisdiction.

5.  The arbitral tribunal shall have the authority to award interim, injunctive, conservatory, or provisional measures of protection (“Provisional Relief”), declaratory relief, monetary compensation, equitable relief, and specific performance. The arbitral tribunal may not award or assess punitive or exemplary damages against either Party.

6.  In addition to any remedy available pursuant to Article 29 of the Rules of Arbitration of the International Chamber of Commerce (“Emergency Arbitrator”), prior to the time the arbitral tribunal is constituted, Sucampo and Takeda may apply to the Specified Court for Provisional Relief.  In the event that Sucampo or Takeda applies to the Specified Court for Provisional Relief, the decision of the Specified Court, and not the Emergency Arbitrator, shall prevail.  If Sucampo or Takeda seeks Provisional Relief in such circumstances, such Party will not be deemed to have breached its agreement to arbitrate or to have affected the powers reserved to the arbitral tribunal.

7.  The Parties unconditionally and irrevocably consent to the exclusive jurisdiction of the federal or state courts in the State of New York (the “Specified Court”) in any action, suit or proceeding with respect to Provisional Relief, and the non-exclusive jurisdiction of the Specified Court with respect to the enforcement of any award.  The Parties expressly waive any objection, and they agree not to plead or claim, that (i) the Specified Court does not possess personal jurisdiction over the Parties, (ii) any such action or proceeding has been brought in an inconvenient forum, or (iii) an injunction or other judicial order (interlocutory or final) should be issued that would have the effect (directly or indirectly) of restraining or impeding the maintenance or prosecution by either Sucampo or Takeda of the arbitration.  The Parties further agree that any award may be enforced by Sucampo or Takeda against the assets of the other Party wherever those assets are located (including but not limited to New York), and that any award may be entered into and enforced by any court or tribunal of competent jurisdiction.

8.  Sucampo, on the one hand, and Takeda, on the other hand, each hereby appoints the designated person in Section 17.3 (the “Service Process Agent”) as its agent for service of process in New York in any Dispute, provided that the agent named by such Party in Section 17.3 may be replaced by another agent in New York upon thirty (30) days’ written notice.  Service of process on the designated agent at the designated address shall be deemed, for all purposes, to be due and effective service, and service shall be deemed completed whether or not forwarded to or received by the respective Parties.  Any correspondence sent to a Party’s agent for service of process shall also be copied to that Party directly pursuant to Section 17.3, provided, however that the failure to copy any Party directly shall not affect the effectiveness of any service of process.

9.  The prevailing Party in any arbitration shall be entitled to recover its fees, costs and expenses, including administrative fees, arbitrators’ fees and expenses, and attorneys’ fees and expenses.

10.  The existence of any Dispute, any settlement negotiations, the arbitration hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be kept confidential by the Parties, unless such disclosure is (i) made for purposes of a legal proceeding to enforce an arbitral award or any provision of this Agreement; (ii) required by any governmental agency; (iii) requested by any of the Parties’ auditors; (iv) made by a Party to its parent corporation; (v) included as part of a securities filing, to the extent a Party’s accountants, auditors or other securities advisors conclude that such information is necessary to a filing;  or (vi) otherwise required to be disclosed by law.  The Parties agree that they will notify each other in writing within five (5) business days of the receipt of any subpoena, court order, or administrative order requiring disclosure of information subject to this confidentiality provision and provide the other Party with a reasonable opportunity to object to the same before disclosing such information.

EXHIBIT H
SUPPLY PRICE AND CONDITIONS

1 - FORM OF THE LICENSED PRODUCT

Sucampo shall supply the Licensed Product to Takeda in the following forms:

•	For Development activities:
Sample capsules in 2 count (ct.) alu-alu blister strips
Capsules in 10 ct. alu-alu blister strips
Capsules in 28 ct., 30 ct., 56 ct., or 60 ct. bottles

•	For Commercialization activities
Samples capsules in 2 count (ct.) alu-alu blister strips
Capsules in 10 ct. alu-alu blister strips
Capsules in 28 ct., 30 ct., 56 ct., or 60 ct. bottles

•	For Commercialization activities during the Transition Period
Capsules in  28 ct. or 56 ct. bottles and secondary packaged

2 - SUPPLY PRICE FOR THE LICENSED PRODUCT (including the samples)

•	Supply Price of Licensed Product in connection with Development:

JPY[…***…] per capsule of the Licensed Product primary packed in alu-alu blister strip capsules or bottle

•	Supply Price of Licensed Product in connection with Commercialization:

JPY […***…] per capsule of the Licensed Product primary packed in alu-alu blister strips or bottles
JPY […***…] per capsule of the Licensed Product primary packed in 2 count sample blister strip

•	Supply Price of Licensed Product in connection with Commercialization during the Transition Period:

JPY […***…] per capsule of the Licensed Product in secondary packaged form for 56 ct. bottles
JPY […***…] per capsule of the Licensed Product in secondary packaged form for 28 ct. bottles

*Confidential Treatment Requested

  EXHIBIT I
PRESS RELEASE

Takeda and Sucampo Enter Into Global Licensing Agreement for AMITIZA® (lubiprostone)

Takeda Gains Exclusive Rights to AMITIZA Beyond U.S. and Canada for All Markets Except Japan and China

BETHESDA, Md., October 21, 2014 and OSAKA, Japan, October 22, 2014 (GLOBE NEWSWIRE) - Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ: SCMP), a global biopharmaceutical company, and Takeda Pharmaceutical Company Limited (Takeda) today announced that on October 17, 2014, they entered into a global license, development, commercialization and supply agreement for AMITIZA® (lubiprostone).  Through this agreement, Takeda expanded its exclusive rights beyond the United States (U.S.) and Canada to further develop and commercialize AMITIZA in all global markets, except Japan and the People’s Republic of China.

“Takeda is committed to being patient and customer-centric, making quality health products available to the patients who need them. Through this agreement, AMITIZA can now be made available to patients worldwide,” said Shinji Honda, Senior Managing Director and Corporate Strategy Officer. “Takeda forms partnerships to advance science and to provide innovative treatment options for patients, and this global agreement is an excellent example. This global collaboration leverages the expertise we have established through our gastroenterology portfolio of products.”

“The expansion of our collaboration with Takeda represents a critical step forward with our strategic plan and is the natural evolution of our partnership with them for North America,” said Peter Greenleaf, Chief Executive Officer of Sucampo. “This agreement allows Sucampo to remain focused on our strengths in drug development while allowing us to bring AMITIZA to more patients in need around the world.  Through the eight years Takeda has marketed AMITIZA in the U.S., the company has garnered extensive experience with the product.  Combined with their proven global infrastructure, we are confident that Takeda will build the brand in new global markets as they have done in the U.S., where AMITIZA continues to grow steadily.”

Under the terms of the agreement, Sucampo will receive an upfront payment of $14 million from Takeda and will also be eligible for up to $35 million in additional commercial milestones contingent on the achievement of certain net sales revenue targets.  Additionally, Sucampo will be the exclusive supplier of AMITIZA to Takeda at an agreed-upon supply price.

Takeda will be responsible for all development activities and costs, with Sucampo assuming responsibility for the first $6 million in development expenses. In addition, Takeda will become the marketing authorization holder in each of the countries and will be responsible for all commercialization and regulatory activities.  The agreement is effective until it expires on a country-by-country basis on the fourteenth anniversary of the date of first commercial sale in that country.

About AMITIZA (lubiprostone)

AMITIZA (lubiprostone) is a prostone and is a locally acting chloride channel activator, indicated in the United States for the treatment of chronic idiopathic constipation (CIC) in adults and opioid-induced constipation (OIC) in adults with chronic, non-cancer pain (24 mcg twice daily). The effectiveness in patients with OIC taking diphenylheptane opioids (e.g., methadone) has not been established. AMITIZA is also indicated in the U.S. for irritable bowel syndrome with constipation (IBS-C) (8 mcg twice daily) in women 18 years of age and older.

Important Safety Information

•
AMITIZA (lubiprostone) is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. Patients with symptoms suggestive of mechanical gastrointestinal obstruction should be thoroughly evaluated by the treating healthcare provider (HCP) to confirm the absence of such an obstruction prior to initiating AMITIZA treatment.

•
Patients taking AMITIZA may experience nausea. If this occurs, concomitant administration of food with AMITIZA may reduce symptoms of nausea. Patients who experience severe nausea should inform their HCP.

•
AMITIZA should not be prescribed to patients that have severe diarrhea. Patients should be aware of the possible occurrence of diarrhea during treatment. Patients should be instructed to discontinue AMITIZA and inform their HCP if severe diarrhea occurs.

•
Patients taking AMITIZA may experience dyspnea within an hour of first dose. This symptom generally resolves within three hours, but may recur with repeat dosing. Patients who experience dyspnea should inform their HCP. Some patients have discontinued therapy because of dyspnea.

•
In clinical trials of AMITIZA (24 mcg twice daily vs placebo; N=1113 vs N=316, respectively) in patients with CIC, the most common adverse reactions (incidence > 4%) were nausea (29% vs 3%), diarrhea (12% vs 1%), headache (11% vs 5%), abdominal pain (8% vs 3%), abdominal distension (6% vs 2%), and flatulence (6% vs 2%).

•
In clinical trials of AMITIZA (24 mcg twice daily vs placebo; N=860 vs N=632, respectively) in patients with OIC, the most common adverse reactions (incidence >4%) were nausea (11% vs 5%) and diarrhea (8% vs 2%).

•
In clinical trials of AMITIZA (8 mcg twice daily vs placebo; N=1011 vs N=435, respectively) in patients with IBS-C the most common adverse reactions (incidence > 4%) were nausea (8% vs 4%), diarrhea (7% vs 4%), and abdominal pain (5% vs 5%).

•	Concomitant use of diphenylheptane opioids (e.g., methadone) may interfere with the efficacy of AMITIZA.

•
The safety of AMITIZA in pregnancy has not been evaluated in humans. Based on animal data, AMITIZA may cause fetal harm. AMITIZA should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. Caution should be exercised when AMITIZA is administered to a nursing woman. Advise nursing women to monitor infants for diarrhea.

•	Reduce the dosage in CIC and OIC patients with moderate and severe hepatic impairment. Reduce the dosage in IBS-C patients with severe hepatic impairment.

Please see the Full Prescribing Information here. For further information on AMITIZA, please visit www.sucampo.com/products.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has two marketed products – AMITIZA® and RESCULA® – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Bethesda, Maryland, and has operations in Japan, Switzerland and the United Kingdom. For more information, please visit www.sucampo.com.

The Sucampo logo is the registered trademark and the tagline, The Science of Innovation, is a pending trademark of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.  RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo AG.

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; the ability of Sucampo to develop and commercialize existing and pipeline products; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally; the effects of competitive products on Sucampo’s products; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 12, 2014 as well as its filings with the Securities and Exchange Commission on Form 10-Q and 8-K, which Sucampo incorporates by reference.

About Takeda Pharmaceutical Company Limited

Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to strive towards better health for people worldwide through leading innovation in medicine. Additional information about Takeda is available through its corporate website, www.takeda.com.

Takeda Forward-Looking Statement

This press release contains forward-looking statements. Forward-looking statements include statements regarding Takeda's plans, outlook, strategies, results for the future, and other statements that are not descriptions of historical facts. Forward-looking statements may be identified by the use of forward-looking words such as "may," "believe," "will," "expect," "project," "estimate," "should," "anticipate," "plan," "assume," "continue," "seek," "pro forma," "potential," "target," "forecast," "guidance," "outlook" or "intend" or other similar words or expressions of the negative thereof. Forward-looking statements are based on estimates and assumptions made by management that are believed to be reasonable, though they are inherently uncertain and difficult to predict. Investors are cautioned not to unduly rely on such forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Some of these risks and uncertainties include, but are not limited to, (1) the economic circumstances surrounding Takeda's business, including general economic conditions in Japan, the U.S. and worldwide; (2) competitive pressures and developments; (3) applicable laws and regulations; (4) the success or failure of product development programs; (5) actions of regulatory authorities and the timing thereof; (6) changes in exchange rates; (7) claims or concerns regarding the safety or efficacy of marketed products or product candidates in development; and (8) integration activities with acquired companies.

The forward-looking statements contained in this press release speak only as of the date of this press release, and Takeda undertakes no obligation to revise or update any forward-looking statements to reflect new information, future events or circumstances after the date of the forward-looking statement. If Takeda does update or correct one or more of these statements, investors and others should not conclude that Takeda will make additional updates or corrections.

Contact:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor
Senior Vice President, Investor Relations and Corporate Communications
1-240-223-3718
staylor@sucampo.com

Takeda Pharmaceutical Company Limited
Corporate Communications Dept.
Tel: +81-3-3278-2037

Jocelyn Gerst
Takeda Pharmaceuticals International, Inc.
Corporate Communications Dept.
Tel: +1 224 554 5542

# # #

EXHIBIT J
TAKEDA’S AFFILIATES

List of Takeda Affiliates Arizona

Country	Legal Name	Registered Office
ARMENIA	The Representative Office of Takeda Austria GmbH in Armenia	0009, Teryan str. 105/1 Yerevan, Armenia
BELARUS	The Representative Office of Takeda Osteuropa Holding GmbH (Austria) in Belarus	4, Svoboda square, 220030 Minsk, Belorus
BRAZIL	Takeda Pharma Ltda.	Rua do Estilo Barroco, nº 721, Santo Amaro, CEP 04709-011, Cidade de São Paulo, Estado de São Paulo
COLOMBIA	Takeda S.A.S.	Calle 64 #93-11, Barrio Álamos Industrial, Bogotá, DC, Colombia
EGYPT	Takeda Egypt Trading and Distribution Company LLC	Apartment 101, Building No 52, Nady El Says Street, Giza, Egypt
GEORGIA	The Representative Office of Takeda Osteuropa Holding GmbH (Austria) in Gerorgia	3 Nutsubidze str., 0177 Tbilisi, Georgia
INDONESIA	PT Apex Pharma Indonesia	Office 8, 25th Floor, SCBD lot 28, Jl. Jend Sudirman kav 52-53, Jakarta 12190, Indonesia
ISRAEL	Takeda Israel Ltd.	25 Efal st., P.O. Box 4140, Kiriat Arie, Petach-Tikva, 4951125 Israel
ITALY	Takeda Italia S.p.A.	Via Elio Vittorini n.129-Rome Italy, REA RM-1365602
KAZAKHSTAN	Takeda Kazakhstan LLP	Begalina street, 136 a, 050010, Kazakhstan, Almaty
KOREA, REPUBLIC OF	Takeda Pharmaceuticals Korea Co. Ltd.	Being established.
LEBANON	Representative Office in Lebanon	Lebanon – legally existing, though not yet operating as entry into the commercial register is still outstanding
MALAYSIA	Takeda Malaysia Sdn. Bhd.	Jalan Perdana 4/3, Pandan Perdana, YL Consultancy, 12-1A (room A), 55300 Kuala Lumpur
MEXICO	Takeda México S.A. de C.V.	Avenida Primero de Mayo #130, Colonia Industrial Atoto, C.P. 53519, Naucalpan de Juárez
PHILIPPINES	Takeda Healthcare Philippines Inc.	17th floor, Zuellig Building, Makati Avenue corner Paseo de Roxas, Makati City, Metro Manila
RUSSIAN FEDERATION	Takeda Pharmaceuticals LLC	2 Usatcheva Str., Building 1, Moscow, 119048, the Russian Federation
SWITZERLAND	Takeda Pharma AG	Huobstrasse 16, 8808 Pfäffikon SZ

List of Takeda Affiliates Arizona

THAILAND	Takeda (Thailand) Ltd.	57 Park Ventures Ecoplex Building, 15th floor, Wireless Road, Lumpini, Patumwan Bangkok 10330
UKRAINE	Takeda Ukraine LLC	55-G, Chervonoarmiyska Str., Kyiv, 03150
UNITED KINGDOM	Takeda UK Ltd.	Takeda House, Mercury Park, Wycombe Lane, Wooburn Green, High Wycombe, Buckinghamshire, HP10 0HH
UZBEKISTAN	Takeda Osteuropa Holding GmbH (Austria)	Mustakillik 88a street, Mirzo Ulugbekskiy District, Tashkent, Uzbekistan
VENEZUELA, BOLIVARIAN REPUBLIC OF	Takeda S.R.L.	Av. Francisco de Miranda, entre Calle Mohedano y Av. El Parque, Centro Empresarial Galipán, Torre C Piso 9 Oficina 91C, Urbanización El Rosal 1060, Caracas

EXHIBIT K

TAKEDA CODE OF CONDUCT

Better Health, Brighter Future

Global Code of Conduct

Takeda Pharmaceuticals International

Takeda Global Code of Conduct
Contents

Introduction 5

A. Business with Integrity and Fairness 6

B. Protection of Assets / Information 10

C. Company Records, Disclosures and Securities Transactions 12

D. Workplace 14

E. Environment 16

F. Reporting Possible Violations of the Code 17

Takeda Global Code of Conduct 3

Introduction
Fundamental Principles and Applicability

It is the steadfast commitment of Takeda Pharmaceutical Company Limited and all of its affiliates (collectively, "Takeda") to comply with all applicable laws and regulations. Our corporate philosophy, Takeda-ism, dictates more, however — we shall act with fairness and honesty and the highest ethical standards in all our business activities; upholding the highest ethical standards comes before everything else.

The Takeda Global Code of Conduct (this "Code of Conduct"), which is founded in the spirit of Takeda-ism, is designed to help us to do the right thing to meet the highest ethical standards by providing guidance in certain key areas. This Code of Conduct is applicable to all directors, officers and employees of all Takeda group companies, and therefore, the use of "we" throughout this Code of Conduct is defined to include all such individuals. This Code of Conduct cannot cover all situations or all applicable local laws and regulations, and therefore, each Takeda group company may adopt its own local code incorporating the provisions of this Code of Conduct and including additional standards. However, these local codes should not include any provision that conflicts with or that is less stringent than this Code of Conduct. Each Takeda group company will ensure that all employees read, understand and adhere to this Code of Conduct or the local code (if applicable).

All directors, officers and employees are expected to understand, comply with and implement this Code of Conduct and the local code (if applicable) in their day-to-day business activities.

Any breach of this Code of Conduct or the local code (if applicable) can result in disciplinary action in accordance with local employment laws.

This Code of Conduct is dated December 21, 2010, and may be updated from time to time.

Takeda Global Code of Conduct 5

Takeda Global Code of Conduct

A Business with Integrity and Fairness

1. Product safety and quality / drug laws and regulations

Patient safety is the highest priority for Takeda. In our research, development, manufacture, storage, distribution and post-marketing activities, we will comply with all applicable laws and regulations, including reporting of safety information, designed to ensure the safety and quality of pharmaceutical products. We also will always adhere to our internal policies and standard operating procedures designed to protect patient safety and to ensure quality of product.

By way of example:

(i) In our research, development and post-marketing activities, we will comply with all applicable laws and regulations and internal standards, including the Good Laboratory Practices, the Good Clinical Practices and the Good Pharmacovigilance Practices, and we will ensure that all results of research and development, including the results of clinical trials, are recorded accurately and are free from any falsification or manipulation.

(ii) In manufacturing products, we will comply with all applicable laws and regulations and internal standards, including the Good Manufacturing Practices, and will conduct appropriate quality control throughout all manufacturing processes.

(iii) In our storage and distribution activities, we will comply with all applicable laws and regulations and internal standards, including the Good Distribution Practices.

6

A. Business with Integrity and Fairness

2. Advertisements / promotion

Takeda is committed to complying with all applicable laws, regulations and industry codes governing promotional activities and advertising and will conduct these activities in an appropriate and ethical manner.

We will follow applicable company procedures designed to ensure that our promotional information and advertisements comply with regulatory requirements and are accurate, balanced, fair, supported by scientific evidence and not false or misleading.

We will not promote our products for a specific use in a country until the requisite approval for marketing for that use has been given in that country.

3. Relationships with healthcare professionals

Takeda is committed to complying with all applicable laws, regulations, and industry codes (including the IFPMA's Code of Pharmaceutical Marketing Practices and other codes established by regional and local industry associations) in interacting with healthcare professionals.

We will not provide, offer, or promise any money, goods, hospitality, gift or any other item of value to induce or reward favorable treatment of our products.

When we obtain consulting services, advisory board services, or any other services from healthcare professionals, we will have a legitimate business need and we will not pay more than an appropriate market value for the services rendered.

Takeda Global Code of Conduct 7

Takeda Global Code of Conduct

A. Business with Integrity and Fairness

4. Anti-corruption / anti-bribery

We will comply with all applicable laws and regulations prohibiting bribery of government officials as well as all applicable laws and regulations prohibiting bribery of foreign government officials.

In some countries, employees of hospitals or other institutions providing public services or funded or regulated by government entities are deemed to be government officials for the purpose of anti-bribery laws. Further, some countries prohibit bribery even of private sector employees. We will also comply with such laws and regulations.

We will not provide, offer or promise any bribe (including money, goods, hospitality, gifts or any other item of value), directly or indirectly, to government officials or foreign government officials. In addition, we will not provide any payment or benefits to private sector employees to influence them to obtain or retain a business advantage.

We will also ensure that those who act on our behalf, such as our agents, will not engage in corrupt practices.

8

A. Business with Integrity and Fairness

5. Competition and anti-trust laws

We will comply with all applicable competition and anti-trust laws in all countries where we do business. In particular, we will adhere to the following:

(i) We will not exchange information with competitors on pricing, outputs, capacity, customer selection, or exchange any other competitive information, and will not enter into any agreements on those matters (such as price fixing, market allocation, and bid rigging).

(ii) We will not participate in trade association meetings or other meetings with competitors where we anticipate that such exchange of information or agreements will be requested. If a competitor raises any such issues, we will stop the conversation or ask the meeting chair or meeting facilitator to stop the conversation and, if the conversation does not stop, we will leave the meeting immediately. In the event of such a conversation, we will consult with Legal Department at our location or our legal counsel immediately.

(iii) We will not impose unlawful resale price restrictions on wholesalers, distributors, licensees, sales agencies or any other party.

6. International trade controls

We will comply with all applicable laws and regulations in exporting and importing products, materials, machinery, technology and other items. In particular, in some countries, exportation of goods or technologies is tightly controlled by the government due to national security concerns. Employees responsible for exportation and/or importation of goods or technologies will familiarize themselves with these laws and regulations.

Takeda Global Code of Conduct 9

Takeda Global Code of Conduct

B Protection of Assets / Information

1. Company assets

We will protect Takeda's money, property and other assets and will use them solely for the purpose of carrying out our duties to Takeda and will not misappropriate or embezzle these for ourselves or for any third party.

We will not claim or allow any fraudulent expense reimbursement.

In addition, we will promote appropriate and effective use of computers and other IT systems and will not use them unlawfully or inappropriately or for personal use, other than any incidental use permitted by applicable company policies. We will not install on our computer any unauthorized software or device, such as file-sharing software, which has a risk of inadvertently disclosing information to third parties.

2. Confidential information / intellectual property

Confidential information

During and after employment, we will keep confidential and protect all confidential information, including trade secrets and business or technical information about Takeda and its products, and we will not improperly disclose such information to any third party, nor will we use such information for any purpose other than performance of our duties to Takeda. Even within Takeda, we will not use such information for any purpose other than performance of our duties and will not disclose such information to any person other than those who need to know such information for the performance of their duties.

Intellectual property rights

All intellectual property owned, developed or obtained by Takeda through research, development, or other activities (including patents, designs, copyrights, trademarks, know-how, data and technical knowledge) are vital assets of Takeda. Therefore, we will carefully safeguard Takeda's intellectual property and fully cooperate in the establishment, protection, maintenance and defense of Takeda's intellectual property rights.

10

B. Protection of Assets / Information

Confidential information of others
Takeda respects confidential information of third parties. Therefore, we will not obtain such information by illegal or unethical methods either directly or through the use of an agent, nor improperly disclose such information to any third party, nor misappropriate such information. In addition, we will not seek confidential information from other Takeda employees regarding their former employers.

Intellectual property rights of others
Takeda respects intellectual property rights of third parties. Therefore, we will not misappropriate or infringe upon intellectual property rights of third parties.

3. Personal information / data protection

It is Takeda's policy to respect the privacy of "personal information". (Personal information is information that can be used to identify a specific individual by name, date of birth or other description contained in that information. It can include information about employees, patients, clinical study subjects, doctors, employees of customers and others.) We will comply with all applicable laws and regulations regarding protection of personal information in countries where we do business. Although these laws and regulations vary from country to country, at a minimum, however, we will adhere to the following:

(i) We will collect personal information only for legitimate business purposes and by lawful means, and will not disclose or use personal information for purposes other than a legitimate business purpose or as required by law.

(ii) We will protect personal information by reasonable security safeguards against accidental loss or destruction or unauthorized access, use, modification or disclosure.

Takeda Global Code of Conduct 11

Takeda Global Code of Conduct

C Company Records, Disclosures and Securities Transactions

1. Company records

We will comply with all applicable laws and regulations and company policies relevant to corporate accounting. We will record all transactions on the company books accurately and properly in accordance with generally accepted accounting principles, and will not make any false or artificial entries. We will maintain internal control systems to ensure that all transactions are accurately and properly recorded.

2. Disclosure

Takeda is committed to making timely and accurate disclosure of company information to investors.

We will comply with all applicable laws and regulations and company policies regarding financial disclosures. All employees involved in public disclosures will familiarize themselves with these laws and regulations and company policies.

12

C. Company Records, Disclosures and Securities Transactions

3. Insider trading

We will comply with all securities laws and regulations restricting insider trading of securities. If, in performing our duties at Takeda, we become aware of "material non-public information" concerning Takeda or any company transacting business with Takeda, we will not buy or sell securities of Takeda or that other company, either on our own account or on behalf of Takeda or any others, nor will we provide that material non-public information to others, until it is publicly disclosed in accordance with applicable laws, regulations and company procedures.

"Material non-public information" is any non-public information that could have a material influence on investors' decisions to sell or buy securities. Examples may include issuance of shares, repurchase of shares, mergers and acquisitions, commercialization of new products, progress or failure of clinical trials, and material changes in financial forecasts.

Takeda Global Code of Conduct 13

Takeda Global Code of Conduct

D Workplace

1. Conflicts of interest

We will act in the best interests of Takeda and avoid any action or situation that may conflict with the interests of Takeda. If we have any actual or potential situation in which our personal interests conflict with Takeda's interests, we will consult with our manager before taking any action, and then act in the best interests of Takeda.

Relationship with suppliers and customers
We will select suppliers and customers based on fair and objective standards and without favor or preference based on any personal relationship.

Hospitality and gifts
We will not accept or solicit any illegal or inappropriate benefits (including money, goods, hospitality, gifts, or any other item of value) from suppliers, customers or others with whom we do business.

Financial or employment interests
We will not, without Takeda's permission, have any material financial interest in, or engage in the activities of, any competitor or an actual or potential supplier or customer.

Personnel issues
We will handle personnel issues impartially and fairly, and will not give any advantage to an employee based on a personal relationship in handling personnel issues such as recruitment, evaluation, transfer, or promotion.

14

D. Workplace

2. Respect for diversity / no discrimination or harassment

Takeda respects diversity and the personal dignity of its employees. It is Takeda's policy to prohibit discrimination or harassment based on nationality, race, color, creed, religion, sex, age, disability, or any other legally protected status. We will not engage in sexual or any other forms of harassment, or any other behavior that could create a hostile work environment.

Takeda takes appropriate measures to prevent such discrimination and harassment.

3. Employee health and safety

Takeda is committed to providing a healthy and safe work environment for its employees. We will comply with all applicable laws, regulations and company policies regarding occupational health and safety.

Takeda Global Code of Conduct 15

Takeda Global Code of Conduct

E Environment

Takeda is committed to minimizing the environmental impact of its products and operations.

We will comply with all applicable laws, regulations and company policies concerning environmental protection and accident prevention in all our business activities.

16

F

Reporting Possible Violations of the Code

We are personally responsible for helping to fulfill the objectives of this Code of Conduct or the local code (if applicable) by following all of its provisions, preventing violations, and reporting all suspected violations. We have an obligation to raise our concerns about anything we think may be a violation or a potential violation of this Code of Conduct or the local code (if applicable).

It is Takeda's policy to:

- require employees who have a good faith belief that any of Takeda's employees or management are in violation of this Code of Conduct or the local code (if applicable), any law, or any company policy to report the possible violation;
- conduct a prompt investigation of any alleged violation and take appropriate corrective and/or disciplinary action;
- prohibit any retaliatory action against any Takeda employee for making a good faith report of a suspected violation of this Code of Conduct or the local code (if applicable), any law, or any company policy, even if a subsequent investigation proves the report to be unfounded.

If we suspect a possible violation of this Code of Conduct or the local code (if applicable), any law, or any company policy, we should contact any of the following:

- Our manager;
- Another managerial employee at our location;
- Our Human Resources manager;
- Our compliance personnel;
- Our Legal Department personnel;
- Our Compliance Hotline (if available for our location).

Takeda Global Code of Conduct 17

EXHIBIT L

DEVELOPMENT PLAN

[…***…]

*Confidential Treatment Requested

EXHIBIT   M

PAEDIATRIC INVESTIGATION PLAN

The European Medicines Agency approved the following Paediatric Investigation Plan (EMEA-000245-PIP01-08-M01):

1.           AMITIZA® shall be developed in the paediatric population for the target indication Functional Constipation and Opioid Induced Constipation.

2.           The subsets of paediatric patients will be from 6 years to less than 18 years of age and from 6 months to less than 6 years.  The Pharmaceutical forms will be the soft capsule for the older children and adolescents, and an “age-appropriate oral liquid dosage form” for the young population

3.           Studies to be completed are as follows:

a.           Study 1 (Quality study):  Development of an age-appropriate oral liquid dosage form dispensed in a metering pump. (this study has been completed);

b.           Study 2 (Non-Clinical):  Oral Toxicity study (study completed);

c.           Study 3 (Clinical):  Multi-center, double-blinded, placebo controlled study of lubiprostone to evaluate efficacy pharmacokinetic, pharmacodynamics, in children from 6 years to less than 18 years with functional constipation, stratified according to patients age. (completion of this study is deferred);

d.           Study 4 (Clinical):  Multi-center, double-blinded placebo controlled study of lubiprostone to evaluate efficacy pharmacokinetic, pharmacodynamics in children from 6 months to less than 6 years with functional constipation, stratified according to patients age.  (completion of this study is deferred);

e.           Study 5 (Clinical):  Multi-Center, open-labeled safety study of lubiprostone in children from 6 years to less than 18 years with functional constipation. (completion of this study is deferred);

f.           Study 6 (Clinical):  Multi-Center, open-labeled safety study of lubiprostone in children from 6 months to less than 6 years with functional constipation. (completion of this study is deferred); and

g.           Study 7 (Clinical):  Model-based bridging of clinical data to children and adolescents from 6 months to less than 18 years of age with opioid induced constipation. (completion of this study is deferred).

EXHIBIT N

LIST OF PATENTS TO BE PROSECUTED AND MAINTAINED BY SUCAMPO ACCORDING TO SECTION 11.2

AMITIZA Patent List 2014/10/15

Title	Country	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Issue Date	Exclusivity Ends	Status	EP Designated Country
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Taiwan	89121423	2000/10/13			I 281918	2007/6/1	2020/10/12	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Argentina	P000105407	2000/10/13	026046	2002/12/26				pending	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Argentina DIV	P20130100275	2013/1/30						pending	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Korea	2002-7004709	2000/10/13	2002-0068521	2002/8/27	0830061	2008/5/9	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Australia	76856/00	2000/10/13	780342	2005/3/17	780342	2005/7/7	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Australia DIV	2004242503	2004/12/24	2004242503	2007/6/21	2004242503	2007/10/4	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	New Zealand	518020	2000/10/13	518020	2004/2/27	518020	2004/6/8	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	South Africa	2002/2312	2000/10/13			2002/2312	2002/12/24	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Brazil	PI 0014869	2000/10/13	PI 0014869	2002/6/25				pending	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Mexico	PA/A/2002/003756	2000/10/13			247886	2007/8/6	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Mexico DIV	MX/A/2007/005720	2007/5/11			279953	2010/10/14	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	India	IN/PCT/2002/616/CHE	2000/10/13			224855	2008/10/23	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Israel	148803	2000/10/13	148803	2006/7/5	148803	2006/10/6	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Turkey	2002/01032	2000/10/13	2002/01032	2002/8/21	2002/01032	2005/10/21	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Russia	2002112984	2000/10/13	2002112984	2004/1/20	2275368	2006/4/27	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Czech	PV2002-1037	2000/10/13			303625	2012/12/5	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Hungary	P0203746	2000/10/13	P0203746	2003/3/28	229547	2013/12/19	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Hungary DIV	P1300369	2013/6/11						pending	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Norway	20021736	2000/10/13			330258	2011/3/14	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	EPC	00966462.4	2000/10/13	1220849	2002/7/10	1220849	2004/5/19	2020/10/13	Granted	GB,FR,DE,IT,NL,CH,BE,AT,SE,ES,PT,DK,IE
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	EPC DIV	04005836.4	2004/3/11	1426361	2004/6/9	1426361	2008/7/30	2020/10/13	Granted	AT,BE,CH,DE,DK,ES,FI,FR,GB,GR,IE,IT,LU,NL,PT,SE
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Hong Kong	02107337.5	2002/10/7	1045693	2002/12/6	1045693	2005/1/21	2020/10/13	Granted	
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	Hong Kong DIV	04109640.1	2004/12/6	1066792	2005/4/1	1066792	2009/4/24	2020/10/13	Granted	
ANTI-CONSTIPATION COMPOSITION	Argentina	P010104216	2001/9/5	030609	2003/8/27				pending	

- 1 -

Confidential

AMITIZA Patent List 2014/10/15

Title	Country	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Issue Date	Exclusivity Ends	Status	EP Designated Country
ANTI-CONSTIPATION COMPOSITION	Argentina DIV	P20130103006	2013/8/26						pending	
ANTI-CONSTIPATION COMPOSITION	Taiwan	90121835	2001/9/4			I 305147	2009/1/11	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Korea	2003-7003261	2001/9/4	2003-0029919	2003/4/16	0901102	2009/5/29	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Korea DIV	2008-7021218	2008/8/29	2008-0091278	2008/10/9	0918223	2009/9/14	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Australia	2001282615	2001/9/4	2001282615	2006/6/22	2001282615	2006/10/12	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	New Zealand	524401	2001/9/4	524401	2004/8/27	524401	2004/12/9	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	South Africa	2003/1673	2001/9/4			2003/1673	2003/11/26	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Brazil	PI 0114042	2001/9/4	PI 0114042	2003/7/22				pending	
ANTI-CONSTIPATION COMPOSITION	Mexico	PA/A/2003/001959	2001/9/4			231553	2005/10/24	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	India	00460/CHENP/2003	2001/9/4			223147	2008/9/4	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Israel	154534	2001/9/4	154534	2010/4/29	154534	2010/7/30	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Russia	2003109622	2001/9/4	2003109622	2003/9/10	2278666	2006/6/27	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Czech	PV2003-787	2001/9/4						Allowed	
ANTI-CONSTIPATION COMPOSITION	Hungary	P0302422	2001/9/4	P0302422	2003/10/28	229319	2013/10/1	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	Norway	20030996	2001/9/4			332701	2012/12/10	2021/9/4	Granted	
ANTI-CONSTIPATION COMPOSITION	EPC	01961333.0	2001/9/4	1315485	2003/6/4	1315485	2007/11/21	2021/9/4	Granted	AT,BE,CH,DE,DK,ES,FI,FR,GB,GR,IE,IT,NL,PT,SE
ANTI-CONSTIPATION COMPOSITION	Switzerland		2010/4/12		2010/4/15	C1315485/01	2012/8/29	2024/11/15	Granted	
ANTI-CONSTIPATION COMPOSITION	EPC DIV	07016834.9	2001/9/4	1857105	2007/11/21	1857105	2010/8/11	2021/9/4	Granted	AT,BE,CH,DE,DK,ES,FI,FR,GB,GR,IE,IT,NL,PT,SE
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Argentina	P020101560	2002/4/29	035237	2004/5/5				pending	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Taiwan	91108513	2002/4/25			I 302100	2008/10/21	2022/4/25	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Korea	2003-7014221	2002/4/26	2004-0008166	2004/1/28	0886598	2009/2/25	2022/4/26	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Australia	2002251554	2002/4/26	2002251554	2007/5/24	2002251554	2007/9/6	2022/4/26	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	New Zealand	529187	2002/4/26	529187	2005/10/28	529187	2006/2/9	2022/4/26	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Brazil	PI 0209327	2002/4/26	PI 0209327	2004/7/20				pending	

- 2 - Confidential

AMITIZA Patent List 2014/10/15

Title	Country	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Issue Date	Exclusivity Ends	Status	EP Designated Country
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Mexico	PA/A/2003/010019	2002/4/26	PA/A/2003/010019	2004/3/24	244942	2007/4/12	2022/4/26	Granted	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	Norway	20034864	2002/4/26						Allowed	
COMPOSITION FOR TREATING DRUG-INDUCED CONSTIPATION	EPC	02720623.4	2002/4/26	1392318	2004/3/3	1392318	2007/2/28	2022/4/26	Granted	AT,BE,CH,DE,DK,ES,FR,GB,IT,NL,PT,SE
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	Argentina	P020104349	2002/11/13	037524	2004/11/17				pending	
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	Taiwan	91133227	2002/11/13			I 331920	2010/10/21	2022/11/12	Granted	
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	Brazil	PI 0214075	2002/11/14	PI 0214075	2004/9/28				pending	
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	EPC	02780083.8	2002/11/14	1443938	2004/8/11	1443938	2011/8/31	2022/11/14	Granted	[illegible]
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	EPC DIV	10010211.0	2010/9/22	2298314	2011/3/23	2298314	2014/9/3	2022/11/14	Granted	
PROSTAGLANDIN ANALOGS FOR TREATING CONSTIPATION	Hong Kong	11109944.5	2011/9/21	1155649	2012/5/25				pending	
SOFT-GELATIN CAPSULE FORMULATION	Korea	2008-7020676	2007/1/23	2008-0090526	2008/10/8	1393944	2014/5/2	2027/1/23	Granted	
SOFT-GELATIN CAPSULE FORMULATION	Russia	2008134489	2007/1/23	2008134489	2010/2/27	2420291	2011/6/10	2027/1/23	Granted	
SOFT-GELATIN CAPSULE FORMULATION	India		2007/1/23						pending	
SOFT-GELATIN CAPSULE FORMULATION	Australia	2007208632	2007/1/23	2007208632	2012/1/19	2007208632	2012/5/3	2027/1/23	Granted	
SOFT-GELATIN CAPSULE FORMULATION	New Zealand	570191	2007/1/23	570191	2010/9/30	570191	2011/1/8	2027/1/23	Granted	
SOFT-GELATIN CAPSULE FORMULATION	Israel	192867	2007/1/23						pending	
SOFT-GELATIN CAPSULE FORMULATION	Brazil	PI 0707334-8	2007/1/23						pending	
SOFT-GELATIN CAPSULE FORMULATION	Mexico	MX/A/2008/009650	2007/1/23	MX/A/2008/009650	2009/1/27	289422	2011/8/16	2027/1/23	Granted	
SOFT-GELATIN CAPSULE FORMULATION	EPC	0770756.4	2007/1/23	1978944	2008/10/15	1978944	2012/8/15	2027/1/23	Granted	AT,BE,CH,DE,DK,ES,FR,GB,IE,IT,NL,PT,SE

- 3 -

Confidential

EXHIBIT O

FORECAST

[…***…]

*Confidential Treatment Requested

EXHIBIT P

INVENTORY

 […***…]

*Confidential Treatment Requested